Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 16, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRG Yield, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	46-1777204 (I.R.S. Employer Identification No.)

211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David R. Hill
Executive Vice President and General Counsel
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Gerald T. Nowak, P.C. Paul D. Zier Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Kirk A. Davenport II Brandon J. Bortner Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

                   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, $0.01 par value per share	$565,000,000	$72,772

(1)
Includes the offering price of the shares of Class A Common Stock that may be sold if the option to purchase additional shares granted by us to the underwriter is exercised in full.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3)
Calculated by multiplying 0.0001288 by the proposed maximum offering price.

                   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated June 16, 2014

PROSPECTUS

            Shares

NRG Yield, Inc.

Class A Common Stock

              We are offering                                    shares of our Class A common stock in this offering.

              Our Class A common stock is traded on the New York Stock Exchange under the symbol "NYLD." On June 13, 2014, the last reported sale price of our common stock was $52.04 per share.

              We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, and, as such, we are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read "Risk Factors—Risks Inherent in an Investment in Us—We are an "emerging growth company" and may elect to comply with reduced public company reporting requirements, which could make our Class A common stock less attractive to investors" and "Summary—JOBS Act."

              Investing in our Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 21 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)
We refer you to "Underwriting" beginning on page 82 of this prospectus for additional information regarding underwriter compensation and expenses of the offering.

              The underwriter may also exercise its option to purchase up to an additional                                    shares of our Class A common stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                                    , 2014.

BofA Merrill Lynch

The date of this prospectus is                                    , 2014.

              You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or on our behalf or any other information to which we have referred you in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

Notice to Investors

              Several of our subsidiaries are "public utilities" (as defined in the Federal Power Act ("FPA")) subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission ("FERC") because they own or operate FERC-jurisdictional facilities, including certain generation interconnection facilities and various "paper" facilities, such as wholesale power sales contracts and market-based rate tariffs. The FPA requires us either to obtain prior authorization from FERC prior to the transfer of an amount of our Class A common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries or to qualify for a blanket authorization granted under FERC's regulations for certain types of transfers generally deemed by FERC not to convey direct or indirect "control." We intend to conduct this offering in a manner consistent with FERC's guidance on "control" and the requirements for blanket authorizations granted under FERC's regulations. Additionally, our amended and restated certificate of incorporation prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA), or "holding company" (as defined in the Public Utility Holding Company Act of 2005 ("PUHCA")) from acquiring, through this offering or in subsequent purchases other than secondary market transactions (as discussed under "Business—Regulatory Matters—FERC" and the "Regulatory Matters" section of our Annual Report on Form 10-K for the year ended December 31, 2013 (our "2013 Annual Report")), an amount of our Class A common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries without the prior written consent of our board of directors. For the purposes of this offering, "control" is defined to be a direct and/or indirect voting interest of 10% or more in any of the public utility subsidiaries of our direct subsidiary, NRG Yield LLC ("Yield LLC"). Because Yield LLC indirectly owns as much as 100% of the voting interests in certain of these public utility subsidiaries, "control" of such public utility subsidiaries would be deemed to be present if the sum of (i) the percentage ownership of an individual investor and any of its associate or affiliate companies in the aggregate of NRG's voting securities multiplied by the percentage of our outstanding voting securities held, directly or indirectly, by NRG, plus (ii) such investor's percentage ownership of our Class A common stock multiplied by the percentage of our outstanding voting securities not held, directly or indirectly, by NRG, exceeded 10%. "Control" could also be present, and pursuant to our amended and restated certificate of incorporation, prior written consent of our board of directors would be required, if the aggregate direct and/or indirect voting interest in us held by an individual investor and any of its associate or affiliate companies together with a separate investment in another public utility subsidiary of ours not wholly-owned by Yield LLC exceeded the 10% threshold. This prospectus does not constitute an offer to sell any share of our Class A common stock to any person in violation of these or any other provisions of our amended and restated certificate of incorporation.

Industry and Market Data

              This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management's estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

Trademarks and Trade Names

              We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of NRG and third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names. See "Certain Relationships and Related Party Transactions—Licensing Agreement" for a description of the licensing agreement pursuant to which we have been granted a license for the right to use the NRG name and logo in the United States and Canada, subject to certain exceptions and limitations.

Certain Terms Used in this Prospectus

              Unless the context otherwise indicates, references within this prospectus to:

  •
  "cash available for distribution" for any particular period refers to Adjusted EBITDA (as defined in footnote (3) to the table set forth in the "Summary—Summary Historical and Pro Forma Financial Data" section of this prospectus) generated during the period plus cash distributions received from unconsolidated affiliates, less pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income tax paid, maintenance capital expenditures, change in other assets and principal payments on indebtedness;

  •
  "CfD" refers to Contract-for-Difference, a bilateral cost of service contract arrangement, that determines the total revenue requirement under the contract based on a fixed price plus fuel costs, fixed and variable operations and maintenance costs, taxes and financing costs;

  •
  "COD" refers to the commercial operation date of the applicable facility;

  •
  "CVSR" refers to the California Valley Solar Ranch utility-scale solar generating facility;

  •
  "DGCL" refers to Delaware General Corporation Law;

  •
  "EBITDA" refers to earnings before interest expense, depreciation, amortization and income taxes;

  •
  "EPC" refers to engineering, procurement and construction;

  •
  "FPA" refers to Federal Power Act;

  •
  "GDPIPD" means the Gross Domestic Product Implicit Price Deflator, as published by the Department of Commerce: Bureau of Economic Analysis;

  •
  "Management Services Agreement" or "MSA" refers to our agreement with NRG pursuant to which NRG, as manager, provides or arranges for the provision of operation, management and administrative services to us and our subsidiaries;

  •
  "membership interest" refers to the ownership interest in the applicable entity, including such economic interest and right, if any, to participate in the management of the business and affairs of the entity, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the members of the entity and the right to receive information concerning the business and affairs of the entity, in each case to the extent expressly provided in the relevant operating agreement;

  •
  "MW" refers to Megawatts;

  •
  "MWh" refers to Megawatt hours;

  •
  "MWt" refers to Megawatt Thermal Equivalents;

  •
  "Net capacity" or "net MW" refers to the maximum, or rated, power generating capacity, in MW, of a facility or group of facilities multiplied by our percentage ownership interest in such facility as of the date of this prospectus;

  •
  "NRG" refers to NRG Energy, Inc., a Delaware corporation, and its subsidiaries other than Yield, Inc. and its subsidiaries;

  •
  "O&M" refers to operations and maintenance services provided at our various facilities;

  •
  "PPA" refers to the power purchase agreements through which our facilities have contracted to sell energy to various offtakers;

  •
  "renewable" refers to wind or solar;

  •
  "ROFO Agreement" refers to our five-year agreement with NRG that provides us with a right of first offer to purchase any of the ROFO Assets offered for sale by NRG;

  •
  "ROFO Assets" refers to the six power generating assets that NRG has given us a right of first offer to acquire, and to the extent NRG elects to sell those assets, prior to July 16, 2018;

  •
  "RPS" refers to renewable portfolio standards adopted by 29 states and the District of Columbia that require a regulated retail electric utility to procure a specified percentage of its total electricity delivered to retail customers in the state from eligible renewable generation resources, such as solar or wind generation facilities, by a specified date;

  •
  "sole managing member" means Yield Inc., the sole managing member of Yield LLC having the sole power to manage the business of Yield LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of Yield LLC;

  •
  "Yield Inc." refers to NRG Yield, Inc., a Delaware corporation, and the issuer of the shares of Class A common stock being offered hereby;

  •
  "Yield LLC" refers to NRG Yield LLC, a Delaware limited liability company; and

  •
  "Yield Operating LLC" refers to NRG Yield Operating LLC, a Delaware limited liability company.

FORWARD-LOOKING STATEMENTS

              This prospectus, including the information incorporated into this prospectus by reference, contains "forward-looking statements," which involve risks and uncertainties. All statements, other than statements of historical facts, that are included in or incorporated by reference into this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "goal," "objective" and "outlook"), are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. We believe these factors include but are not limited to those described under "Risk Factors" in this prospectus and "Risk Factors" of our 2013 Annual Report, which is incorporated herein by reference. These factors, risks and uncertainties include, but are not limited to, the following:

  •
  our ability to maintain and grow our quarterly dividend;

  •
  our ability to successfully identify, evaluate and consummate acquisitions;

  •
  hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

  •
  our ability to operate our businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from our asset based businesses in relation to our debt and other obligations;

  •
  the willingness and ability of counterparties to our offtake agreements to fulfill their obligations under such agreements;

  •
  our ability to enter into contracts to sell power and procure fuel on acceptable terms and prices as current offtake agreements expire;

  •
  government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

  •
  operating and financial restrictions placed on us and our subsidiaries that are contained in the project-level debt facilities and other agreements of certain subsidiaries and project-level subsidiaries generally, in the Revolving Credit Facility (as defined herein) and in the indenture governing our 3.50% convertible senior notes due 2019 (the "3.50% Convertible Notes"); and

  •
  our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward.

              Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a

v

result of new information, future events or otherwise. The foregoing review of factors that could cause the Company's actual results to differ materially from those contemplated in any forward looking statements included in this prospectus should not be construed as exhaustive. Although we may elect to update these forward-looking statements at some point in the future, we and our management specifically disclaim any obligation to do so, even if new information becomes available in the future or as a result of future events, changes in assumptions or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

 SUMMARY

              The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. This summary is not complete and does not contain all information you should consider before investing in our Class A common stock. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the financial statements and related notes thereto, and the information set forth under the headings "Risk Factors" in this prospectus, and "Risk Factors" in our 2013 Annual Report, which is incorporated herein by reference, before deciding to invest in our Class A common stock. In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements." Unless otherwise specifically indicated, all information in this prospectus assumes the underwriter's option to purchase additional shares of our Class A common stock is not exercised. Unless the context provides otherwise, references herein to "we," "our," "the Company" and "Yield" refer to Yield Inc., together with its consolidated subsidiaries, including Yield LLC and Yield Operating LLC.

About NRG Yield, Inc.

              We are a dividend growth-oriented company formed to serve as the primary vehicle through which NRG Energy, Inc. (NYSE: NRG) owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We believe we are well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets. We intend to take advantage of favorable trends in the power generation industry including the growing construction of contracted generation that can replace aging or uneconomic facilities in competitive markets and the demand by utilities for renewable generation to meet their state's RPS. To that end, we believe that our cash flow profile, coupled with our scale, diversity and low cost business model, offers us a lower cost of capital than that of a traditional independent power producer and provide us with a significant competitive advantage to execute our growth strategy.

              With this business model, our objective is to pay a consistent and growing cash dividend to holders of our Class A common stock that is sustainable on a long-term basis. We intend to cause Yield LLC to make regular quarterly cash distributions to its members in an amount equal to the cash available for distribution generated during a given quarter, less reserves for the prudent conduct of our business, and to use the amount distributed to Yield Inc. to pay regular quarterly dividends to holders of our Class A common stock. We focus on high-quality, newly constructed and long-life facilities with credit-worthy counterparties that we expect will produce stable long-term cash flows. We believe that, given our expected ability to acquire assets with characteristics similar to those in our current portfolio, including the ROFO Assets, we will have the opportunity to grow our cash available for distribution in a manner that would allow us to further increase our cash dividends over time.

              Pursuant to our dividend policy, we intend to pay a cash dividend each quarter to holders of our Class A common stock. Our dividend policy reflects a basic judgment that holders of our Class A common stock will be better served by distributing all of the cash distributions received from Yield LLC each quarter in the form of a quarterly dividend rather than retaining it. On May 5, 2014, we declared a quarterly dividend of $0.35 per share ($1.40 per share annualized) on our outstanding Class A common stock payable on June 16, 2014 to holders of record on June 2, 2014. See "Cash Dividend Policy" for a description of our dividend history.

Current Operations

              We own a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. Our contracted generation portfolio includes three natural gas or dual-fired facilities, eight utility-scale solar and wind generation facilities and two portfolios of distributed solar facilities that collectively represent 1,324 net MW. Each of these assets sells substantially all of its output pursuant to long-term, fixed price offtake agreements with credit-worthy counterparties. The average remaining contract duration of these offtake agreements was approximately 18 years as of March 31, 2014 based on cash available for distribution. We also own thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,346 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

              The following table provides an overview of our assets:

				Capacity		Offtake agreements
Assets(1)	Location	COD(2)		Rated MW(3)	Net MW(4)	Contracted Volume(5)	Counterparty	Counterparty Credit Rating(6)	Expiration
Conventional
GenConn Devon	Connecticut	June 2010		190	95	100%	Connecticut Light & Power	A-/Baa2/BBB+	2040
GenConn Middletown	Connecticut	June 2011		190	95	100%	Connecticut Light & Power	A-/Baa2/BBB+	2041
Marsh Landing	California	May 2013		720	720	100%	Pacific Gas & Electric	BBB/A3/BBB+	2023

				1,100	910

Utility Scale Solar
Blythe	California	December 2009		21	21	100%	Southern California Edison	BBB+/A3/A-	2029
Roadrunner	New Mexico	August 2011		20	20	100%	El Paso Electric	BBB/Baa2/NR	2031
Avenal	California	August 2011		45	23	100%	Pacific Gas & Electric	BBB/A3/BBB+	2031
Avra Valley	Arizona	December 2012		25	25	100%	Tucson Electric Power	BBB/Baa1/BBB-	2032
Alpine	California	January 2013		66	66	100%	Pacific Gas & Electric	BBB/A3/BBB+	2033
Borrego	California	February 2013		26	26	100%	San Diego Gas and Electric	A/A2/A-	2038
CVSR	California	October 2013		250	122	100%	Pacific Gas & Electric	BBB/A3/BBB+	2038

				453	303

Distributed Solar
AZ DG Solar Projects	Arizona	December 2010 - January 2013		5	5	100%	Various public entities		2025 - 2033
PFMG DG Solar Projects	California	October 2012 - December 2012		9	5	100%	Various public entities		2032

				14	10

Wind
South Trent Wind Farm	Texas	January 2009		101	101	100%	AEP Energy Partners	BBB/NR/BBB(7)	2029

				101	101

Total Conventional, Solar and Wind				1,668	1,324
Thermal Generation
Paxton Creek Cogen	Pennsylvania	2000	(8)	12	12		Power sold into PJM markets
Tucson Convention Center	Arizona	2003		2	2		Excess power sold into local grid
Princeton Hospital	New Jersey	2012		5	5		Excess power sold into local grid
Dover	Delaware	2013		104	104		Power sold into PJM markets

Total Thermal Generation				123	123

Total NRG Yield, Inc.				1,791	1,447

(1)
For more information about, and a description of, each of our assets, see "—Organizational Structure" and "Business—Our Operations."

(2)
Represents date of actual or anticipated commencement of commercial operations, as applicable, unless otherwise indicated.

(3)
For conventional, solar, wind and thermal generation, rated capacity represents the maximum generating capacity of a facility. Generating capacity may vary based on a variety of factors discussed elsewhere in this prospectus. For thermal energy, rated capacity represents MWt for steam or chilled water.

(4)
Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by our percentage ownership interest in the facility as of the date of this prospectus.

(5)
Represents the percentage of a facility's total estimated average annual capacity contracted under offtake agreement or other agreements.

(6)
Reflects the counterparty's issuer credit ratings issued by Standard & Poor's Ratings Services ("S&P")/Moody's Investors Service Inc. ("Moody's")/Fitch Ratings Ltd. ("Fitch") as of the date of this prospectus.

(7)
Reflects the issuer credit ratings for American Electric Power Company, Inc., as guarantor of the related PPA.

(8)
Represents year NRG or NYLD acquired 100% ownership of these assets.

              The following table summarizes our thermal steam and chilled water facilities:

Name and Location of Facility	% Owned		Thermal Energy Purchaser	Megawatt Thermal Equivalent Capacity (MWt)	Generating Capacity
NRG Energy Center Minneapolis, MN	100.0		Approx. 100 steam and 50 chilled water customers	334 141	Steam: 1,140 MMBtu/hr. Chilled water: 40,200 tons
NRG Energy Center San Francisco, CA	100.0		Approx. 175 steam customers	133	Steam: 454 MMBtu/hr.
NRG Energy Center Omaha, NE	100.0 12.0 100.0		Approx. 60 steam and 60 chilled water customers	142 9 77	Steam: 485 MMBtu/hr Steam: 30 MMBtu/hr Chilled water: 22,000 tons
NRG Energy Center Harrisburg, PA	100.0		Approx. 140 steam and 3 chilled water customers	129 12	Steam: 440 MMBtu/hr. Chilled water: 3,600 tons
NRG Energy Center Phoenix, AZ	100.0 0.0	(a)	Approx. 35 chilled water customers	106 28	Chilled water: 30,100 tons Chilled water: 8,000 tons
NRG Energy Center Pittsburgh, PA	100.0		Approx. 25 steam and 25 chilled water customers	87 46	Steam: 296 MMBtu/hr. Chilled water: 12,920 tons
NRG Energy Center San Diego, CA	100.0		Approx. 20 chilled water customers	26	Chilled water: 7,425 tons
NRG Energy Center Dover, DE	100.0		Kraft Foods Inc. and Procter & Gamble Company	66	Steam: 225 MMBtu/hr.
NRG Energy Center Princeton, NJ	100.0		Princeton HealthCare System	21 17	Steam: 72 MMBtu/hr. Chilled water: 4,700 tons

			Total Generating Capacity (MWt)	1,374

(a)
Capacity available under right-to-use provision of the Chilled Water Service Agreement.

Growth Strategy

              We believe that we are well positioned to grow our business through cash-accretive acquisitions from NRG and other third parties that will complement our existing portfolio, increase our cash available for distribution and enable us to increase our dividend per share.

              Pursuant to the terms of our ROFO Agreement with NRG, NRG granted us a right of first offer to acquire the ROFO Assets if, and to the extent, NRG elects to sell any of these assets prior to July 16, 2018. NRG has also indicated that it intends to present us with additional acquisition opportunities that are not covered by the ROFO Agreement. The table below lists the ROFO Assets:

Asset	Fuel Type	Net Capacity (MW)(1)	COD	Offtake (Term/Offtaker)
TA-High Desert† RE Kansas South† El Segundo† CVSR(2) Ivanpah(3) Agua Caliente(4)	Solar Solar Natural Gas Solar Solar Solar	20 20 550 128 193 148	2013 2013 2013 2013 2013 2013	20-year PPA/SCE 20-year PPA/PG&E 10-year Tolling Agreement/SCE 25-year PPA/PG&E 20 - 25-year PPA/PG&E and SCE 25-year PPA/PG&E

†
Indicates ROFO Assets with respect to which we have entered into purchase and sale agreements with NRG. See "—Recent Developments—Drop-Down Transactions."

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MW multiplied by NRG's percentage ownership interest in the facility as of the date of this prospectus.

(2)
Represents NRG's remaining 51.05% ownership interest in CVSR.

(3)
Represents NRG's 49.95% ownership interest in Ivanpah. Following a sale of this 49.95% interest, the remaining 50.05% of Ivanpah would be owned by NRG, Google Inc. and BrightSource Energy Inc.

(4)
Represents NRG's 51% ownership interest in Agua Caliente. The remaining 49% of Agua Caliente is owned by MidAmerican Energy Holdings Inc.

              In addition to the ROFO Assets, NRG acquired substantially all of the assets of Edison Mission Energy ("EME") on April 1, 2014. NRG has stated publicly that it intends to offer us certain of the EME assets that it believes fit within our asset portfolio (the "EME-NYLD-Eligible Assets"). NRG is not obligated to sell the remaining ROFO Assets or the EME-NYLD-Eligible Assets to us, and, if offered to us, we cannot be sure whether these assets will be offered on acceptable terms or that we will choose to consummate such acquisitions.

              We cannot assure you that we will be successful in consummating these acquisition opportunities. These acquisition opportunities may be subject to additional regulatory or third-party approvals, which could prevent or delay closing, even if we and NRG are able to agree upon terms. Even if consummated, these acquisitions may not prove to be accretive to our operating results, cash available for distribution or dividends per share. Individual acquisitions may not generate the benefits anticipated as a result of incorrect assumptions in our evaluation of the acquired assets, unforeseen consequences or other external events beyond our control. See "Risk Factors—We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all."

              On May 5, 2014, we entered into a definitive agreement with NRG to purchase the TA-High Desert 20 net MW facility, the RE Kansas South 20 net MW facility, and the El Segundo Energy Center 550 net MW facility (together, the "Acquired ROFO Assets"). We refer to the acquisition of the Acquired ROFO Assets as the "Drop-Down Transactions." Additionally, on June 3, 2014, we entered into an agreement to acquire the 947 MW Alta Wind portfolio located in Tehachapi, California and a portfolio of land leases associated with the Alta Wind portfolio (the "Alta Wind Portfolio"). We refer to the acquisition of the Alta Wind Portfolio as the "Alta Acquisition," and the Drop-Down Transactions and the Alta Acquisition collectively as the "Pending Acquisitions." We cannot assure you that we will be successful in consummating the Pending Acquisitions. The Pending Acquisitions are subject to additional regulatory and third-party approvals, which could prevent or delay closing. See "—Recent Developments," "Risk Factors—There can be no assurance that the Pending Acquisitions will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering is not conditioned on the consummation of the Pending Acquisitions."

              The table below lists the assets to be acquired in the Alta Acquisition:

Asset	Fuel Type	Net Capacity (MW)(1)	COD(2)	Offtake (Term/Offtaker)
Alta I	Wind	150	2011	25-year PPA/SCE
Alta II	Wind	150	2011	25-year PPA/SCE
Alta III	Wind	150	2011	25-year PPA/SCE
Alta IV	Wind	102	2011	25-year PPA/SCE
Alta V	Wind	168	2011	25-year PPA/SCE
Alta X	Wind	137	2014	22-year PPA/SCE
Alta XI	Wind	90	2014	22-year PPA/SCE

(1)
Represents the maximum, or rated, electricity generating capacity of the facility in MWs as of the date of this prospectus.

(2)
Represents actual COD.

Business Strategy

              Our primary business strategy is to focus on the acquisition and ownership of assets with minimal long-term price or volumetric offtake risk in order that we may be able to increase the cash dividends of Class A common stock over time without compromising the ongoing stability of our business. Our plan for executing this strategy includes the following key components:

              Focus on contracted renewable energy and conventional generation and thermal infrastructure assets. We own and operate renewable energy and natural gas-fired generation, thermal and other infrastructure assets with proven technologies, low operating risks and stable cash flows. We believe by focusing on this core asset class and leveraging our industry knowledge, we will maximize our strategic opportunities, be a leader in operational efficiency and maximize our overall financial performance.

              Growing the business through acquisitions of contracted operating assets.    We believe that our base of operations and relationship with NRG provide a platform in the power generation and thermal sectors for strategic growth through cash accretive and tax advantaged acquisitions complementary to our existing portfolio. NRG has granted us a right of first offer to acquire the ROFO Assets if and to the extent NRG elects to sell any of these assets prior to July 2018. On May 5, 2014, we entered into a definitive agreement with NRG to purchase the TA-High Desert, RE Kansas South, and El Segundo Energy Center facilities. See "—Recent Developments—Drop-Down Transactions." In addition to the ROFO Assets, NRG acquired substantially all of the assets of EME during the second quarter of 2014. NRG has stated publicly its near-term plan to commence offering to us the EME-NYLD-Eligible Assets. NRG is not obligated to sell the remaining ROFO Assets or the EME-NYLD-Eligible Assets to us, and, if offered, we cannot be sure whether these assets will be offered on acceptable terms or that we will choose to consummate such acquisitions. We also expect to have significant opportunities to acquire other generation and thermal infrastructure assets from third parties where we believe our knowledge of the market, operating expertise and access to capital provides us with a competitive advantage.

              Primary Focus on North America.    We intend to primarily focus our investments in North America (including the unincorporated territories of the United States). We believe that industry fundamentals in North America present us with significant opportunity to acquire renewable, natural gas-fired generation and thermal infrastructure assets, without creating significant exposure to currency and sovereign risk. By primarily focusing our efforts on North America, we believe we will best leverage our regional knowledge of power markets, industry relationships and skill sets to maximize value for the stockholders.

              Maintain sound financial practices to grow the dividend.    We intend to maintain a commitment to disciplined financial analysis and a balanced capital structure to enable us to increase our quarterly dividend over time and serve the long-term interests of our stockholders. Our financial practices include a risk and credit policy focused on transacting with credit-worthy counterparties; a financing policy, which focuses on seeking an optimal capital structure through various capital formation alternatives to minimize interest rate and refinancing risks, ensure stable long-term dividends and maximize value; and a dividend policy, which is based on distributing all or substantially all cash available for distribution each quarter. We intend to evaluate various alternatives for financing future acquisitions and refinancing of existing project-level debt, in each case, to reduce the cost of debt, extend maturities and maximize cash available for distribution. We believe we have additional flexibility to seek alternative financing arrangements, including, but not limited to, debt financings at a holding company level.

Competitive Strengths

              Stable, high quality cash flows with attractive tax profile.    Our facilities have a highly stable, predictable cash flow profile consisting of predominantly long-life electric generation assets that sell electricity under long-term fixed priced contracts or pursuant to regulated rates with credit-worthy counterparties. Additionally, our facilities have minimal fuel risk. For our three conventional assets, fuel is provided by the toll counterparty or the cost thereof is a pass-through cost under the CfD. Renewable facilities have no fuel costs, and most of our thermal infrastructure assets have contractual or regulatory tariff mechanisms for fuel cost recovery. The offtake agreements for our conventional and renewable generation facilities have a weighted-average remaining duration of approximately 18 years as of March 31, 2014 based on cash available for distribution, providing long-term cash flow stability. Our generation offtake agreements for rated counterparties for whom credit ratings are available have a weighted-average Moody's rating of A3 based on rated capacity under contract. Based on our current portfolio of assets, we do not expect to pay significant federal income tax for a period of approximately ten years. All of our assets are in the United States and accordingly have no currency or repatriation risks.

              High quality, long-lived assets with low operating and capital requirements.    We benefit from a portfolio of relatively newly-constructed assets, with all of our conventional and renewable assets having achieved COD within the past five years. Our assets are comprised of proven and reliable technologies, provided by leading original equipment manufacturers such as General Electric, or GE, Siemens AG, SunPower Corporation, or SunPower, and First Solar Inc., or First Solar. Given the modern nature of the portfolio, which includes a substantial number of relatively low operating and maintenance cost solar generation assets, we expect to achieve high fleet availability and expend modest maintenance-related capital expenditures. Additionally, with the support of services provided by NRG, we expect to continue to implement the same rigorous preventative operating and management practices that NRG uses across its fleet of assets. In 2013, NRG achieved a 0.77 Occupational Safety and Health Administration ("OSHA") recordable rate, which is within the top quartile plant operating performance for its fleet based on applicable OSHA standards. We estimate our solar portfolio has a weighted average remaining expected life (based on rated MW) of approximately 29 years.

              Significant scale and diversity.    We own and operate a large and diverse portfolio of contracted electric generation and thermal infrastructure assets. Our 1,324 net MW contracted generation portfolio benefits from significant diversification in terms of technology, fuel type, counterparty and geography. Our thermal business consists of eleven operations, seven of which are district energy centers that provide steam and chilled water to approximately 690 customers, and four of which provide generation. We believe our scale and access to best practices across the fleet improves our business development opportunities through enhanced industry relationships, reputation and understanding of regional power market dynamics. Furthermore, our diversification reduces our operating risk profile and reliance on any single market.

              Relationship with NRG.    We believe our relationship with NRG provides significant benefits, including management and operational expertise, and future growth opportunities. Our executive officers have considerable experience in owning and operating, as well as developing, acquiring and integrating, generation and thermal infrastructure assets, with, on average, over 15 years in the energy sector:

  •
  NRG Management and Operational Expertise.  We have access to the significant resources of NRG, the largest competitive power generator in the United States, to support the operational, finance, legal, regulatory and environmental aspects, and growth strategy of our business. As such, we believe we avail ourselves of best-in-class resources, including management and operational expertise.

  •
  NRG Asset Development and Acquisition Track Record.  NRG's development and strategic teams are focused on the development and acquisition of renewable and conventional generation assets. They have successfully helped grow NRG's power generation portfolio from 24,370 net MWs at the end of 2009 to 52,466 net MWs as of May 2014.

  •
  NRG Financing Experience.  We believe NRG has demonstrated a successful track record of sourcing attractive low-cost, long duration capital to fund project development and acquisitions. Since 2009, NRG has raised approximately $7 billion in long-term non-recourse project financing for over 20 projects from financial institutions and institutional debt markets as well as under the U.S. DOE loan guarantee program. We expect to realize significant benefits from NRG's financing and structuring expertise as well as its relationships with financial institutions and other lenders.

              Environmentally well-positioned portfolio of assets.    On a net capacity basis, our portfolio of electric generation assets consists of 414 net MW of renewable generation capacity that are non-emitting sources of power generation. Our conventional assets consist of the dual fuel-fired GenConn assets as well as the Marsh Landing simple cycle natural gas-fired peaking generation facility. We do not anticipate having to expend any significant capital expenditures in the foreseeable future to comply with current environmental regulations applicable to our generation assets. Taken as a whole, we believe our strategy will be a net beneficiary of current and potential environmental legislation and regulatory requirements that may serve as a catalyst for capacity retirements and improve market opportunities for environmentally well-positioned assets like our assets once their current offtake agreements expire.

              Thermal infrastructure business has high entry costs.    Significant capital has been invested to construct our thermal infrastructure assets, serving as a barrier to entry in the markets in which such assets operate. As of March 31, 2014, our thermal gross property, plant and equipment was approximately $421 million. Our thermal district energy centers are located in urban city areas, with the chilled water and steam delivery systems located underground. Constructing underground delivery systems in urban areas requires long lead times for permitting, rights of way and inspections and is costly. By contrast, the incremental cost to add new customers in existing markets is relatively low. Once thermal infrastructure is established, we believe it has the ability to retain customers over long periods of time and to compete effectively for additional business against stand-alone on-site heating and cooling generation facilities. Installation of stand-alone equipment can require significant modification to a building as well as significant space for equipment and funding for capital expenditures. Our system technologies often provide economies of scale in terms of fuel procurement, ability to switch between multiple types of fuel to generate thermal energy and fuel conversion efficiency. Our top ten thermal customers, which make up approximately 18% of our consolidated revenues for the twelve months ended December 31, 2013, have had a relationship with us or NRG for an average of over 20 years.

Recent Developments

    Drop-Down Transactions

              On May 5, 2014, Yield Operating LLC entered into purchase and sale agreements (collectively, the "Drop-Down Purchase and Sale Agreements") with NRG Gas Development Company, LLC ("NRG Gas") and NRG Solar PV LLC ("NRG Solar" and, together with NRG Gas, the "NRG Sellers"). Each of the NRG Sellers is a wholly-owned subsidiary of NRG. Pursuant to the terms of the Drop-Down Purchase and Sale Agreements, Yield Operating LLC agreed to acquire:

  •
  100% of the membership interests of Natural Gas Repowering LLC, which indirectly owns the El Segundo Energy Center, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California, from NRG Gas;

  •
  100% of the membership interests of NRG Solar Mayfair LLC, which indirectly owns TA-High Desert, a 20 MW solar facility located in Los Angeles County, California, from NRG Solar; and

  •
  100% of the membership interests of NRG Solar Kansas South Holdings LLC, which indirectly owns RE Kansas South, a 20 MW solar facility located in Kings County, California, from NRG Solar.

              The Drop-Down Transactions represent the first drop-down of assets from NRG to Yield Inc. at an aggregate purchase price, subject to working capital adjustments to be calculated at closing, of $349 million in total cash consideration, including the assumption of approximately $657 million in project debt.

              The closings of the Drop-Down Transactions are subject to customary closing conditions and certain third party and regulatory approvals. We intend to fund the cash component of the purchase price with cash on hand and expect the Drop-Down Transactions to close during the second quarter of 2014.

              Pursuant to separate guarantees executed by NRG and Yield Inc., NRG has unconditionally guaranteed the full and timely performance when due, the payment of all amounts when due and owing and the observance when due of all covenants, terms and agreements to be performed, paid or observed, as applicable, by the NRG Sellers under the Drop-Down Purchase and Sale Agreements. Subject to certain exceptions, the guarantees terminate upon the earlier to occur of (i) the full satisfaction of all obligations of the applicable NRG Seller arising under the applicable Drop-Down Purchase and Sale Agreement and the period for making claims set forth in the applicable Drop-Down Purchase and Sale Agreement has expired, which will be deemed to expire as of May 5, 2020, and (ii) the termination of the applicable Drop-Down Purchase and Sale Agreement.

              The Drop-Down Purchase and Sale Agreements were filed as Exhibits 2.1, 2.2 and 2.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on May 9, 2014, and this description of the Drop-Down Purchase and Sale Agreements is qualified in its entirety by reference to such exhibits.

    Alta Acquisition

              On June 3, 2014, Yield Inc. and Yield Operating LLC entered into a purchase and sale agreement (the "Alta Purchase and Sale Agreement") with Terra-Gen Finance Company, LLC, NTD AWAM Holdings, LLC, CHIPS Alta Wind X Holding Company, LLC and CHIPS Alta Wind XI Holding Company, LLC (collectively, the "Alta Sellers"). Pursuant to the terms of the Alta Purchase and Sale Agreement, we have agreed to acquire 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which own the 947 megawatts Alta Wind portfolio located in Tehachapi, California, and a portfolio of land leases associated with the Alta Wind portfolio. The purchase price for the Alta Acquisition is $870 million, plus the assumption of approximately $1.6 billion of non-recourse project financings, subject to customary working capital adjustments. Terra-Gen Operating Company, LLC ("Terra-Gen"), an affiliate of the Alta Sellers, will continue to provide day-to-day operations and maintenance services under a 10-year O&M agreement, which term will automatically extend for additional five-year periods unless either party provides notice of termination at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of such agreement, Terra-Gen will be paid a fixed monthly payment (adjusted annually for changes in GDPIPD) and reimbursed for certain costs incurred.

              The Alta Purchase and Sale Agreement contains customary representations and warranties and covenants by the parties. We and the Alta Sellers are obligated, subject to certain limitations, to indemnify the other for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.

              The Alta Acquisition is subject to customary closing conditions, including the receipt of regulatory approval by the Federal Energy Regulatory Commission, the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act, as well as notice of the acquisition to the California Public Utilities Commission. We intend to fund the purchase price through a combination of newly issued debt, cash on hand and the net proceeds from this offering. We expect the Alta Acquisition to close during the third quarter of 2014.

              The foregoing summary of the Alta Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Alta Purchase and Sale Agreement, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 9, 2014, and this description of the Alta Purchase and Sale Agreement is qualified in its entirety by reference to such exhibit.

    Organizational Structure

              We were formed by NRG as a Delaware corporation on December 20, 2012. On July 22, 2013, we issued 22,511,250 shares of Class A common stock in an initial public offering. We utilized the net proceeds of the initial public offering to acquire 19,011,250 Class A units of Yield LLC from NRG, in return for $395 million and 3,500,000 Class A units of Yield LLC directly from Yield LLC in return for $73 million. In connection with the acquisition of the Class A units, Yield Inc. also became the sole managing member of Yield LLC thereby acquiring a controlling interest in Yield LLC. Currently, we own 34.5% of Yield LLC and consolidate the results of Yield LLC through our controlling interest, with NRG's 65.5% interest shown as noncontrolling interest in the financial statements. The following table summarizes certain relevant aspects of our organizational structure prior to completion of this offering:

              Upon completion of this offering:

  •
  the outstanding shares of Class A common stock will represent an aggregate      % economic voting interest in NRG Yield, Inc. and NRG, through its ownership of shares Class B common stock, will have an aggregate      % voting interest in NRG Yield, Inc. (or a      % voting interest and a      % voting interest, respectively, if the underwriter exercises in full its option to purchase additional shares of our Class A common stock); and

  •
  the holders of our Class A common stock will own in the aggregate a      % economic interest in our business through our ownership of Class A units of Yield LLC and NRG will own in aggregate a      % economic interest in our business through its ownership of Class B units of Yield LLC (or a      % economic interest and a      % economic interest, respectively, if the underwriter exercises in full its option to purchase additional shares of our Class A common stock).

Our Agreements with NRG

              In connection with our initial public offering, we entered into a Management Services Agreement and ROFO Agreement with NRG. Those agreements were entered into subsequent to negotiations between affiliated parties and, consequently, may not be as favorable to us as they might have been if we had negotiated them with an unaffiliated third party. For a more comprehensive discussion of the agreements that we have entered into with NRG and certain of its affiliates, see "Certain Relationships and Related Party Transactions", "Governance of the Company" and "Executive Compensation" in our Proxy Statement for our 2014 annual meeting of stockholders filed with the SEC on March 26, 2014 (our "2014 Proxy Statement"), incorporated herein by reference. For a discussion of the risks related to our relationship with NRG, please read "Risks Related to Our Relationship with NRG" under the caption "Risk Factors" in this prospectus.

Summary of Risk Factors

              We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks set forth in the "Risk Factors" section of this prospectus and the "Risk Factors" section of our 2013 Annual Report for a discussion of the factors you should consider before investing in our Class A common stock. Risks related to our business include, among others:

  •
  our cash dividend policy, which targets the distribution of all or substantially all of our cash available for distribution each quarter, may prevent us from growing as fast as businesses that reinvest their available cash to expand ongoing operations;

  •
  if we are unable to replace expiring or terminated offtake agreements with agreements on similar terms or at all, our results of operations and cash flows could be materially and adversely affected. Furthermore, any replacement offtake agreements may have contract prices below today's market prices;

  •
  if we are unable to meet our performance expectations for newly constructed power generation facilities, operate our plants efficiently or manage our capital expenditures, we may be unable to achieve targeted dividend levels for holders of our Class A common stock;

  •
  if we are unable to satisfy financial and other covenants in our existing or future indebtedness, we may be unable to pay cash dividends and may experience an event of default which, if not cured or waived, may entitle our lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows;

  •
  if we are unable to address additional costs or delays in the construction and operation of new plants, our financial return on these investments may be lower than expected. Alternatively, the completion of such facilities or the distribution of cash by such facilities to us may be delayed;

  •
  if we are unable to consummate the Pending Acquisitions on favorable terms or at all, our ability to execute our growth strategy may be impeded and our ability to increase the amount of dividends paid to holders of our Class A common stock may be limited;

  •
  if we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows;

  •
  if we experience any unexpected operational or mechanical failures, including failure associated with breakdowns and forced outages, our facilities' generating capacity could be reduced below expected levels, reducing our revenues. These reductions may jeopardize our ability to pay dividends to holders of our Class A common stock at forecasted levels or at all;

  •
  if we experience a failure or delay in the operation or development of the interconnection and transmission facilities that deliver the wholesale power we sell from our electric generation assets to our customers, we may lose revenues;

  •
  failures or delays in the operation of interconnection or transmission facilities;

  •
  our ability to maintain growth while distributing all or substantially all of our cash available for distribution;

  •
  the market price of our Class A common stock may be volatile or may decline, and you may not be able to resell your shares at or above the offering price; and

  •
  our relationship with NRG, as our controlling stockholder, may have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. Our dependence on the management and administration services to be provided by NRG under the Management Services Agreement and under project level agreements may cause a material adverse effect on our business, financial condition, results of operations and cash flows, in the event NRG fails to perform its obligations under these agreements.

Corporate Information

              Our principal executive offices are located at NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey. Our telephone number is (609) 524-4500. Our website is located at http://www.nrgyield.com. We make our periodic reports and other information filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

JOBS Act

              As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

              An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

              We may take advantage of these provisions until July 22, 2018. However, if certain events occur prior to July 22, 2018, including if we become a "large accelerated filer," our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such period.

              We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

 THE OFFERING

Shares of Class A common stock offered by us	shares of our Class A common stock.
Shares of Class A common stock outstanding after this offering	shares of our Class A common stock (or shares of Class A common stock if the underwriter exercises in full its option to purchase additional shares of Class A common stock).
Shares of Class B common stock outstanding after this offering	42,738,750 shares of our Class B common stock, which NRG will continue to beneficially own upon completion of this offering.
Class A units and Class B units of Yield LLC outstanding after this offering

                Class A units of Yield LLC and 42,738,750 Class B units of Yield LLC (or                Class A units and 42,738,750 Class B units of Yield LLC if the underwriter exercises in full its option to purchase additional shares of Class A common stock).

Option to purchase additional shares of our Class A common stock

We have granted the underwriter an option to purchase up to an additional                shares of our Class A common stock from us, at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus. We will use the proceeds from the exercise of such option to purchase additional shares of Yield LLC Class A units from Yield LLC. Accordingly, we will not retain the proceeds from any exercise by the underwriter of its option to purchase additional shares.

Use of proceeds

We intend to use all of the net proceeds from this offering to acquire newly issued Yield LLC Class A units, representing        % of Yield LLC's outstanding membership units after this offering, from Yield LLC. We intend to cause Yield LLC to use the net proceeds of this offering together with cash on hand and the proceeds from newly issued debt securities to fund the aggregate $870 million cash purchase price of the Alta Acquisition. However, this offering is not conditioned upon the completion of the Alta Acquisition, and, to the extent the Alta Acquisition is not completed, we expect that Yield LLC will use the net proceeds from this offering for general corporate purposes, including to fund other acquisition opportunities that may become available to us.

Voting rights

Each share of our Class A and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our shares of Class A and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. See "Description of Capital Stock."

Through its ownership of our Class B common stock, NRG will hold shares of our common stock having        % (or        % if the underwriter exercises in full its option to purchase additional shares of Class A common stock) of the combined voting power of all of our common stock outstanding upon completion of this offering. As a result, NRG will continue to be able to exercise control over matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

Economic interest

Immediately following this offering, the holders of our Class A common stock will own in the aggregate a        % economic interest in our business through our ownership of Class A units of Yield LLC and NRG will own in aggregate a        % economic interest in our business through its ownership of Class B units of Yield LLC (or a        % economic interest and a        % economic interest, respectively, if the underwriter exercises in full its option to purchase additional shares of our Class A common stock).

Exchange and registration rights

Each Class B unit of Yield LLC is exchangeable for a share of our Class A common stock, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Exchange Agreement (defined below). When NRG exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit of Yield LLC issued to us. See "Certain Relationships and Related Party Transactions—Second Amended and Restated Operating Agreement of Yield LLC—Exchange Agreement."

Pursuant to a registration rights agreement that we have entered into with NRG, we agreed to file a registration statement for the sale of the shares of our Class A common stock that are issuable upon exchange of Class B units of Yield LLC upon request and cause that registration statement to be declared effective by the U.S. Securities and Exchange Commission ("SEC") as soon as practicable thereafter. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for a description of the timing and manner limitations on resales of these shares of our Class A common stock.

Cash dividends

Our ability to pay the regular quarterly dividend is subject to various restrictions and other factors described in more detail under the caption "Cash Dividend Policy." We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class A common stock of record on or about the 60th day following the last day of such fiscal quarter. However, we do not have a legal obligation to declare or pay dividends at a specific quarterly dividend level or at all. See "Cash Dividend Policy."

On May 5, 2014, we declared a quarterly dividend of $0.35 per share ($1.40 per share annualized) on our outstanding Class A common stock payable on June 16, 2014 to holders of record on June 2, 2014. See "Cash Dividend Policy" for a description of our dividend history.

Material federal income tax consequences to non-U.S. holders

For a discussion of the material federal income tax consequences that may be relevant to prospective investors who are non-U.S. holders, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders."

FERC-related purchase restrictions

No purchaser of Class A common stock in this offering will be permitted to purchase an amount of our Class A common stock that would cause such purchaser and its associate or affiliate companies in the aggregate to hold a large enough voting interest to convey direct or indirect "control" over any of Yield LLC's public utility subsidiaries. See "Notice to Investors."

Exchange listing	Our Class A common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "NYLD."

              The number of shares of our common stock to be outstanding after this offering is based on 22,511,250 shares of our Class A common stock and 42,738,750 shares of our Class B common stock outstanding as of May 31, 2014 and excludes (i) 42,738,750 shares of our Class A common stock reserved for issuance upon the subsequent exchange of Class B units of Yield LLC that will be outstanding immediately after this offering; (ii) 978,750 shares of our Class A common stock reserved for issuance under our equity-based compensation plans; and (iii) 9,449,447 shares of our Class A common stock reserved for issuance upon conversion of our outstanding 3.50% Convertible Notes. Except as otherwise noted, the number of shares of our common stock to be outstanding after this offering excludes                shares of our Class A common stock which may be issued upon the exercise of the underwriter's option to purchase additional shares.

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

              The following table shows summary historical financial data at the dates and for the periods indicated. The summary historical financial data as of and for the years ended December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements included in our 2013 Annual Report which is incorporated by reference herein. The summary historical financial data as of and for the three months ended March 31, 2013 and 2014 was derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended March 31, 2014 (the "First Quarter 10-Q") which is incorporated herein by reference, and which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods, and results for the interim periods are not necessarily indicative of the results for the full year. For all periods prior to July 22, 2013 (the date we consummated the initial public offering of our Class A common stock), the data below reflects our accounting predecessor which were prepared on a "carve-out" basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets that were acquired by Yield LLC on July 22, 2013. For all periods subsequent to the initial public offering, the data below reflects our consolidated financial results. The summary historical financial data is not necessarily indicative of results to be expected in future periods.

              The summary pro forma financial data, for the year ended December 31, 2013 and for the three months ended March 31, 2014 have been derived from the pro forma financial statements included elsewhere in this prospectus. The summary pro forma financial data, for the year ended December 31, 2013 and for the three months ended March 31, 2014, give effect to the Pending Acquisitions as if they occurred on January 1, 2013. The summary pro forma financial data, or the pro forma balance sheet, as of March 31, 2014, gives effect to the acquisitions as if they occurred on March 31, 2014.

              As described in the notes accompanying the pro forma financial statements, the financial statements have been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles ("GAAP") and the regulations of the SEC. The Drop-Down Transactions will be accounted for as a transfer of entities under common control and the purchase price will be allocated to the carrying values of the assets acquired and liabilities assumed as of the date of the acquisition. The expected purchase price for the Alta Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. Valuations necessary to determine the fair value of the assets and liabilities have not been completed and cannot be made prior to the completion of the transaction.

              Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position. The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations and financial position would have been had the Drop-Down Transactions and Alta Acquisition been completed on the dates indicated. Yield Inc. could incur significant costs to integrate the businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

              This offering is not conditioned on the prior closing of the Pending Acquisitions and we cannot assure you that the transactions will be consummated on the terms or timetable currently contemplated or at all. See "Risk Factors—Risks Related to the Pending Acquisitions—There can be no assurance that the Pending Acquisitions will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering is not conditioned on the consummation of the Pending Acquisitions."

              The following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus, the "Pro Forma Financial Statements" and the accompanying notes appearing elsewhere in this prospectus. Among other things, the historical consolidated statements and Pro Forma Financial Statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2013 Annual Report and First Quarter 10-Q, which are incorporated herein by reference, and "Certain Relationships and Related Party Transactions—Management Services Agreement" included in our 2014 Proxy Statement, which is incorporated herein by reference.

							Pro Forma Three Months Ended March 31, 2014
	Fiscal Year Ended December 31,			Pro Forma Fiscal Year Ended December 31, 2013	Three Months Ended March 31,
	2011	2012	2013		2013	2014
	(in millions)
Statement of Operating Data:
Operating Revenues:
Total operating revenues	$164	$175	$313	$562	$53	$110	$182
Operating Costs and Expenses
Cost of operations	108	112	127	184	29	53	70
Depreciation and amortization	22	25	51	148	10	17	50
General and administrative	—	—	—	4	—	—	1
General and administrative-affiliate	6	7	7	7	2	2	2

Total operating costs and expenses	136	144	185	343	41	72	123

Operating Income	28	31	128	219	12	38	59
Other Income/Expense
Equity in earnings of unconsolidated affiliates(1)	13	19	22	22	4	1	1
Other income	2	1	2	3	—	1	1
Interest expense	(19)	(28)	(35)	(135)	(5)	(19)	(66)

Total other expense	(4)	(8)	(11)	(110)	(1)	(17)	(64)

Income/(Loss) Before Income Taxes	24	23	117	109	11	21	(5)
Income tax expense / (benefit)	9	10	8	7	—	3	(1)

Net Income/(Loss)	$15	$13	$109	$102	$11	$18	$(4)

Less predecessor income prior to initial public offering on July 22, 2013			54	54

Net Income Subsequent to Initial Public Offering			55	48
Less net income attributable to noncontrolling interest			42	37		14	(3)

Net Income attributable to NRG Yield, Inc.			$13	$11		$4	$(1)

Other Financial Data:
Adjusted EBITDA(2)	$80	$101	$244	$431	$32	$69	$122
Capital expenditure	(132)	(380)	(238)		(179)	(19)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$33	$58	$141		$10	$16
Investing activities	(219)	(405)	(388)		(182)	127
Financing activities	180	345	261		173	241
Balance Sheet Data (at period end):
Cash and cash equivalents	$24	$22	$36		$23	$420	$186
Property and equipment, net	526	1,598	1,541		1,451	1,530	3,762
Total assets	874	1,964	2,313		1,929	2,534	5,708
Total liabilities	487	1,124	1,302		1,339	1,503	4,238
Total equity	387	840	1,011		590	1,031	1,470

(1)
Our unconsolidated affiliates include CVSR, Avenal and GenConn.

(2)
Adjusted EBITDA is a non-GAAP financial measure. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

  We define Adjusted EBITDA as net income less interest income and equity in earnings of unconsolidated affiliates before net interest expense, income taxes and depreciation, amortization and accretion, as adjusted for contract amortization, pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes, mark-to-market gains or losses, asset write offs and impairments and factors that we do not consider indicative of future operating performance. We collectively group together equity earnings in unconsolidated affiliates and the pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes from our unconsolidated affiliates and refer to these amounts as adjustments to reflect our pro-rata share of Adjusted EBITDA in unconsolidated affiliates. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

  •
  securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

  •
  it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures.

  Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  •
  it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, working capital;

  •
  it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

  •
  it does not reflect payments made or future requirements for income taxes;

  •
  it adjusts for contract amortization, mark-to-market gains or losses, asset write offs, impairments and factors that we do not consider indicative of future performance;

  •
  although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA in this prospectus; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

  Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.

              The following table presents a reconciliation of Adjusted EBITDA to Net Income/(Loss):

	Fiscal Year Ended December 31,			Pro Forma Fiscal Year Ended December 31, 2013	Three Months Ended March 31,
							Pro Forma Three Months Ended March 31, 2014
	2011	2012	2013		2013	2014
				(in millions)
Net Income/(Loss)	$15	$13	$109	$102	$11	$18	$(4)

Less:
Interest income	(2)	(1)	—	(3)	—	—	(1)
Add:
Depreciation, amortization and accretion	22	25	51	148	10	17	50
Interest expense	19	28	34	135	5	19	66
Income tax expense	9	10	8	7	—	3	(1)
Contract amortization	1	1	2	2	1	—	—
Equity in earnings of unconsolidated affiliates	(13)	(19)	(22)	(22)	(4)	(1)	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates(a)	29	44	62	62	9	13	13

Adjustments to reflect Yield's pro-rata share of Adjusted EBITDA in unconsolidated affiliates(b)	16	25	40	40	5	12	12

Adjusted EBITDA	$80	$101	$244	$431	$32	$69	$122

(a)
For a definition of Pro-rata Adjusted EBITDA from unconsolidated affiliates, see "Cash Dividend Policy—Assumptions and Considerations—Pro-rata Adjusted EBITDA from Unconsolidated Affiliates."

(b)
Reflects adjustment to net income to derive Yield's proportionate share of pro-rata Adjusted EBITDA from unconsolidated affiliates based on its ownership in such unconsolidated affiliates.

RISK FACTORS

              An investment in our Class A common stock involves significant risks. Before making an investment decision, and in consultation with your own financial and legal advisors, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus and under "Risk Factors" in our 2013 Annual Report, which are incorporated in this prospectus by reference.

Risks Related to Our Business

Certain of our facilities are newly constructed and may not perform as we expect.

              All of our conventional and renewable assets have achieved commercial operations within the past five years. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed power generation facilities and the construction of such facilities, including, but not limited to, degradation of equipment in excess of our expectations, system failures and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay dividends to holders of our Class A common stock.

Pursuant to our dividend policy, we intend to distribute all or substantially all of our cash available for distribution through regular quarterly distributions and dividends, and our ability to grow and make acquisitions through cash on hand could be limited.

              We expect to distribute all or substantially all of our cash available for distribution each quarter and to rely primarily upon external financing sources, including the issuance of debt and equity securities and, if applicable, borrowings under our Revolving Credit Facility, to fund our acquisitions and growth capital expenditures. We may be precluded from pursuing otherwise attractive acquisitions if the projected short-term cash flow from the acquisition or investment is not adequate to service the capital raised to fund the acquisition or investment, after giving effect to our available cash reserves.

              Our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional equity securities in connection with any acquisitions or growth capital expenditures, the payment of dividends on these additional equity securities may increase the risk that we will be unable to maintain or increase our per share dividend. The incurrence of bank borrowings or other debt by us or our subsidiaries to finance our growth strategy will result in increased interest expense and the imposition of additional or more restrictive covenants, which, in turn, may impact the cash distributions we receive to distribute to holders of our Class A common stock.

We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all.

              Our business strategy includes growth through the acquisitions of additional generation assets (including through corporate acquisitions). This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and consummate acquisitions on favorable terms. However, the number of acquisition opportunities is limited. In addition, we will compete with other companies for these limited acquisition opportunities, which may increase our cost of making acquisitions or cause us to refrain from making acquisitions at all. Some of our competitors for acquisitions are much larger than us with substantially greater resources. These companies may be able to pay more for acquisitions and may be able to identify, evaluate, bid for and purchase a greater number of assets than our financial or human resources permit. If we are unable to identify and consummate future acquisitions, it will impede our ability to execute our growth strategy and limit our ability to increase the amount of dividends paid to holders of our Class A common stock.

              Furthermore, our ability to acquire future renewable facilities may depend on the viability of renewable assets generally. These assets currently are largely contingent on public policy mechanisms including investment tax credits ("ITCs"), cash grants, loan guarantees, accelerated depreciation, RPS and carbon trading plans. These mechanisms have been implemented at the state and federal levels to support the development of renewable generation, demand-side and smart grid and other clean infrastructure technologies. The availability and continuation of public policy support mechanisms will drive a significant part of the economics and viability of our growth strategy and expansion into clean energy investments.

Our ability to effectively consummate future acquisitions also depends on our ability to arrange the required or desired financing for acquisitions.

              We may not have sufficient availability under our credit facilities or have access to project-level financing on commercially reasonable terms when acquisition opportunities arise. An inability to obtain the required or desired financing could significantly limit our ability to consummate future acquisitions and effectuate our growth strategy. If financing is available, utilization of our credit facilities or project-level financing for all or a portion of the purchase price of an acquisition could significantly increase our interest expense, impose additional or more restrictive covenants and reduce cash available for distribution. Similarly, the issuance of additional equity securities as consideration for acquisitions could cause significant stockholder dilution and reduce our per share cash available for distribution if the acquisitions are not sufficiently accretive. Our ability to consummate future acquisitions may also depend on our ability to obtain any required regulatory approvals for such acquisitions, including, but not limited to, approval by the U.S. Federal Energy Regulatory Commission ("FERC") under Section 203 of the FPA.

              Finally, the acquisition of companies and assets are subject to substantial risks, including the failure to identify material problems during due diligence (for which we may not be indemnified post-closing), the risk of over-paying for assets (or not making acquisitions on an accretive basis) and the ability to retain customers. Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources and, ultimately, our acquisitions may divert management's attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. There can be no assurances that any future acquisitions will perform as expected or that the returns from such acquisitions will support the financing utilized to acquire them or maintain them. As a result, the consummation of acquisitions may have a material adverse effect on our business, financial condition, results of operations and cash flows and ability to pay dividends to holders of our Class A common stock.

Our indebtedness could adversely affect our ability to raise additional capital to fund our operations or pay dividends. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry as well as impact our cash available for distribution.

              As of March 31, 2014, there was $345 million aggregate principal amount of our 3.50% Convertible Notes outstanding and we had approximately $1,058 million of project-level debt which was incurred by our non-guarantor subsidiaries. In addition, our share of our unconsolidated affiliates' total indebtedness and letters of credit outstanding, as of March 31, 2014, totaled approximately $564 million and $23 million, respectively (calculated as our unconsolidated affiliates' total indebtedness as of such date multiplied by our percentage membership interest in such assets). We also had $90 million of letters of credit outstanding to support contracted obligations at our project-level entities as of March 31, 2014. As of March 31, 2014, we had borrowing availability of $60 million under the revolving credit facility provided by our revolving credit facility (the "Revolving Credit Facility"). On April 25, 2014, each of Yield Operating LLC, as borrower, and Yield LLC, as guarantor, amended and restated the Revolving Credit Facility (the "Amended and Restated Credit Agreement") increasing the availability to $450 million. Our substantial debt could have important negative consequences on our financial condition, including:

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to pay dividends to holders of our capital stock (including the Class A common stock) or to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  limiting our ability to enter into long-term power sales or fuel purchases, which require credit support;

  •
  limiting our ability to fund operations or future acquisitions;

  •
  restricting our ability to make certain distributions with respect to our capital stock (including the Class A common stock) and the ability of our subsidiaries to make certain distributions to us, in light of restricted payment and other financial covenants in our Amended and Restated Credit Agreement and other financing agreements;

  •
  exposing us to the risk of increased interest rates because certain of our borrowings, which may include borrowings under our Amended Restated Credit Agreement, are at variable rates of interest;

  •
  limiting our ability to obtain additional financing for working capital, including collateral postings, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

              Our Amended and Restated Credit Agreement contains financial and other restrictive covenants that limit our ability to return capital to stockholders or otherwise engage in activities that may be in our long-term best interests. Our inability to satisfy certain financial covenants could prevent our paying cash dividends, and our failure to comply with those and other covenants could result in an event of default, which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness.

              The agreements governing our project-level financing contain financial and other restrictive covenants that limit our project subsidiaries' ability to make distributions to us or otherwise engage in activities that may be in our long-term best interests. The project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios. Our inability to satisfy certain financial covenants may prevent cash distributions by the particular project(s) to us, and our failure to comply with those and other covenants could result in an event of default, which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness. If we are unable to make distributions from our project-level subsidiaries, it would likely have a material adverse effect on our ability to pay dividends to holders of our Class A common stock.

              Letter of credit facilities to support project-level contractual obligations generally need to be renewed after five to seven years, at which time we will need to satisfy applicable financial ratios and covenants. If we are unable to renew our letters of credit as expected or replace them with letters of credit under different facilities on favorable terms or at all, we may experience a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, such inability may constitute a default under certain project-level financing arrangements, restrict the ability of the project-level subsidiary to make distributions to us and/or reduce the amount of cash available at such subsidiary to make distributions to us.

              In addition, our ability to arrange financing, either at the corporate level or at a non-recourse project-level subsidiary, and the costs of such capital, are dependent on numerous factors, including:

  •
  general economic and capital market conditions;

  •
  credit availability from banks and other financial institutions;

  •
  investor confidence in us, our partners, NRG, as our principal stockholder (on a combined voting basis) and manager under the Management Services Agreement, and the regional wholesale power markets;

  •
  our financial performance and the financial performance of our subsidiaries;

  •
  our level of indebtedness and compliance with covenants in debt agreements;

  •
  maintenance of acceptable project credit ratings or credit quality;

  •
  cash flow; and

  •
  provisions of tax and securities laws that may impact raising capital.

              We may not be successful in obtaining additional capital for these or other reasons. Furthermore, we may be unable to refinance or replace project-level financing arrangements or other credit facilities on favorable terms or at all upon the expiration or termination thereof. Our failure, or the failure of any of our projects, to obtain additional capital or enter into new or replacement financing arrangements when due may constitute a default under such existing indebtedness and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our long-term bilateral contracts with state governments could be declared invalid by courts of competent jurisdiction.

              A significant portion of our revenues are derived from long-term bilateral contracts with state-regulated utilities. Other state-regulated contracts, to which we are not a party, are being challenged in federal court and have been declared unconstitutional on the grounds that the rate for energy and capacity established by the state-regulated contracts impermissibly conflict with the rate for energy and capacity established by FERC. To date, federal district courts in New Jersey and Maryland have struck down contracts on similar grounds. The U.S. Court of Appeals for the Fourth Circuit upheld the Maryland court decision, while the New Jersey decision is currently pending before the U.S. Court of Appeals for the Third Circuit. These cases are ongoing, and we cannot predict the ultimate outcome of these cases at this time. If certain of our state-regulated agreements with utilities are held to be invalid, we may be unable to replace such contracts, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The generation of electric energy from solar and wind energy sources depends heavily on suitable meteorological conditions.

              If solar or wind conditions are unfavorable, our electricity generation and revenue from renewable generation facilities may be substantially below our expectations. The electricity produced and revenues generated by a solar electric or wind energy generation facility is highly dependent on suitable solar or wind conditions, as applicable, and associated weather conditions, which are beyond our control. Furthermore, components of our system, such as solar panels and inverters, could be damaged by severe weather, such as hailstorms or tornadoes. Replacement and spare parts for key components may be difficult or costly to acquire or may be unavailable. Unfavorable weather and atmospheric conditions could impair the effectiveness of our assets or reduce their output beneath their rated capacity or require shutdown of key equipment, impeding operation of our renewable assets.

              We base our investment decisions with respect to each renewable generation facility on the findings of related wind and solar studies conducted on-site prior to construction or based on historical conditions at existing facilities. However, actual climatic conditions at a facility site, particularly wind conditions, may not conform to the findings of these studies, and therefore, our solar and wind energy facilities may not meet anticipated production levels or the rated capacity of our generation assets, which could adversely affect our business, financial condition and results of operations and cash flows.

Operation of electric generation facilities involves significant risks and hazards customary to the power industry that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

              The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear, latent defect, design error, operator error or force majeure events, among other things. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity. Unplanned outages of generating units, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of selling fewer MWh or require us to incur significant costs as a result of obtaining replacement power from third parties in the open market to satisfy our forward power sales obligations.

              Our inability to operate our electric generation assets efficiently, manage capital expenditures and costs and generate earnings and cash flow from our asset-based businesses could have a material adverse effect on our business, financial condition, results of operations and cash flows. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors.

              Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, other hazards, such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Furthermore, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured (which may include a significant judgment against any facility or facility operator) could have a material adverse effect on our business, financial condition, results of operations or cash flows. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Maintenance, expansion and refurbishment of electric generation facilities involve significant risks that could result in unplanned power outages or reduced output.

              Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities' generating capacity below expected levels, reducing our revenues and jeopardizing our ability to pay dividends to holders of our Class A common stock at expected levels or at all. Degradation of the performance of our solar facilities above levels provided for in the related offtake agreements may also reduce our revenues. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability.

              If we make any major modifications to our conventional power generation facilities, we may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the U.S. federal Clean Air Act (the "CAA") in the future. Any such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future fuel and power prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Counterparties to our offtake agreements may not fulfill their obligations, and, as our contracts expire, we may not be able to replace them with agreements on similar terms in light of increasing competition in the markets in which we operate.

              A significant portion of the electric power we generate is sold under long-term offtake agreements with public utilities or industrial or commercial end-users, with a weighted average remaining duration of approximately 16 years (based on net capacity under contract) as of March 31, 2014. The largest customers of our power generation assets, including assets in which we have less than a 100% membership interest, were PG&E, CL&P and American Electric Power, representing 70%, 14% and 8%, respectively, of the net electric generation capacity of our facilities as of March 31, 2014.

              If, for any reason, any of the purchasers of power under these agreements are unable or unwilling to fulfill their related contractual obligations or if they refuse to accept delivery of power delivered thereunder or if they otherwise terminate such agreements prior to the expiration thereof, our assets, liabilities, business, financial condition, results of operations and cash flow could be materially and adversely affected. Furthermore, to the extent any of our power purchasers are, or are controlled by, governmental entities, our facilities may be subject to legislative or other political action that may impair their contractual performance.

              The power generation industry is characterized by intense competition and our electric generation assets encounter competition from utilities, industrial companies and other independent power producers, in particular with respect to uncontracted output. In recent years, there has been increasing competition among generators for offtake agreements, and this has contributed to a reduction in electricity prices in certain markets characterized by excess supply above designated reserve margins. In light of these market conditions, we may not be able to replace an expiring or terminated agreement with an agreement on equivalent terms and conditions, including at prices that permit operation of the related facility on a profitable basis. In addition, we believe many of our competitors have well-established relationships with our current and potential suppliers, lenders, customers and have extensive knowledge of our target markets. As a result, these competitors may be able to respond more quickly to evolving industry standards and changing customer requirements than we will be able to. Adoption of technology more advanced than ours could reduce our competitors' power production costs resulting in their having a lower cost structure than is achievable with the technologies we currently employ and adversely affect our ability to compete for offtake agreement renewals. If we are unable to replace an expiring or terminated offtake agreement, the affected facility may temporarily or permanently cease operations. External events, such as a severe economic downturn, could also impair the ability of some counterparties to our offtake agreements and other customer agreements to pay for energy and/or other products and services received.

              Our inability to enter into new or replacement offtake agreements or to compete successfully against current and future competitors in the markets in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our thermal generation assets operate, wholly or partially, without long-term power sale agreements.

              The generation capacity of our Dover and Paxton thermal generation assets has been sold through May 2018 in the annual Base Residual Auction ("BRA") under the PJM-administered RPM. Capacity revenue beginning in June 2018 is not yet determined. These facilities do not have offtake agreements for energy sales and sell energy through NRG Power Marketing, an NRG affiliate, into the bid-based auction market for energy administered by PJM based on economic dispatch of their units. If we are unable to sell available capacity from those facilities beginning in June 2018 through the BRA or one of the other RPM capacity auctions or we are unable to enter into a offtake agreement or otherwise sell unallocated or unsold capacity at favorable terms, there may be a material adverse effect on our business, financial condition, results of operations and cash flows.

A portion of the steam and chilled water produced by our thermal assets is sold at regulated rates, and the revenue earned by our GenConn assets is established each year in a rate case; accordingly, the profitability of these assets is dependent on regulatory approval.

              Approximately 395 net MWt of capacity from certain of the our thermal assets are sold at rates approved by one or more federal or state regulatory commissions, including the Pennsylvania Public Utility Commission and the California Public Utilities Commission for the thermal assets. Similarly, the revenues related to approximately 380 MW of capacity from the GenConn assets are established each year by the Connecticut Public Utilities Regulatory Authority. While such regulatory oversight is generally premised on the recovery of prudently incurred costs and a reasonable rate of return on invested capital, the rates that we may charge, or the revenue that we may earn with respect to this capacity are subject to authorization of the applicable regulatory authorities. There can be no assurance that such regulatory authorities will consider all of the costs to have been prudently incurred or that the regulatory process by which rates or revenues are determined will always result in rates or revenues that achieve full recovery of costs or an adequate return on our capital investments. While our rates and revenues are generally established based on an analysis of costs incurred in a base year, the rates we are allowed to charge, and the revenues we are authorized to earn, may or may not match the costs at any given time. If our costs are not adequately recovered through these regulatory processes, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Supplier concentration at certain of our facilities may expose us to significant financial credit or performance risks.

              We often rely on a single contracted supplier or a small number of suppliers for the provision of fuel, transportation of fuel, equipment, technology and/or other services required for the operation of certain of our facilities. In addition, certain of our suppliers provide long-term warranties with respect to the performance of their products or services. If any of these suppliers cannot perform under their agreements with us, or satisfy their related warranty obligations, we will need to utilize the marketplace to provide or repair these products and services. There can be no assurance that the marketplace can provide these products and services as, when and where required. We may not be able to enter into replacement agreements on favorable terms or at all. If we are unable to enter into replacement agreements to provide for fuel, equipment, technology and other required services, we would seek to purchase the related goods or services at market prices, exposing us to market price volatility and the risk that fuel and transportation may not be available during certain periods at any price. We may also be required to make significant capital contributions to remove, replace or redesign equipment that cannot be supported or maintained by replacement suppliers, which could have a material adverse effect on our business, financial condition, results of operations, credit support terms and cash flows.

              In addition, potential or existing customers at our district energy centers and combined heat and power plants (the "Energy Centers") may opt for on-site systems in lieu of using our Energy Centers, either due to corporate policies regarding the allocation of capital, unique situations where an on-site system might in fact prove more efficient, because of previously committed capital in systems that are already on-site, or otherwise.

              The failure of any supplier to fulfill its contractual obligations to us or the loss of potential or existing customers could have a material adverse effect on our financial results. Consequently, the financial performance of our facilities is dependent on the credit quality of, and continued performance by, our suppliers and vendors and our ability to solicit and retain customers.

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

              We have limited control over the operation of GenConn, Avenal and CVSR because we beneficially own 49.95%, 49.95% and 48.95%, respectively, of the membership interests in such assets. We may seek to acquire additional assets in which we own less than a majority of the related membership interests in the future. In these investments, we will seek to exert a degree of influence with respect to the management and operation of assets in which we own less than a majority of the membership interests by negotiating to obtain positions on management committees or to receive certain limited governance rights, such as rights to veto significant actions. However, we may not always succeed in such negotiations. We may be dependent on our co-venturers to operate such assets. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. In addition, conflicts of interest may arise in the future between our company and our stockholders, on the one hand, and our co-venturers, on the other hand, where our co-venturers' business interests are inconsistent with our interests and those of our stockholders. Further, disagreements or disputes between us and our co-venturers could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business.

              The approval of co-venturers may also be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets, or for us to acquire NRG's interests in such co-ventures as an initial matter. Alternatively, our co-venturers may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

              Furthermore, certain of our facilities, including Alpine, Avra Valley, Blythe and Roadrunner, are operated by third-party operators, such as First Solar. In addition, assuming completion of the Pending Acquisitions, the Alta Wind Portfolio, TA-High Desert and Kansas South will be managed by third-party operators. To the extent that third-party operators do not fulfill their obligations to manage operations of the facilities or are not effective in doing so, the amount of our cash available for distribution may be adversely affected.

Our assets are exposed to risks inherent in our use of interest rate swaps and forward fuel purchase contracts and we may be exposed to additional risks in the future if we utilize other derivative instruments.

              We use interest rate swaps to manage interest rate risk. In addition, we use forward fuel purchase contracts to hedge our limited commodity exposure with respect to our district energy assets. If we elect to enter into such commodity hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

Our business is subject to restrictions resulting from environmental, health and safety laws and regulations.

              We are subject to various federal, state and local environmental and health and safety laws and regulations, and we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property where there has been a release or threatened release of a hazardous regulated material as well as other affected properties, regardless of whether we knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed an affected property's value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws provide for the creation of a lien on a contaminated site in favor of the government as security for damages and any costs the government incurs in connection with such contamination and associated clean-up. Although we generally require our operators to undertake to indemnify us for environmental liabilities they cause, the amount of such liabilities could exceed the financial ability of the operator to indemnify us. The presence of contamination or the failure to remediate contamination may adversely affect our ability to operate our business.

We do not own all of the land on which our power generation or thermal assets are located, which could result in disruption to our operations.

              We do not own all of the land on which our power generation or thermal assets are located, and we are, therefore, subject to the possibility of less desirable terms and increased costs to retain necessary land use if we do not have valid leases or rights-of-way or if such rights-of-way lapse or terminate. Although we have obtained rights to construct and operate these assets pursuant to related lease arrangements, our rights to conduct those activities are subject to certain exceptions, including the term of the lease arrangement. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, may adversely affect our ability to operate our generation and thermal infrastructure assets.

Our electric generation business is subject to substantial governmental regulation and may be adversely affected by changes in laws or regulations, as well as liability under, or any future inability to comply with, existing or future regulations or other legal requirements.

              Our electric generation business is subject to extensive U.S. federal, state and local laws and regulation. Compliance with the requirements under these various regulatory regimes may cause us to incur significant additional costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility, the imposition of liens, fines, and/or civil or criminal liability.

              Public utilities under the FPA are required to obtain FERC acceptance of their rate schedules for wholesale sales of electric energy, capacity and ancillary services. Except for generating facilities within the footprint of the Electric Reliability Council of Texas ("ERCOT"), which are regulated by the

Public Utility Commission of Texas (the "PUCT"), all of our assets make wholesale sales of electric energy, capacity and ancillary services in interstate commerce and are public utilities for purposes of the FPA, unless otherwise exempt from such status (see below). FERC's orders that grant such wholesale sellers market-based rate authority reserve the right to revoke or revise that authority if FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the Company to criminal and civil penalties or other risks.

              Our market-based sales are subject to certain market behavior rules, and if any of our generating companies are deemed to have violated those rules, they will be subject to potential disgorgement of profits associated with the violation, penalties, suspension or revocation of market-based rate authority. If such generating companies were to lose their market-based rate authority, such companies would be required to obtain FERC's acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping and reporting requirements that are imposed on utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities.

              Most of our assets are operating as "Exempt Wholesale Generators," as defined under the Public Utility Holding Company Act of 2005 ("PUHCA"), or "Qualifying Facilities," as defined under the Public Utility Regulatory Policies Act of 1978, as amended, and therefore are exempt from certain regulation under PUHCA. If a facility fails to maintain its status as an Exempt Wholesale Generator or a Qualifying Facility or there are legislative or regulatory changes revoking or limiting the exemptions to PUHCA, then we may be subject to significant accounting, record-keeping, access to books and records and reporting requirements and failure to comply with such requirements could result in the imposition of penalties and additional compliance obligations.

              Substantially all of our generation assets are also subject to the reliability standards of the North American Electric Reliability Corporation ("NERC"). If we fail to comply with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties and increased compliance obligations.

              We are also affected by legislative and regulatory changes, as well as changes to market design, market rules, tariffs, cost allocations, and bidding rules that occur in the existing regional markets operated by Regional Transmission Organizations ("RTOs") or Independent System Operators ("ISOs"), such as PJM. The RTOs/ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, mitigation, including price limitations, offer caps and other mechanisms to address some of the volatility and the potential exercise of market power in these markets. These types of price limitations and other regulatory mechanisms may have a material adverse effect on the profitability of our generation facilities acquired in the future that sell energy, capacity and ancillary products into the wholesale power markets.

              The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. In addition, in some of these markets, interested parties have proposed material market design changes and to re-regulate the markets or require divestiture of electric generation assets by asset owners or operators to reduce their market share. Other proposals to re-regulate may be made and legislative or other attention to the electric power market restructuring process may delay or reverse the deregulation process. If competitive restructuring of the electric power markets is reversed, discontinued or delayed, our business prospects and financial results could be negatively impacted.

We are subject to environmental laws and regulations that impose extensive and increasingly stringent requirements on our operations, as well as potentially substantial liabilities arising out of environmental contamination.

              Our assets are subject to numerous and significant federal, state and local laws, including statutes, regulations, guidelines, policies, directives and other requirements governing or relating to, among other things: protection of wildlife, including threatened and endangered species; air emissions; discharges into water; water use; the storage, handling, use, transportation and distribution of dangerous goods and hazardous, residual and other regulated materials, such as chemicals; the prevention of releases of hazardous materials into the environment; the prevention, presence and remediation of hazardous materials in soil and groundwater, both on and offsite; land use and zoning matters; and workers' health and safety matters. Our facilities could experience incidents, malfunctions and other unplanned events that could result in spills or emissions in excess of permitted levels and result in personal injury, penalties and property damage. As such, the operation of our facilities carries an inherent risk of environmental, health and safety liabilities (including potential civil actions, compliance or remediation orders, fines and other penalties) and may result in the assets being involved from time to time in administrative and judicial proceedings relating to such matters. We have implemented environmental, health and safety management programs designed to continually improve environmental, health and safety performance.

              Environmental laws and regulations have generally become more stringent over time, and we expect this trend to continue. Significant costs may be incurred for capital expenditures under environmental programs to keep the assets compliant with such environmental laws and regulations. If it is not economical to make those expenditures, it may be necessary to retire or mothball facilities or restrict or modify our operations to comply with more stringent standards. These environmental requirements and liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks that are beyond our control, including but not limited to acts of terrorism or related acts of war, natural disaster, hostile cyber intrusions or other catastrophic events, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

              Our generation facilities that have been acquired or those that we otherwise acquire or construct and the facilities of third parties on which they rely may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could cause environmental repercussions and/or result in full or partial disruption of the facilities ability to generate, transmit, transport or distribute electricity or natural gas. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

              Furthermore, certain of our power generation thermal assets are located in active earthquake zones in California and Arizona, and certain of our project companies and suppliers conduct their operations in the same region or in other locations that are susceptible to natural disasters. In addition, California and some of the locations where certain of our suppliers are located, from time to time, have experienced shortages of water, electric power and natural gas. The occurrence of a natural disaster, such as an earthquake, drought, flood or localized extended outages of critical utilities or transportation systems or any critical resource shortages, affecting us or our suppliers, could cause a significant interruption in our business, damage or destroy our facilities or those of our suppliers or the manufacturing equipment or inventory of our suppliers.

              Any such terrorist acts, environmental repercussions or disruptions or natural disasters could result in a significant decrease in revenues or significant reconstruction or remediation costs, beyond what could be recovered through insurance policies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Government regulations providing incentives for renewable generation could change at any time and such changes may negatively impact our growth strategy.

              Our growth strategy depends in part on government policies that support renewable generation and enhance the economic viability of owning renewable electric generation assets. Renewable generation assets currently benefit from various federal, state and local governmental incentives such as ITCs, cash grants in lieu of ITCs, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. For example, the U.S. Internal Revenue Code of 1986, as amended (the "Code") provides an ITC of 30% of the cost-basis of an eligible resource, including solar energy facilities placed in service prior to the end of 2016, which percentage is currently scheduled to be reduced to 10% for solar energy systems placed in service after December 31, 2016.

              Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing. Furthermore, the American Recovery and Reinvestment Act of 2009 ("ARRA") incentives to encourage investment in the renewable energy sector, such as cash grants in lieu of ITCs, bonus depreciation and expansion of the DOE loan guarantee program. It is uncertain what loan guarantees may be made by the DOE loan guarantee program in the future. In addition, the cash grant in lieu of ITCs program only applies to facilities that commenced construction prior to December 31, 2011, which commencement date may be determined in accordance with the safe harbor if more than 5% of the total cost of the eligible property was paid or incurred by December 31, 2011.

              If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on electric interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity, we may be restricted in our ability to deliver electric power to our customers and we may either incur additional costs or forego revenues.

              We depend on electric interconnection and transmission facilities owned and operated by others to deliver the wholesale power we sell from our electric generation assets to our customers. A failure or delay in the operation or development of these interconnection or transmission facilities or a significant increase in the cost of the development of such facilities could result in our losing revenues. Such failures or delays could limit the amount of power our operating facilities deliver or delay the completion of our construction projects. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have a sufficient incentive to invest in expansion of transmission infrastructure. We cannot also predict whether interconnection and transmission facilities will be expanded in specific markets to accommodate competitive access to those markets. In addition, certain of our operating facilities' generation of electricity may be curtailed without compensation due to transmission limitations or limitations on the electricity grid's ability to accommodate intermittent electricity generating sources, reducing our revenues and impairing our ability to capitalize fully on a particular facility's generating potential. Such curtailments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, economic congestion on transmission networks in certain of the markets in which we operate may occur and we may be deemed responsible for congestion costs. If we were liable for such congestion costs, our financial results could be adversely affected.

Our costs, results of operations, financial condition and cash flows could be adversely impacted by the disruption of the fuel supplies necessary to generate power at our conventional and thermal power generation facilities.

              Delivery of fossil fuels to fuel our conventional and thermal generation facilities is dependent upon the infrastructure (including natural gas pipelines) available to serve each such generation facility as well as upon the continuing financial viability of contractual counterparties. As a result, we are subject to the risks of disruptions or curtailments in the production of power at these generation facilities if a counterparty fails to perform or if there is a disruption in the fuel delivery infrastructure.

Risks Related to Our Relationship with NRG

NRG is our controlling stockholder and will exercise substantial influence over us and we are highly dependent on NRG.

              NRG will continue to beneficially own all of our outstanding Class B common stock upon completion of this offering. Each share of our outstanding Class B common stock is entitled to one vote per share. As a result of its ownership of our Class B common stock, NRG will possess approximately        % (or approximately        % if the underwriter exercises in full its option to purchase additional shares of Class A common stock) of the combined voting power of our Class A and Class B common stock outstanding upon completion of this offering. As a result of this ownership, NRG will continue to have a substantial influence on our affairs and its voting power will constitute a large percentage of any quorum of our stockholders voting on any matter requiring the approval of our stockholders. Such matters include the election of directors, the adoption of amendments to our amended and restated certificate of incorporation and bylaws and approval of mergers or sale of all or substantially all of our assets. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. NRG may cause corporate actions to be taken even if their interests conflict with the interests of our other stockholders (including holders of our Class A common stock). See "Certain Relationships and Related Party Transactions—Procedures for Review, Approval and Ratification of Related-Person Transactions."

              Furthermore, we depend on the management and administration services provided by or under the direction of NRG under the Management Services Agreement. NRG personnel and support staff that provide services to us under the Management Services Agreement are not required to, and we do not expect that they will, have as their primary responsibility the management and administration of Yield or to act exclusively for us and the Management Services Agreement does not require any specific individuals to be provided by NRG. Under the Management Services Agreement, NRG has the discretion to determine which of its employees perform assignments required to be provided to us. Any failure to effectively manage our operations or to implement our strategy could have a material adverse effect on our business, financial condition, results of operations and cash flows. The Management Services Agreement has a perpetual duration, until terminated in accordance with its provisions.

              We also depend upon NRG for the provision of management and administration services at all of our facilities. Any failure by NRG to perform its requirements under these arrangements or the failure by us to identify and contract with replacement service providers, if required, could adversely affect the operation of our facilities and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to consummate future acquisitions from NRG.

              Our ability to grow through acquisitions depends, in part, on NRG's ability to identify and present us with acquisition opportunities. NRG established our company to hold and acquire a diversified suite of power generating assets in the United States. Although NRG has agreed to grant us a right of first offer with respect to certain power generation assets that NRG may elect to sell in the future (as described in "Certain Relationships and Related Party Transactions—Right of First Offer"), NRG is under no obligation to sell the ROFO Assets or the EME-NYLD-Eligible Assets or to accept any related offer from us. Furthermore, NRG has no obligation to source acquisition opportunities specifically for us. In addition, NRG has not agreed to commit to us any minimum level of dedicated resources for the pursuit of renewable power-related acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available from NRG, including:

  •
  the same professionals within NRG's organization that are involved in acquisitions that are suitable for us have responsibilities within NRG's broader asset management business, which may include sourcing acquisition opportunities for NRG (limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for us); and

  •
  in addition to structural limitations, the question of whether a particular asset is suitable is highly subjective and is dependent on a number of factors including an assessment by NRG relating to our liquidity position at the time, the risk profile of the opportunity and its fit with the balance of our then current operations and other factors. If NRG determines that an opportunity is not suitable for us, it may still pursue such opportunity on its own behalf, or on behalf of another NRG affiliate.

              In making these determinations, NRG may be influenced by factors that result in a misalignment or conflict of interest. See "Risks Related to Our Business—We may not be able to effectively identify or consummate any future acquisitions on favorable terms, or at all" for a description of risks associated with the identifying, evaluating and consummating acquisitions generally, including acquisitions of ROFO Assets.

The departure of some or all of NRG's employees could prevent us from achieving our objectives.

              We depend on the diligence, skill and business contacts of NRG's professionals and the information and opportunities they generate during the normal course of their activities. Furthermore, approximately 35% of NRG's employees at our generation plants were covered by collective bargaining agreements as of March 31, 2014.

              Our future success depends on the continued service of these individuals, who are not obligated to remain employed with NRG, or otherwise successfully renegotiate their collective bargaining agreements when such agreements expire or otherwise terminate. NRG has experienced departures of key professionals and personnel in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our ability to achieve our objectives. The departure of a significant number of NRG's professionals or a material portion of the NRG employees who work at any of our facilities for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our ability to achieve our objectives. The Management Services Agreement does not require NRG to maintain the employment of any of its professionals or to cause any particular professional to provide services to us or on our behalf.

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of Yield Inc. or the best interests of holders of our Class A common stock and that may have a material adverse effect on our business, financial condition, results of operations and cash flows.

              Our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between Yield Inc. and holders of our Class A common stock, on the one hand, and NRG, on the other hand. We have entered into a Management Services Agreement with NRG. Each of our executive officers is a shared NRG executive and devote his or her time to both our company and NRG as needed to conduct the respective businesses pursuant to the Management Services Agreement. Although our directors and executive officers owe fiduciary duties to our stockholders, these shared NRG executives have fiduciary and other duties to NRG, which duties may be inconsistent with the best interests of us and holders of our Class A common stock. In addition, NRG and its representatives, agents and affiliates have access to our confidential information. Although some of these persons are subject to confidentiality obligations pursuant to confidentiality agreements or implied duties of confidence, the Management Services Agreement does not contain general confidentiality provisions.

              Additionally, all of our executive officers continue to have economic interests in NRG and, accordingly, the benefit to NRG from a transaction between us and NRG will proportionately inure to their benefit as holders of economic interests in NRG. NRG is a related party under the applicable securities laws governing related party transactions and may have interests which differ from our interests or those of holders of our Class A common stock, including with respect to the types of acquisitions made, the timing and amount of dividends by Yield Inc., the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Any material transaction between us and NRG (including the proposed acquisition of any ROFO Asset) will be subject to our related party transaction policy, which requires prior approval of such transaction by our corporate committees. Those of our executive officers who have economic interests in NRG may be conflicted when advising our corporate committees or otherwise participating in the negotiation or approval of such transactions. These executive officers have significant project-and industry-specific expertise that could prove beneficial to our Corporate Governance, Conflicts and Nominating Committee's decision-making process and the absence of such strategic guidance could have a material adverse effect on the corporate committees' ability evaluate any such transaction. Furthermore, the creation of our corporate committees and our related party transaction approval policy may not insulate us from derivative claims related to related party transactions and the conflicts of interest described in this risk factor. Regardless of the merits of such claims, we may be required to expend significant management time and financial resources in the defense thereof. Additionally, to the extent we fail to appropriately deal with any such conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable or unwilling to terminate the Management Services Agreement.

              The Management Services Agreement provides that we may terminate the agreement upon 30 days prior written notice to NRG upon the occurrence of any of the following: (i) NRG defaults in the performance or observance of any material term, condition or covenant contained therein in a manner that results in material harm to us and the default continues unremedied for a period of 30 days after written notice thereof is given to NRG; (ii) NRG engages in any act of fraud, misappropriation of funds or embezzlement that results in material harm to us; (iii) NRG is grossly negligent in the performance of its duties under the agreement and such negligence results in material harm to us; or (iv) upon the happening of certain events relating to the bankruptcy or insolvency of NRG. Furthermore, if we request an amendment to the scope of services provided by NRG under the Management Services Agreement and we are not able to agree with NRG as to a change to the service fee resulting from a change in the scope of services within 180 days of the request, we may terminate the agreement upon 30 days prior notice to NRG.

              We are able to terminate the agreement for any other reason, including if NRG experiences a change of control, and the agreement continues in perpetuity, until terminated in accordance with its terms. If NRG's performance does not meet the expectations of investors, and we are unable to terminate the Management Services Agreement, the market price of our Class A common stock could suffer.

If NRG terminates the Management Services Agreement or defaults in the performance of its obligations under the agreement we may be unable to contract with a substitute service provider on similar terms, or at all.

              We rely on NRG to provide us with management services under the Management Services Agreement and do not have independent executive or senior management personnel. The Management Services Agreement provides that NRG may terminate the agreement upon 180 days prior written notice of termination to us if we default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues unremedied for a period of 30 days after written notice of the breach is given to us. If NRG terminates the Management Services Agreement or defaults in the performance of its obligations under the agreement, we may be unable to contract with a substitute service provider on similar terms or at all, and the costs of substituting service providers may be substantial. In addition, in light of NRG's familiarity with our assets, a substitute service provider may not be able to provide the same level of service due to lack of pre-existing synergies. If we cannot locate a service provider that is able to provide us with substantially similar services as NRG does under the Management Services Agreement on similar terms, it would likely have a material adverse effect on our business, financial condition, results of operation and cash flows.

The liability of NRG is limited under our arrangements with it and we have agreed to indemnify NRG against claims that it may face in connection with such arrangements, which may lead it to assume greater risks when making decisions relating to us than it otherwise would if acting solely for its own account.

              Under the Management Services Agreement, NRG does not assume any responsibility other than to provide or arrange for the provision of the services described in the Management Services Agreement in good faith. In addition, under the Management Services Agreement, the liability of NRG and its affiliates is limited to the fullest extent permitted by law to conduct involving bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, action that was known to have been unlawful. In addition, we have agreed to indemnify NRG to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Management Services Agreement or the services provided by NRG, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in NRG tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions.

The indemnification arrangements to which NRG is a party may also give rise to legal claims for indemnification that are adverse to Yield Inc. and holders of our Class A common stock.

Risks Related to the Pending Acquisitions

There can be no assurance that the Pending Acquisitions will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering is not conditioned on the consummation of the Pending Acquisitions.

              Although we expect to close the Drop-Down Transactions during the second quarter of 2014 and the Alta Acquisition to close during the third quarter of 2014, there can be no assurance that either the Drop-Down Transactions or the Alta Acquisition will be consummated on the terms or timetable currently anticipated or at all. In order to consummate these acquisitions, we must obtain certain regulatory and other approvals and consents in a timely manner. If these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the applicable purchase and sale agreement, then we and/or the applicable seller will not be obligated to complete the acquisition. Also, we may not receive these approvals or consents in respect of the Drop-Down Transactions or the Alta Acquisition before the currently anticipated timing for closing such acquisitions (as described above). For example, approval of the Alta Acquisition is subject to regulatory approval by FERC and the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act. The Drop-Down Purchase and Sale Agreements and Alta Purchase and Sale Agreement also contain customary and other closing conditions. In addition, under circumstances specified in the Drop-Down Purchase and Sale Agreements and Alta Purchase and Sale Agreement, we or the applicable seller may terminate the purchase and sale agreements.

              The closing of this offering is not conditioned upon the consummation of the Drop-Down Transactions or the Alta Acquisition. Therefore, upon the closing of this offering, you will become a holder of our Class A common stock irrespective of whether the Drop-Down Transactions or the Alta Acquisition are consummated or delayed. If any of these acquisitions are not completed, our Class A common stock that you have purchased in this offering will not reflect any interest in the applicable assets, and if the acquisition is delayed, this interest will not be reflected during the period of delay. Also, the price of our Class A common stock may decline to the extent that the current market price of our Class A common stock reflects a market assumption that the Drop-Down Transactions and the Alta Acquisition will be consummated and that we will realize certain anticipated benefits of the acquisitions. The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.

Because the historical and pro forma financial information included elsewhere in this prospectus may not be representative of our results as a combined company after the completion of the Pending Acquisitions and consummation of the related financing, you have limited financial information on which to evaluate us and your investment decision.

              Preparing the pro forma financial information contained in this prospectus involved making several assumptions. These assumptions may prove inaccurate. Therefore, the historical financial statements and pro forma financial statements presented in this prospectus supplement may not reflect what our results of operations, financial position and cash flows would have been had we operated on a combined basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, the historical and pro forma financial information included elsewhere in this prospectus supplement is of limited relevance to an investor in this offering. See "Pro Forma Financial Statements" and "Risk Factors—Risks Related to the Pending Acquisitions—If completed, the Pending Acquisitions may not achieve its intended results, and we may be unable to successfully integrate the assets and operations acquired."

If completed, the Pending Acquisitions may not achieve its intended results, and we may be unable to successfully integrate the assets and operations acquired.

              We entered into the Pending Acquisitions with the expectation that they will result in various benefits. Achieving the anticipated benefits of the Pending Acquisitions is subject to a number of uncertainties, including whether the assets acquired can be integrated in an efficient and effective manner.

              It is possible that the integration process could take longer than anticipated and could result in the disruption of each company's ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect our ability to achieve the anticipated benefits of the acquisition. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company's future business, financial condition, operating results and prospects.

Risks Inherent in an Investment in Us

We may not be able to continue paying comparable or growing cash dividends to our holders of our Class A common stock in the future.

              The amount of our cash available for distribution principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level and timing of capital expenditures we make;

  •
  the completion of our ongoing construction activities on time and on budget;

  •
  the level of our operating and general and administrative expenses, including reimbursements to NRG for services provided to us in accordance with the Management Services Agreement;

  •
  seasonal variations in revenues generated by the business;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements (including our project-level financing and, if applicable, our Amended and Restated Credit Agreement); and

  •
  other business risks affecting our cash levels.

              As a result of all these factors, we cannot guarantee that we will have sufficient cash generated from operations to pay a specific level of cash dividends to holders of our Class A common stock. Furthermore, holders of our Class A common stock should be aware that the amount of cash available for distribution depends primarily on our cash flow, and is not solely a function of profitability, which is affected by non-cash items. We may incur other expenses or liabilities during a period that could significantly reduce or eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock during the period. Because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing project-level financing. Our project-level financing agreements generally prohibit distributions from the project entities prior to COD and thereafter prohibit distributions to us unless certain specific conditions are met, including the satisfaction of financial ratios. Our Amended and Restated Credit Agreement also restricts our ability to declare and pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default.

              Yield LLC's cash available for distribution will likely fluctuate from quarter to quarter, in some cases significantly, due to seasonality. As result, we may cause Yield LLC to reduce the amount of cash it distributes to its members in a particular quarter to establish reserves to fund distributions to its members in future periods for which the cash distributions we would otherwise receive from Yield LLC would otherwise be insufficient to fund our quarterly dividend. If we fail to cause Yield LLC to establish sufficient reserves, we may not be able to maintain our quarterly dividend with a respect to a quarter adversely affected by seasonality.

              Finally, dividends to holders of our Class A common stock are paid at the discretion of our board of directors. Our board of directors may decrease the level of or entirely discontinue payment of dividends. For a description of additional restrictions and factors that may affect our ability to pay cash dividends, please read "Cash Dividend Policy."

We are a holding company and our only material asset is our interest in Yield LLC, and we are accordingly dependent upon distributions from NRG Yield LLC and its subsidiaries to pay dividends and taxes and other expenses.

              Yield Inc. is a holding company and has no material assets other than its ownership of membership interests in Yield LLC, a holding company that has no material assets other than its interest in Yield Operating LLC, whose sole material assets are the project companies. None of Yield Inc., nor Yield LLC, nor Yield Operating LLC has any independent means of generating revenue. We intend to cause Yield Operating LLC's subsidiaries to make distributions to Yield Operating LLC and, in turn, make distributions to Yield LLC, and, in turn, to make distributions to Yield Inc. in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds for a quarterly cash dividend to holders of our Class A common stock or otherwise, and Yield Operating LLC or Yield LLC is restricted from making such distributions under applicable law or regulation or is otherwise unable to provide such funds (including as a result of Yield Operating LLC's operating subsidiaries being unable to make distributions), it could materially adversely affect our liquidity and financial condition and limit our ability to pay dividends to holders of our Class A common stock.

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

              We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Market interest rates may have an effect on the value of our Class A common stock.

              One of the factors that influences the price of shares of our Class A common stock is the effective dividend yield of such shares (i.e., the yield as a percentage of the then market price of our shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our Class A common stock to expect a higher dividend yield and, our inability to increase our dividend as a result of an increase in borrowing costs, insufficient cash available for distribution or otherwise, could result in selling pressure on, and a decrease in the market price of our Class A common stock as investors seek alternative investments with higher yield.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or effect combinations.

              If we are deemed to be an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated.

              We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

Market volatility may affect the price of our Class A common stock and the value of your investment.

              The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including general market and economic conditions, disruptions, downgrades, credit events and perceived problems in the credit markets; actual or anticipated variations in our quarterly operating results or dividends; changes in our investments or asset composition; write-downs or perceived credit or liquidity issues affecting our assets; market perception of NRG, our business and our assets; our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future; our ability to raise capital on favorable terms or at all; loss of any major funding source; the termination of the Management Services Agreement or additions or departures of NRG's key personnel; changes in market valuations of similar power generation companies; and speculation in the press or investment community regarding us or NRG.

              Securities markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. Any broad market fluctuations may adversely affect the trading price of our Class A common stock.

We are a "controlled company," controlled by NRG, whose interest in our business may be different the holders of our Class A common stock.

              After consummation of this offering, NRG will control approximately        % of our combined voting power and be able to elect all of our board of directors. As a result, we will be considered a "controlled company" for the purposes of the NYSE listing requirements. As a "controlled company," we are permitted to, and we may opt out of the NYSE listing requirements that would require (i) a majority of the members of our board of directors to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or (iii) that the compensation of our executive officers and nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. The NYSE listing requirements are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. As further described above in "—Risks Related to Our Relationship with NRG," it is possible that the interests of NRG may in some circumstances conflict with our interests and the interests of holders of our Class A common stock.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to holders of our Class A common stock, and could make it more difficult for you to change management.

              Provisions of our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that holders of our Class A common stock may consider favorable, including transactions in which such stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove members of our management. These provisions include:

  •
  a prohibition on stockholder action through written consent;

  •
  a requirement that special meetings of stockholders be called upon a resolution approved by a majority of our directors then in office;

  •
  advance notice requirements for stockholder proposals and nominations; and

  •
  the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

              Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As a result of these provisions in our charter documents, the price investors may be willing to pay in the future for shares of our Class A common stock may be limited. See "Description of Capital Stock—Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws."

              Additionally, our amended and restated certificate of incorporation, prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA) or "holding company" (as defined in the PUHCA) from acquiring, through this offering or in subsequent purchases other than secondary market transactions, an amount of our Class A common stock sufficient to result in a transfer of control without the prior written consent of our board of directors. See "Notice to Investors." While we do not anticipate that this offering will result in a transfer of control over any public utility owned by us, any such change of control, in addition to prior approval from our board of directors, would require prior authorization from FERC. Similar restrictions may apply to certain purchasers of our securities which are "holding companies" under PUHCA regardless of whether our securities are purchased in this offering, subsequent offerings by us or NRG, in open market transactions or otherwise. A purchaser of our securities which is a holding company will need to determine whether a given purchase of our securities may require prior FERC approval.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our Class A common stock.

              We are in a capital intensive business, and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we may require additional funds from further equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Class A common stock offered hereby. Under our amended and restated certificate of incorporation, we are authorized to issue 500,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class A common stock. We may also issue additional shares of our Class A common stock or other securities that are convertible into or exercisable for our Class A common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the offering price for our Class A common stock in this offering.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the stock price and trading volume of our Class A common stock could decline.

              The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our Class A common stock to decline.

Future sales of our common stock by NRG may cause the price of our Class A common stock to fall.

              The market price of our Class A common stock could decline as a result of sales by NRG of such shares (issuable to NRG upon the exchange of some or all of its Yield LLC Class B units) in the market, or the perception that these sales could occur. The market price of our Class A common stock may also decline as a result of NRG disposing or transferring some or all of our outstanding Class B common stock, which disposals or transfers would reduce NRG's ownership interest in, and voting control over, us. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

              NRG and certain of its affiliates have certain demand and piggyback registration rights with respect to shares of our Class A common stock issuable upon the exchange of Yield LLC's Class B units. The presence of additional shares of our Class A common stock trading in the public market, as a result of the exercise of such registration rights may have a material adverse effect on the market price of our securities. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

We are an "emerging growth company" and may elect to comply with reduced public company reporting requirements, which could make our Class A common stock less attractive to investors.

              We are an "emerging growth company," as defined by the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, or July 22, 2018. However, if certain events occur prior to the end of such period, including if we become a "large accelerated filer," our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to holders of our Class A common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive as a result of our reliance on these exemptions. If some investors find our Class A common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Class A common stock and the price for our Class A common stock may be more volatile.

              Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Related to Taxation

              In addition to reading the following risk factors, if you are a non-U.S. investor, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of shares of our Class A common stock.

Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income.

              We expect to generate NOLs and NOL carryforwards that we can utilize to offset future taxable income. Based on our current portfolio of assets, which include renewable assets that benefit from an accelerated tax depreciation schedule, and subject to potential tax audits, which may result in income, sales, use or other tax obligations, we do not expect to pay significant federal income tax for a period of approximately ten years. While we expect these losses will be available to us as a future benefit, in the event that they are not generated as expected, successfully challenged by the IRS (in a tax audit or otherwise) or subject to future limitations as discussed below, our ability to realize these benefits may be limited. A reduction in our expected NOLs, a limitation on our ability to use such losses or future tax audits, may result in a material increase in our estimated future income tax liability and may negatively impact our liquidity and financial condition.

Our ability to use NOLs to offset future income may be limited.

              Our ability to use NOLs generated in the future could be substantially limited if we were to experience an "ownership change" as defined under Section 382 of the Code. In general, an "ownership change" would occur if our "5-percent shareholders," as defined under Section 382 of the Code, collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Future sales of our Class A common stock by NRG, as well as future issuances by us, could contribute to a potential ownership change.

A valuation allowance may be required for our deferred tax assets.

              Our expected NOLs are reflected as a deferred tax asset as they are generated until utilized to offset income. Valuation allowances may need to be maintained for deferred tax assets that we estimate are more likely than not to be unrealizable, based on available evidence at the time the estimate is made. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates and future taxable income levels and based on input from our auditors, tax advisors or regulatory authorities. In the event that we were to determine that we would not be able to realize all or a portion of our net deferred tax assets in the future, we would reduce such amounts through a charge to income tax expense in the period in which that determination was made, which could have a material adverse impact on our financial condition and results of operations and our ability to maintain profitability.

Distributions to holders of our Class A common stock may be taxable as dividends.

              It is difficult to predict whether we will generate earnings or profits as computed for federal income tax purposes in any given tax year. If we make distributions from current or accumulated earnings and profits as computed for federal income tax purposes, such distributions will generally be taxable to holders of our Class A common stock in the current period as ordinary dividend income for federal income tax purposes. Under current law, such dividends would be eligible for the lower tax rates applicable to qualified dividend income of non-corporate taxpayers. While we expect that a portion of our distributions to holders of our Class A common stock may exceed our current and accumulated earnings and profits as computed for federal income tax purposes and therefore constitute a non-taxable return of capital distribution to the extent of a stockholder's basis in our Class A common stock, no assurance can be given that this will occur.

USE OF PROCEEDS

              Assuming no exercise of the underwriter's option to purchase additional shares of Class A common stock, we expect to receive approximately $         million of net proceeds from the sale of the Class A common stock offered hereby based upon the assumed offering price of $        per share, after deducting underwriting discounts and commissions but before offering expenses. If the underwriter exercises in full its option to purchase additional shares of Class A common stock, we estimate that the net proceeds to us will be approximately $         million, after deducting underwriting discounts and commissions.

              We intend to use all of the net proceeds from this offering to acquire newly issued Yield LLC Class A units, representing      % of Yield LLC's outstanding membership units after this offering, from Yield LLC. We intend to cause Yield LLC to use the net proceeds of this offering together with cash on hand and the proceeds from newly issued debt securities to fund the the aggregate $870 million cash purchase price of the Alta Acquisition. However, this offering is not conditioned upon the completion of the Alta Acquisition, and, to the extent the Alta Acquisition is not completed, we expect that Yield LLC will use the net proceeds from this offering for general corporate purposes, including to fund other acquisition opportunities that may become available to us.

              We are evaluating other capital markets transactions to fund the remaining portion of the Alta Acquisition, including the issuance of senior debt securities by us or one or more of our subsidiaries. We do not have any commitments for any such financing, and there can be no assurance that it will be available on acceptable terms or at all.

 CAPITALIZATION

              The following table sets forth the cash and cash equivalents and consolidated capitalization as of March 31, 2014 on (i) a historical basis from our consolidated financial statements; (ii) an as adjusted basis to give effect to this offering and the use of the proceeds therefrom as set forth under "Use of Proceeds;" (iii) a pro forma as adjusted basis to reflect the Drop-Down Transactions and to give effect to this offering and the use of the proceeds therefrom as set forth under "Use of Proceeds;" and (iv) a pro forma basis to reflect the Drop-Down Transactions, the Alta Acquisition and to give effect to this offering and the use of the proceeds therefrom as set forth under "Use of Proceeds," in each case, as if it had occurred on such date.

              You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Pro Forma Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere or incorporated by reference in this prospectus.

	March 31, 2014
(in millions except shares)	Actual	As Adjusted Equity Offering	As Adjusted Equity Offering with Drop-Down Transactions	As Adjusted Equity Offering with Drop-Down Transactions and Alta Acquisition
Cash and restricted cash:
Cash and cash equivalents	$420	$985	$650	$186
Restricted cash	21	21	32	77

Total cash and restricted cash	$441	$1,006	$682	$263

Long-term debt:
Amended and Restated Credit Agreement	$—	$—	$—	$—
3.5% Convertible Senior Convertible Notes due 2019(a)	323	323	323	323
New corporate debt(b)	—	—	—	400
Project-level debt	1,058	1,058	1,715	3,327

Total long-term debt	1,381	1,381	2,038	4,050

Equity:
Class A common stock, par value $0.01 per share, 500,000,000 authorized; 22,511,250 issued and outstanding actual issued and outstanding, as adjusted	—	—	—	—
Class B common stock, par value $0.01 per share, 500,000,000 authorized; 42,738,750 issued and outstanding, actual and as adjusted	—	—	—	—
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—	—	—
Additional paid-in-capital	644	1,209	1,209	1,209
Retained earnings	4	4	4	4
Accumulated other comprehensive loss	(2)	(2)	(2)	(2)
Noncontrolling interest	385	385	259	259

Total equity	1,031	1,596	1,470	1,470

Total capitalization	$2,412	$2,977	$3,508	$5,520

(a)
The Convertible Notes were accounted for in accordance with ASC 470-20. Under ASC 470-20, issuers of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, are required to separately account for the liability (debt) and equity (conversion option) components. The applicability of ASC 470-20 resulted in the recognition of $23 million as the value for the equity component with the offset to debt discount. The debt discount will be amortized to interest expense using the effective interest method over the term of the notes.

(b)
We intend to issue $400 million of corporate debt to fund the remaining portion of the purchase price of the Alta Acquisition.

PRICE RANGE OF OUR CLASS A COMMON STOCK

              Our Class A common stock currently trades on the New York Stock Exchange under the symbol "NYLD." The following table sets forth, for the periods indicated, the high and low prices per share of our Class A common stock as reported by the New York Stock Exchange.

	High	Low
Year ending December 31, 2014:
Second quarter (through June 13, 2014)	$52.70	$40.07
First quarter	41.23	34.89
Year ending December 31, 2013:
Fourth quarter	41.18	30.07
Third quarter (starting July 17, 2013)	31.26	26.50

              As of June 13, 2014, the last reported sale price of our Class A common stock on the New York Stock Exchange was $52.04 per share. As of June 13, 2014, there was one holder of record of our Class A common stock. The number of record holders does not include persons who held our Class A common stock in nominee or "street name" accounts through brokers.

 CASH DIVIDEND POLICY

              We intend to pay a regular quarterly dividend to holders of our Class A common stock. We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class A common stock of record on or about the 60th day following the last day of such fiscal quarter.

              The following table sets forth the per share dividends we have declared since the closing of our initial public offering:

Declaration Date	Record Date	Payment Date	Amount Per Share
October 31, 2013	December 2, 2013	December 16, 2013	$0.23	(1)
January 30, 2014	March 3, 2014	March 17, 2014	$0.33
May 5, 2014	June 2, 2014	June 16, 2014	$0.35

(1)
Represents a prorated rate of $0.30 per share if such period had been a full fiscal quarter.

Rationale for Our Dividend

              In accordance with its operating agreement and in our capacity as the sole managing member, we intend to cause Yield LLC to make regular quarterly cash distributions to its members in an amount equal to the cash available for distribution generated during a given quarter less reserves for the prudent conduct of our business (including for, among other things, unplanned capital expenditures and dividend shortfalls as a result of seasonality in our cash flows), and to use the amount distributed to Yield Inc. to pay regular quarterly dividends to holders of our Class A common stock.

              Our dividend policy reflects a basic judgment that holders of our Class A common stock will be better served by distributing all of the cash distributions we receive from Yield LLC each quarter in the form of a quarterly dividend rather than retaining it. In addition, by providing for the provision of reserves each quarter after calculating cash available for distribution and thereby enabling Yield LLC to retain a portion of its cash generated from operations, we believe we will also provide better value to holders of our Class A common stock by maintaining the operating capacity of our assets and, in turn, dividend paying capacity.

              Our cash available for distribution is likely to fluctuate from quarter to quarter, in some cases significantly, as a result of the seasonality of our assets, maintenance and outage schedules among other factors. Accordingly, during quarters in which Yield LLC generates cash available for distribution in excess of the amount necessary to distribute to us to pay our stated quarterly dividend, we may cause it to reserve a portion of the excess to fund its cash distribution in future quarters. In quarters in which we do not generate sufficient cash available for distribution to fund our stated quarterly cash dividend, if our board of directors so determines, we may use sources of cash not included in our calculation of cash available for distribution, such as net cash provided by financing activities, network upgrade reimbursements, all or any portion of the cash on hand or, if applicable, borrowings under our Amended and Restated Credit Agreement, to pay dividends to holders of our Class A common stock. Although these other sources of cash may be substantial and available to fund a dividend payment in a particular period, we exclude these items from our calculation of cash available for distribution because we consider them non-recurring or otherwise not representative of the operating cash flows we typically expect to generate.

              In general, we expect that "cash available for distribution" each quarter will equal Adjusted EBITDA generated during the period plus cash distributions received from unconsolidated affiliates, less:

  •
  pro-rata Adjusted EBITDA from unconsolidated affiliates;

  •
  cash interest paid;

  •
  income tax paid;

  •
  maintenance capital expenditures;

  •
  change in other assets; and

  •
  principal payments on indebtedness in accordance with the related loan amortization schedules.

Limitations on Cash Dividends and Our Ability to Change Our Dividend Policy

              There is no guarantee that we will pay quarterly cash dividends to holders of our Class A common stock. We do not have a legal obligation to pay dividends. Our dividend policy may be changed at any time and is subject to certain restrictions and uncertainties, including the following:

  •
  The amount of our quarterly cash available for distribution could be impacted by restrictions on cash distributions contained in our project-level financing arrangements, which require that our project-level subsidiaries comply with certain financial tests and covenants in order to make such cash distributions. Similar restrictions are contained in our Amended and Restated Credit Agreement. Should we or any of our project-level subsidiaries be unable to satisfy these covenants or if any of us are otherwise in default under such facilities, we may be unable to receive sufficient cash distributions to pay our stated quarterly cash dividends notwithstanding our stated dividend policy.

  •
  As the sole managing member of Yield LLC, we and, accordingly, our board of directors, has the authority to establish, or cause Yield LLC to establish, cash reserves for the prudent conduct of our business and for future cash dividends to holders of our Class A common stock, and the establishment of or increase in those reserves could result in a reduction in cash dividends from levels we currently anticipate pursuant to our stated dividend policy. These reserves may account for the fact that our project-level cash flows may vary from year to year based on, among other things, changes in prices under offtake agreements, fuel supply and transportation agreements and other project contracts, changes in regulated transmission rates, compliance with the terms of non-recourse project-level financing including debt repayment schedules, the transition to market or recontracted pricing following the expiration of offtake agreements, working capital requirements and the operating performance of the assets. Furthermore, our board of directors may increase, or cause Yield LLC to increase reserves to account for the seasonality that has historically existed in our assets cash flows and the variances in the pattern and frequency of distributions to us from our assets during the year.

  •
  Prior to Yield LLC making any cash distributions to its members, Yield LLC will reimburse NRG and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the Management Services Agreement. Yield LLC's second amended and restated operating agreement does not limit the amount of expenses for which the Manager and its affiliates may be reimbursed. The Management Services Agreement provides that NRG will determine in good faith the expenses that are allocable to us. Accordingly, the reimbursement of expenses and payment of fees, if any, to the Manager and its affiliates will reduce the amount of our cash available for distribution.

  •
  Section 170 of the DGCL allows our board of directors to declare and pay dividends on the shares of our Class A common stock either:

  •
  out of its surplus, as defined in and computed in accordance with the DGCL; or

  •
  in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

  •
  We may lack sufficient cash to pay dividends to holders of our Class A common stock due to cash flow shortfalls attributable to a number of operational, commercial or other factors, including low availability, as well as increases in our operating and/or general and administrative expenses, principal and interest payments on our outstanding debt, income tax expenses, working capital requirements or anticipated cash needs at our project-level subsidiaries.

  •
  Yield LLC's cash distributions to us and, as a result, our ability to pay or grow our dividends is dependent upon the performance of our subsidiaries and their ability to distribute cash to us. The ability of our project-level subsidiaries to make cash distributions to Yield LLC may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state corporation laws and other laws and regulations.

Our Ability to Grow our Business and Dividend

              We intend to grow our business primarily through the acquisition of contracted power assets, which, we believe, will facilitate the growth of our cash available for distribution and enable us to increase our dividend per share over time. However, the determination of the amount of cash dividends to be paid to holders of our Class A common stock will be made by our board of directors and will depend upon our financial condition, results of operations, cash flow, long-term prospects and any other matters that our board of directors deem relevant.

              We expect that we will rely primarily upon external financing sources, including commercial bank borrowings and issuances of debt and equity securities, to fund any future growth capital expenditures. To the extent we are unable to finance growth externally; our dividend policy could significantly impair our ability to grow because we do not currently intend to reserve a substantial amount of cash generated from operations to fund growth opportunities. If external financing is not available to us on acceptable terms, our board of directors may decide to finance acquisitions with cash from operations, which would reduce or even eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock. To the extent we issue additional shares of capital stock to fund growth capital expenditures, the payment of dividends on those additional shares may increase the risk that we will be unable to maintain or increase our per share dividend level. There are no limitations in our bylaws, and there will not be any limitations under our Amended and Restated Credit Agreement, on our ability to issue additional shares of capital stock, including preferred stock that would have priority over our Class A common stock with respect to the payment of dividends. Additionally, the incurrence of additional commercial bank borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact our cash available for distribution and, in turn, our ability to pay dividends to holders of our Class A common stock.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

              The Unaudited Pro Forma Consolidated Combined Financial Statements (the "pro forma financial statements") combine the historical consolidated financial statements of Yield Inc., the financial statements of the Acquired ROFO Assets, and the combined statements of the Alta Wind Portfolio, to illustrate the potential effect of the Pending Acquisitions. The pro forma financial statements are based on, and should be read in conjunction with, the:

  •
  accompanying notes to the Unaudited Pro Forma Consolidated Combined Financial Statements;

  •
  consolidated financial statements of Yield Inc. for the year ended December 31, 2013 and for the three months ended March 31, 2014 and the notes relating thereto, incorporated herein by reference;

  •
  financial statements of the operating subsidiaries of Natural Gas Repowering LLC, Kansas South LLC and TA-High Desert LLC for the year ended December 31, 2013 and for the three months ended March 31, 2014 and the notes relating thereto, and

  •
  combined financial statements of the Alta Wind Portfolio for the year ended December 31, 2013 and for the three months ended March 31, 2014 and the notes relating thereto, filed within this registration statement.

              The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Alta Acquisition and the Drop-Down Transactions, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Consolidated Combined Statements of Operations (the "pro forma statement of operations") for the year ended December 31, 2013 and for the three months ended March 31, 2014, give effect to the acquisitions as if they occurred on January 1, 2013. The Unaudited Pro Forma Consolidated Combined Balance Sheet (the "pro forma balance sheet") as of March 31, 2014, gives effect to the acquisitions as if they occurred on March 31, 2014.

              As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. The Drop-Down Transactions will be accounted as a transfer of entities under common control and the purchase price will be allocated to the carrying values of the assets acquired and liabilities assumed as of the date of the acquisitions. The expected purchase price for the Alta Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the acquisition. Valuations necessary to determine the fair value of the assets and liabilities have not been completed and cannot be made prior to the completion of the transaction.

              Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position. The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations and financial position would have been had the Drop-Down Transactions and the Alta Acquisition been completed on the dates indicated. Yield Inc. could incur significant costs to integrate the businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

 Unaudited Pro Forma Combined Consolidated Income Statement
Three Months Ended March 31, 2014

	NRG Yield, Inc. Historical	Combined Acquired ROFO Assets	Pro Forma Adjustments		NRG Yield, Inc. with Acquired ROFO Assets	Alta Wind Portfolio	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues
Total operating revenues	$110	$29	$—		$139	$43	$—		$182
Operating Costs and Expenses
Cost of operations	53	6	—		59	11	—		70
Depreciation and amortization	17	7	—		24	16	10	(c)	50
General and administrative	—	—	—		—	1			1
General and administrative—affiliate	2	—			2	—	—		2

Total operating costs and expenses	72	13	—		85	28	10		123
Operating Income/(Loss)	38	16	—		54	15	(10)		59
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	1	—	—		1	—	—		1
Other income, net	1	—	—		1	—	—		1
Interest expense	(19)	(8)	—		(27)	(33)	(6	)(d)	(66)

Total other income / (expense)	(17)	(8)	—		(25)	(33)	(6)		(64)

Income Before Income Taxes	21	8	—		29	(18)	(16)		(5)
Income tax expense/(benefit)	3	—	1	(a)	4	—	(5	)(a)	(1)

Net Income/(loss)	18	8	(1)		25	(18)	(11)		(4)

Less: Net income attributable to noncontrolling interest	14	—	5	(b)	19	—	(22	)(b)	(3)

Net income/(loss) attributable to NRG Yield, Inc.	$4	$8	$(6)		$6	$(18)	$11		$(1)

Earnings per share attributable to Class A common stockholders
Basic weighted average number of Class A common shares outstanding	23							(e)
Basic earnings per Class A common share	$0.18

Diluted weighted average number of Class A common shares outstanding	30
Diluted earnings per Class A common share	$0.17

 Unaudited Pro Forma Combined Consolidated Income Statement
Year Ended December 31, 2013

	NRG Yield, Inc. Historical	Combined Acquired ROFO Assets	Pro Forma Adjustments	NRG Yield, Inc. with Acquired ROFO Assets	Alta Wind Portfolio	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues
Total operating revenues	$313	$65	$—	$378	$184	$—			$562
Operating Costs and Expenses
Cost of operations	127	17	—	144	40	—			184
Depreciation and amortization	51	10	—	61	49	38	(c)		148
General and administrative	—	—	—	—	4	—			4
General and administrative—affiliate	7	—	—	7	—	—			7

Total operating costs and expenses	185	27	—	212	93	38			343
Operating Income/(Loss)	128	38	—	166	91	(38)			219
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	22	—	—	22	—	—			22
Other income, net	2	1	—	3	—	—			3
Interest expense	(35)	(16)	—	(51)	(62)	(22	)(d)		(135)

Total other income / (expense)	(11)	(15)	—	(26)	(62)	(22)			(110)

Income Before Income Taxes	117	23	—	140	29	(60)			109
Income tax expense/(benefit)	8	—	3 (a)	11	—	(4	)(a)		7

Net Income/(Loss)	109	23	(3)	129	29	(56)			102

Less: Predecessor income prior to initial public offering on July 22, 2013	54			54					54

Net Income/(Loss) Subsequent to Initial Public Offering	55	23	(3)	75	29	(56)			48
Less: Net income/(loss) attributable to non-controlling interest	42	—	15 (b)	57	—	(20	)(b)		37

Net income/(loss) attributable to NRG Yield, Inc.	$13	$23	$(18)	$18	$29	$(36)			$11

Earnings per share attributable to Class A common stockholders
Basic weighted average number of Class A common shares outstanding	23						(e)
Basic earnings per Class A common share	$0.57							$

Diluted weighted average number of Class A common shares outstanding	23
Diluted earnings per Class A common share	$0.57							$

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of March 31, 2014

	NRG Yield, Inc. Historical	Combined Acquired ROFO Assets	Pro Forma Adjustments		NRG Yield, Inc. with Acquired ROFO Assets	Alta Wind Portfolio	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$420	$14	$(349	)(f)	$85	$6	$95		$186
Restricted cash	21	11	—		32	45	—		77
Accounts receivable—trade, net	38	7	—		45	16	—		61
Accounts receivable—affiliate	1	5	—		6	7	—		13
Inventory	15	—	—		15	1	—		16
Derivative instruments	1	—	—		1	—	—		1
Notes receivable	2	4	—		6	—	—		6
Prepayments and other current assets	4	65	—		69	6	(5	)(h)	70

Total current assets	502	106	(349)		259	81	90		430
Property, Plant and Equipment
Property, plant and equipment, net of accumulated depreciation	1,530	745	—		2,275	1,487	—		3,762
Other Assets
Equity investments in affiliates	229	—	—		229	—	—		229
Notes receivable	5	14	—		19	—	—		19
Intangible assets, net of accumulated amortization	85	17	—		102	111	827	(i)	1,040
Derivative instruments	7	5	—		12	8	—		20
Deferred income taxes	144	—	—		144	—	—		144
Other non-current assets	32	24	—		56	56	(48)	(j)	64

Total other assets	502	60	—		562	175	779		1,516

Total Assets	$2,534	$911	$(349)		$3,096	$1,743	$869		$5,708

Unaudited Pro Forma Combined Consolidated Balance Sheet (Continued)

As of March 31, 2014

	NRG Yield, Inc. Historical	Combined Acquired ROFO Assets	Pro Forma Adjustments		NRG Yield, Inc. with Acquired ROFO Assets	Alta Wind Portfolio	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$71	$83	$—		$154	$31	$—		$185
Accounts payable	14	1	—		15	4	—		19
Payable to affiliates	26	15	—		41	3	—		44
Derivative instruments	22	8	—		30	3	—		33
Accrued expenses and other current liabilities	17	4	—		21	17	—		38

Total current liabilities	150	111	—		261	58	—		319
Other Liabilities
Long-term debt and capital leases	1,310	574	—		1,884	1,581	400	(k)	3,865
Derivative instruments	20	—	—		20	—	—		20
Other non current liabilities	23	3	—		26	14	(6)	(h)	34

Total non-current liabilities	1,353	577	—		1,930	1,595	394		3,919

Total Liabilities	1,503	688	—		2,191	1,653	394		4,238
Stockholders' Equity
Additional paid-in capital	644	197	(197	)(g)	644	90	475	(l),(m)	1,209
Retained earnings	4	29	(29	)(g)	4	—	—		4
Accumulated other comprehensive (loss) income	(2)	(3)	3	(g)	(2)	—	—		(2)
Noncontrolling interest	385	—	(126	)(g)	259	—	—		259

Total Stockholders' Equity	1,031	223	(349)		905	90	475		1,470

Total Liabilities and Stockholders' Equity	$2,534	$911	$(349)		$3,096	$1,743	$869		$5,708

Unaudited Pro Forma Combined Consolidated Balance Sheet (Continued)

As of March 31, 2014

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(a)
Represents the adjustment to record the tax effect of including the results of the Acquired ROFO Assets and Alta Wind Portfolio in Yield Inc.'s results as well as the impact of the pro forma adjustments related to the amortization of intangible assets acquired and additional interest associated with new corporate debt.

(b)
Represents the adjustment to record noncontrolling interest associated including with the results of the Acquired ROFO Assets and Alta Wind Portfolio in Yield Inc.'s results as well as the impact of the change in noncontrolling interest from 65.5% to        % effective with the Class A common stock issued in connection with this offering.

(c)
Represents additional amortization expense resulting from the intangible asset value associated with the acquired PPAs. The terms of the PPAs range from 21 to 24 years. The estimate is preliminary, subject to change and could vary materially from the actual adjustment on the date of the acquisition.

(d)
Reflects the estimated increase in interest expense as Yield Inc. intends to issue $400 million of corporate debt to fund the purchase price of the acquisition. Yield Inc. estimates that it will issue $400 million of additional senior notes at an estimated interest rate of 5.50%. This would result in approximately $22 million of additional interest expense for the year ended December 31, 2013 and approximately $6 million of additional interest expense for the three months ended March 31, 2014.

(e)
Represents the additional Class A common shares to be issued in connection with this offering.

(f)
Represents cash utilized to fund the purchase price of the Acquired ROFO Assets.

(g)
Represents the adjustment to reclassify the equity of the Acquired ROFO Assets to non-controlling interest. The acquisition represents a transfer of interests under common control and the equity was transferred at carrying value with no gain or loss recorded.

(h)
Represents the adjustment to remove prepaid rent and deferred revenue in connection with the Alta Acquisition.

(i)
Represents the intangible asset value associated with the acquired PPAs. The estimated terms of the PPAs range from 21 to 24 years. The estimate is preliminary, subject to change and could vary materially from the actual adjustment on the date of the acquisition. For each $100 million change in the fair value adjustment to intangible assets, combined annual amortization expense would be expected to change by approximately $5 million.

(j)
Represents the adjustment to remove deferred financing costs in connection with the Alta Wind Acquisition.

(k)
Yield Inc. estimates that it will issue $400 million of corporate debt to fund the Alta Acquisition at an estimated interest rate of 5.50%. For each 0.25% change in the interest rate, annual interest expense would be expected to change by approximately $1 million.

(l)
Represents the issuance of Class A common shares in connection with this offering and adjustments to equity to reflect the impact of the Alta Acquisition.

(m)
The estimated purchase price for the Alta Acquisition, which is expected to be funded by the following components:

(in millions)
Debt to be issued	400
Class A common stock issued in this offering	470

$870

Unaudited Pro Forma Combined Consolidated Balance Sheet (Continued)

As of March 31, 2014

              The allocation of the preliminary purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

(in millions)
Current assets	$76
Property, plant and equipment	1,487
Other non-current assets	954

2,517
Debt	1,612
Other current and non-current liabilities	35

1,647

$870

              The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of the Alta Wind assets and liabilities at the time of the acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation used for the Unaudited Pro Forma Combined Consolidated Balance Sheet primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the acquisition compared to the amounts assumed in the pro forma adjustments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the beneficial ownership of shares of our Class A common stock, as of May 31, 2014, by:

  •
  each beneficial owner of 5% or more of our Class A common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers, as a group.

              Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Restricted stock units that vest within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the restricted stock units for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 22,511,250 shares of Class A common stock outstanding for stockholders other than our executive officers and directors and NRG. Percentage of beneficial ownership of our executive officers and directors is based on 22,511,250 shares of Class A common stock outstanding plus restricted stock units that vest within 60 days of the date of this prospectus by any executive officer or director included in the group for which percentage ownership has been calculated. Percentage of beneficial ownership of NRG is based on 22,511,250 shares of Class A common stock outstanding plus 42,738,750 Class B units exchangeable into shares of Class A common stock within 60 days of the date of this prospectus. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. For further information regarding material transactions between us and certain of our stockholders, see "Certain Relationships and Related Party Transactions" in our 2014 Proxy Statement, which is incorporated herein by reference.

	Class A Common Stock					Combined Voting Power(1)(2)
	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering
						% of Combined Voting Power Prior to the Offering	% of Combined Voting Power After the Offering
	Number		%	Number	%
5% Stockholders
NRG(3)	42,738,750	(4)	65.50	42,738,750		65.5
Wellington Management Company, LLP 280 Congress Street, Boston, Massachusetts 02210(5)	2,273,141		10.10	2,273,141		3.48
Prudential Financial, Inc. 751 Broad Street, Newark, New Jersey 07102(6)	1,953,846		8.70	1,953,846		2.99
Jennison Associates LLC 466 Lexington Avenue, New York, New York, 10017(7)	1,951,516		8.70	1,951,516		2.99
Steadfast Capital Management LP 450 Park Avenue, 20th Floor, New York, New York 10022(8)	1,680,020		7.46	1,680,020		2.51
The Bank of New York Mellon Corporation One Wall Street, 31st Floor, New York, New York, 10286(9)	1,476,480		6.56	1,476,480		2.26
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022(10)	1,296,720		5.80	1,296,720		1.99
The Vanguard Group 100 Vanguard Blvd. Malvern Pennsylvania, 19355(11)	1,215,712		5.40	1,215,712		1.86
Salient Capital Advisors, LLC 4265 San Felipe, 8th Floor, Houston, Texas 77027(12)	1,141,542		5.07	1,141,542		1.75
Named Executive Officers and Directors
David Crane(13)	26,750		*	26,750	*	*	*
Kirkland B. Andrews	5,000		*	5,000	*	*	*
Mauricio Gutierrez	4,000		*	4,000	*	*	*
John F. Chlebowski(14)	16,060		*	16,060	*	*	*
Ferrell P. McClean(15)	8,768		*	8,768	*	*	*
Brian R. Ford(16)	3,884		*	3,884	*	*	*
Christopher S. Sotos	2,000		*	2,000	*	*	*
All Executive Officers and Directors as a Group (9 Persons)	68,962		*	68,962	*	*	*

*
Less than one percent of outstanding Class A common stock or combined voting power.

(1)
Assumes no exercise of the underwriter's option to purchase additional shares.

(2)
Represents the voting power of the Class A common stock and Class B common stock voting together as a single class. See "Description of Capital Stock."

(3)
NRG holds all of the shares of our Class B common stock. Each holder of Class B common stock is entitled to one vote per share of Class B common stock.

(4)
Consists entirely of Class B units of Yield LLC. Such units are exchangeable for shares of our Class A common stock at any time, subject to provisions of the lock-up agreement (as described in "Shares Eligible for Future Sale—Sale of Restricted Shares—Lock-Up Agreements"). As a result, NRG may be deemed to beneficially own the shares of Class A common stock for which such Class B units of Yield LLC are exchangeable. NRG may exchange Class B units of Yield LLC for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Exchange Agreement. See "Description of Capital Stock—Second Amended and Restated Operating Agreement of Yield LLC—Exchange Agreement."

(5)
Based upon information set forth in the Schedule 13G filed on January 10, 2014 by Wellington Management Company, LLP ("Wellington"). Wellington has shared voting power over 1,198,849 shares of Class A common stock and shared dispositive power over 2,273,141 shares of Class A common stock.

(6)
Based upon information set forth in the Schedule 13G filed on February 5, 2014 by Prudential Financial, Inc. ("Prudential"). Prudential has sole voting power and sole dispositive power over 256,462 shares of Class A common stock. Prudential has shared voting power and shared dispositive power over 1,697,384 shares of Class A common stock. Prudential is a parent holding company and the indirect parent of Jennison (described in footnote 7) and Quantitative Management Associates LLC, who are the beneficial owners of 1,951,516 shares of Class A common stock and 2,330 shares of Class A common stock, respectively.

(7)
Based upon information set forth in the Schedule 13G filed on February 12, 2014 by Jennison Associates LLC ("Jennison"). Jennison has sole voting power over 1,951,516 shares of Class A common stock and shared dispositive power over 1,951,516 shares of Class A common stock. Prudential (described in footnote 6), indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the shares held by its managed portfolios.

(8)
Based upon information set forth in the Schedule 13G/A filed on February 13, 2014, by Steadfast Capital Management LP ("Investment Manager"), Robert S. Pitts, Jr. ("Mr. Pitts"), Steadfast Advisors LP ("Managing General Partner"), Steadfast Capital, L.P. ("Steadfast Capital"), American Steadfast, L.P. ("American Steadfast") and Steadfast International Master Fund Ltd. ("Offshore Fund"). (a) Mr. Pitts beneficially owns 1,680,020 shares of Class A common stock, (b) the Investment Manager beneficially owns 1,604,210 shares of Class A common stock, (c) the Managing General Partner beneficially owns 75,810 shares of Class A common stock, (d) Steadfast Capital beneficially owns 75,810 shares of Class A common stock, (d) American Steadfast beneficially owns 597,776 shares of Class A common stock and (e) the Offshore Fund beneficially owns 1,006,434 shares of Class A common stock. Mr. Pitts is the managing member of the Investment Manager and the Managing General Partner. The Managing General Partner has the power to vote and dispose of the shares held by Steadfast Capital. The Investment Manager has the power to vote and dispose of the shares held by American Steadfast and the Offshore Fund.

(9)
Based upon information set forth in the Schedule 13G filed on January 30, 2014 by The Bank of New York Mellon Corporation ("Mellon Bank"). Mellon Bank has sole voting power over 1,472,017 shares of Class A common stock and sole dispositive power over 1,469,880 shares of Class A common stock. Mellon Bank has shared voting power over 2,250 shares of Class A common stock and shared dispositive power over 6,600 shares of Class A common stock.

(10)
Based upon information set forth in the Schedule 13G filed on January 30, 2014 by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power over 1,249, 598 shares of Class A common stock and sole dispositive power over 1,296,720 shares of Class A common stock.

(11)
Based upon information set forth in the Schedule 13G filed on February 12, 2014 by The Vanguard Group ("Vanguard"). Vanguard has sole voting power over 30,810 shares of Class A common stock and sole dispositive power over 1,186,502 shares of Class A common stock. Vanguard has shared dispositive power over 29,210 shares of Class A common stock. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 29,210 shares of Class A common stock as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,600 shares of Class A common stock as a result of VIA serving as investment manager of Australian investment offerings.

(12)
Based upon information set forth in the Schedule 13G filed on January 13, 2014 by Salient Capital Advisors, LLC.

(13)
Includes 1,750 shares held by Mr. Crane's children.

(14)
Includes 6,364 deferred stock units ("DSUs") and 96 dividend equivalent rights ("DERs"), payable in the event the director ceases to be a member of the Board. Each DSU represents the right of a participant to be paid one share of Class A common stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. DERs become exercisable proportionately with the DSUs to which they relate. Each DER is the right to receive one share of Class A common stock under its terms.

(15)
Includes 5,682 DSUs and 86 DERs, payable in the event the director ceases to be a member of the Board.

(16)
Includes 2,841 DSUs and 43 DERs, payable in the event the director ceases to be a member of the Board.

              The following table sets forth information concerning beneficial ownership of NRG Energy, Inc.'s common stock as of May 31, 2014, for: (a) each director of NRG Yield, Inc.; (b) each named executive officer of NRG Yield, Inc.; and (c) the directors and executive officers of NRG Yield, Inc. as a group. Percentage of beneficial ownership is based on 337,409,737 shares of NRG common stock outstanding as of May 31, 2014 plus shares that such person has the right to acquire within 60 days of May 31, 2014. Unless otherwise indicated, each person has the sole investment and voting power with respect to the shares of NRG common stock set forth in the following table. Except as noted below, the address of the beneficial owners is NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Common Stock(1)	% of Common Stock
David Crane(2)	1,286,740	*
John F. Chlebowski	—	*
Kirkland B. Andrews(3)	65,879	*
Brian R. Ford	—	*
Mauricio Gutierrez(4)	223,564	*
Ferrell P. McClean	—	*
Christopher S. Sotos(5)	37,729	*
All Directors and Executive Officers as a group (9 people)	1,613,912	*

*
Less than one percent of outstanding common stock of NRG Energy, Inc.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 589,600 shares that may be acquired at or within 60 days of May 31, 2014, pursuant to the exercise of options. Mr. Crane also owns 38,142 DSUs and 6,318 DERs. Each DSU represents the right of a participant to be paid one share of NRG's common stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of common stock for each DSU he owns six months from the date of his termination of employment with NRG.

(3)
Includes 1,562 DERs.

(4)
Includes 93,200 shares that may be acquired at or within 60 days of May 31, 2014, pursuant to the exercise of options and 1,562 DERs.

(5)
Includes 20,500 shares that may be acquired at or within 60 days of May 31, 2014, pursuant to the exercise of options and 533 DERs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              The following is a description of certain related party relationships or transactions we will assume or enter into in connection with the Drop-Down Transactions. For a description of certain other relationships and related party transactions, including agreements with NRG, see "Certain Relationships and Related Party Transactions" in our 2014 Proxy Statement, which is incorporated herein by reference.

Project-Level Management and Administration Agreements

              Following completion of the Drop-Down Transactions, affiliates of NRG will provide management support to the El Segundo Energy Center project-level entity in accordance with the terms of the related O&M agreement, as described below.

              El Segundo Energy Center.    El Segundo Energy Center LLC has entered into an Operation and Maintenance Management Agreement, dated as of March 31, 2011 (the "El Segundo O&M Agreement"), with NRG El Segundo Operations, Inc. (the "El Segundo Operator"). The El Segundo Operator is an indirect wholly-owned subsidiary of NRG. In consideration for its services, the El Segundo Operator receives an annual fee payable in monthly installments and adjusted annually to reflect changes in the GDPIPD plus reimbursable expenses. In addition, the El Segundo Operator may also receive an annual performance bonus or be subject to a reduction in the fixed fee amount based on performance criteria established annually by the parties. For the year ended December 31, 2013, the El Segundo Operator received a total of approximately $4.5 million in compensation under the El Segundo O&M Agreement.

 DESCRIPTION OF CAPITAL STOCK

              The following is a description of the material terms of our amended and restated certificate of incorporation and our second amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and our second amended and restated bylaws, forms of which have been filed with the SEC as exhibits to our registration statement of which this prospectus is a part.

Authorized Capitalization

              As of May 31, 2014, our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, of which 22,511,250 shares were issued and outstanding, 500,000,000 shares of Class B common stock, par value $0.01 per share, of which 42,738,750 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding. In addition, as of May 31, 2014, (i) an aggregate of 978,750 shares of our Class A common stock had been reserved for issuance to our non-employee directors pursuant to equity compensation plans, (ii) an aggregate of 42,738,750 shares of our Class A common stock had been reserved for issuance upon the exchange of Class B units and (iii) 9,449,447 shares of our Class A common stock had been reserved for issuance upon conversion of our outstanding 3.50% Convertible Notes. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Voting Rights

              Each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of our Class A common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock and Class B common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

              Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends upon our Class A common stock may be declared by our board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness. See "Description of Certain Indebtedness." See also "Cash Dividend Policy."

Liquidation Rights

              In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

              Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

              Our Class A common stock is listed on the NYSE under the symbol "NYLD."

Transfer Agent and Registrar

              The transfer agent and registrar for our Class A common stock is Computershare Shareowner Services, LLC.

Class B Common Stock

Voting Rights

              Each share of Class B common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class B common stock are entitled to vote. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of our Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock and Class B common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

              Holders of our Class B common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class B common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class B common stock in connection with our liquidation.

Mandatory Redemption

              Shares of Class B common stock are subject to redemption at a price per share equal to par value upon the conversion of Class B units of Yield LLC. Shares of Class B common stock so redeemed are automatically cancelled and are not available to be reissued.

Authorized but Unissued Capital Stock

              Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

              One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Preferred Stock

              Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Corporate Opportunity

              As permitted under the DGCL, in our amended and restated certificate of incorporation, we renounced any interest or expectancy in, or any offer of an opportunity to participate in, specified business opportunities that are presented to us or one or more of our officers, directors or stockholders. In recognition that directors, officers and/or employees of NRG may serve as our directors and/or officers, and NRG and its affiliates, not including us (the "NRG Entities") may engage in similar activities or lines of business that we do, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the NRG Entities. Specifically, none of the NRG Entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that a director or officer of any NRG Entity who also as one of our directors or officers acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any of the NRG Entities and us, we will not have any expectancy in such corporate opportunity, and the director or officer will not have any duty to present such corporate opportunity to us and may pursue or acquire such corporate opportunity for himself/herself or direct such opportunity to another person. A corporate opportunity that an officer or director of ours who is also a director or officer of any of the NRG Entities acquires knowledge of will not belong to us unless the corporate opportunity at issue is expressly offered in writing to such person solely in his or her capacity as a director or officer of ours. In addition, even if a business opportunity is presented to an officer or director of any of the NRG Entities, the following corporate opportunities will not belong to us: (1) those we are not financially able, contractually permitted or legally able to undertake; (2) those not in our line of business; (3) those of no practical advantage to us; and (4) those in which we have no interest or reasonable expectancy. Except with respect to our directors and/or officers who are also directors and/or officers of any of the NRG Entities, the corporate opportunity doctrine applies as construed pursuant to applicable Delaware laws, without limitation.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

              In addition to the disproportionate voting rights that NRG will have following this offering as a result of its ownership of our Class B common stock, some provisions of Delaware law contain, and our amended and restated certificate of incorporation and our second amended and restated bylaws contain, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

              The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Meetings and Elections of Directors

              Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by our board of directors by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

              Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and our second amended and restated bylaws provides that holders of our common stock cannot act by written consent in lieu of a meeting.

              Vacancies.    Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock.

Amendments

              Amendments of Certificate of Incorporation.    The provisions described above under "—Special Meetings of Stockholders," "—Elimination of Stockholder Action by Written Consent" and "—Vacancies" may be amended only by the affirmative vote of holders of at least two-thirds of the combined voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

              Amendment of Bylaws.    Our board of directors has the power to make, alter, amend, change or repeal our bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office.

Notice Provisions Relating to Stockholder Proposals and Nominees

              Our second amended and restated bylaws also imposes some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

              Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our board of directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to our board of directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

              To be timely, a stockholder's notice must be received at our principal executive offices:

  •
  in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year's annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us;

  •
  in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

              With respect to special meetings of stockholders, our second amended and restated bylaws provides that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

              We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation provides that in the event NRG and its affiliates cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

              Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

              Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments

              Any amendments to our amended and restated certificate of incorporation, subject to the rights of holders of our preferred stock, regarding the provisions thereof summarized under "—Corporate Opportunity" or "—Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws" requires the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

Second Amended and Restated Operating Agreement of Yield LLC

              The following is a description of the material terms of Yield LLC's second amended and restated operating agreement.

Governance

              Yield Inc. serves as the sole managing member of Yield LLC. As such, Yield Inc., and effectively our board of directors, controls the business and affairs of Yield LLC and is responsible for the management of its business. No other member of Yield LLC, in its capacity as such, has any authority or right to control the management of Yield LLC or to bind it in connection with any matter. Any amendment, supplement or waiver of the Yield LLC operating agreement must be approved by a majority of our independent directors.

Voting and Economic Rights of Members

              Yield LLC has issued Class A units, which may only be issued to Yield Inc., as the sole managing member, and Class B units, which may only be issued to NRG and held by NRG or its permitted transferees. The Class A units and Class B units have equivalent economic and other rights, except that upon issuance, each holder of a Class B unit will also be issued a share of our Class B common stock. Each Class B unit is exchangeable for a share of our Class A common stock, subject to equitable adjustments for stock splits, dividends and reclassifications in accordance with the terms of the Exchange Agreement. When NRG or its permitted transferee exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit of Yield LLC issued to us. The Class A units and Class B units do not have any voting rights.

              Net profits and net losses and distributions by Yield LLC are allocated and made to holders of units in accordance with the respective number of membership units of Yield LLC held. Yield LLC will make distributions to us and NRG for the purpose of funding tax obligations in respect of income of Yield LLC that is allocated to the members of Yield LLC. However, Yield LLC may not make any distributions to its members if doing so would violate any agreement to which it is then a party or any law then applicable to it, have the effect of rendering it insolvent or result in it having net capital lower than that required by applicable law. Additionally, because all of our operations are conducted through Yield Operating LLC and Yield Operating LLC's Amended and Restated Credit Agreement restricts the ability of Yield Operating LLC to make distributions to Yield LLC, Yield LLC may not have any funds available to make distributions to us and NRG (including with respect to tax obligations).

Coordination of Yield Inc. and Yield LLC

              At any time Yield Inc. issues a share of its Class A common stock for cash, the net proceeds therefrom will promptly be transferred to Yield LLC and Yield LLC will either:

  •
  transfer a newly issued Class A unit of Yield LLC to Yield Inc.; or

  •
  use such net proceeds to purchase a Class B unit of Yield LLC from NRG, which Class B unit will automatically convert into a Class A unit of Yield LLC when transferred to Yield Inc.

              In the event Yield LLC purchases a Class B unit of Yield LLC from NRG, Yield Inc. will concurrently redeem and cancel the corresponding share of its Class B common stock.

              If Yield Inc. issues other classes or series of equity securities, Yield LLC will issue, and Yield Inc. will use the net proceeds therefrom to purchase, an equal amount of units with designations, preferences and other rights and terms that are substantially the same as Yield Inc.'s newly-issued equity securities. Conversely, if Yield Inc. elects to redeem any shares of its Class A common stock (or its equity securities of other classes or series) for cash, Yield LLC will, immediately prior to such redemption, redeem an equal number of Class A units (or its units of the corresponding classes or series) held by Yield Inc., upon the same terms and for the same price, as the shares of Class A common stock (or equity securities of such other classes or series) so redeemed.

Issuances and Transfer of Units

              Class A units may only be issued to Yield Inc., as the sole managing member of Yield LLC, and are non-transferable except upon redemption by Yield LLC. Class B units may only be issued to NRG. Class B units may not be transferred without our consent, subject to such conditions as we may specify, except NRG may transfer Class B units to a permitted transferee (including an affiliate) without our consent. NRG may not transfer any Class B units to any person unless NRG transfers an equal number of shares of our Class B common stock to the same transferee.

Exchange Agreement

              We entered into an exchange agreement pursuant to which NRG (and certain permitted assignees and permitted transferees who acquire Class B units of Yield LLC) may from time to time cause Yield LLC to exchange its Class B units for shares of our Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications (the "Exchange Agreement"). The Exchange Agreement also provides that, subject to certain exceptions, holders do not have the right to cause Yield LLC to exchange Class B units if Yield LLC determines that such exchange would be prohibited by law or regulation or would violate other agreements to which Yield Inc. may be subject, and Yield Inc. may impose additional restrictions on exchange that it determines necessary or advisable so that Yield LLC is not treated as a "publicly traded partnership" for U.S. federal income tax purposes.

              When NRG or its permitted transferee exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit when issued to Yield Inc. As result, when a holder exchanges its Class B units for shares of our Class A common stock, our interest in Yield LLC will be correspondingly increased. We have reserved for issuance 42,738,750 shares of our Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issued over time upon the exchange of all Class B units of Yield LLC currently outstanding.

Indemnification and Exculpation

              To the extent permitted by applicable law, Yield LLC will indemnify its managing member, our authorized officers and our other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred in connection with serving in such capacities, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

              Such authorized officers and other employees and agents will not be liable to Yield LLC, its members or their affiliates for damages incurred as a result of any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Registration Rights Agreement

              We entered into a registration rights agreement with NRG pursuant to which NRG and its affiliates will be entitled to demand registration rights, including the right to demand that a shelf registration statement be filed, and "piggyback" registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B units of Yield LLC that it owns. The right to sell shares of our Class A common stock pursuant to this registration rights agreement will be made subject to a lock-up agreement between NRG and the underwriter in this offering which, unless waived, will prevent NRG from exercising this right until 90 days after the date of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

              Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A common stock prevailing from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our Class A common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our Class A common stock. These factors could also make it more difficult for us to raise funds through future offerings of our Class A common stock.

Sale of Restricted Shares

              Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of a substantial number of shares of our Class A common stock in the public market or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

              Upon the closing of this offering, we will have issued and outstanding an aggregate of                shares of Class A common stock (or                shares of Class A common stock if the underwriter exercises in full its option to purchase additional shares of Class A common stock). All of the shares of Class A common stock to be sold in this offering will be, and the remaining shares of our Class A common stock that will be outstanding upon completion of this offering are, freely tradable without restriction or further registration under the Securities Act, except for any such shares held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

              NRG may exchange Class B units of Yield LLC for shares of our Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications. NRG holds 42,738,750 Class B Units, all of which are exchangeable for shares of our Class A common stock. See "Description of Capital Stock—Second Amended and Restated Operating Agreement of Yield LLC—Exchange Rights." The shares of Class A common stock we issue upon such exchanges would be "restricted securities" as defined in Rule 144 described below. However, we have entered into a registration rights agreement with NRG that will require us to register under the Securities Act shares of our Class A common stock issued in such an exchange. See "Description of Capital Stock—Registration Rights."

Rule 144

              The shares of our Class A common stock being sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act, except that any shares of our Class A common stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of shares of our Class A common stock outstanding which will equal approximately                 shares after this offering; or

  •
  the average weekly reported trading volume of our Class A common stock on the NYSE for the four calendar weeks prior to the sale.

              Such sales are also subject to specific manner-of-sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

              Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock subject only to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least one year beneficially owned shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of Class A common stock under Rule 144 without regard to the public information requirements of Rule 144.

Lock-Up Agreements

              We, our officers and directors and NRG have agreed with the underwriter, subject to certain exceptions, not to dispose of, offer to dispose of, contract to sell or hedge any of the shares of our Class A common stock or securities (including Yield LLC units) convertible into or exchangeable for, or that represent the right to receive, shares of our Class A common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except in connection with this offering or with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

Registration Rights

              NRG and certain of its affiliates are entitled to various rights with respect to the registration of shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. See "Description of Capital Stock—Registration Rights." Shares covered by a registration statement will be eligible for sales in the public market upon the expiration or release from the terms of the lock-up agreement referred to above.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

              On April 25, 2014, each of Yield Operating LLC, as borrower, and Yield LLC, as guarantor, entered into the Amended and Restated Credit Agreement with certain subsidiaries of Yield Operating LLC party thereto, as guarantors, Royal Bank of Canada, as administrative agent, the lenders party thereto and the other parties listed on the signature pages thereof that amended and restated that certain Credit Agreement, dated as of July 22, 2013, as amended, among Yield Operating LLC, Yield LLC, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

              The Amended and Restated Credit Agreement provides that Yield Operating LLC can borrow, up to a maximum principal amount of $450 million under the Revolving Credit Facility at a rate per annum equal to LIBOR or a base rate plus an applicable margin determined by reference to a leverage based pricing grid and ranging from (a) 2.25% to 2.75% in the case of LIBOR loans and (b) 1.25% to 1.75% in the case of base rate loans. The Amended and Restated Credit Agreement will mature on April 25, 2019. The lenders under the Amended and Restated Credit Agreement will be paid a per annum commitment fee determined by reference to a leverage based pricing grid and ranging from 0.375% to 0.50% on the average daily amount of the unused portion of the commitments. The Amended and Restated Credit Agreement provides for the issuance of letters of credit pursuant to a letter of credit sub-facility, up to a maximum principal amount that is the lesser of (a) $400 million and (b) the aggregate amount of the letter of credit commitments accepted by Royal Bank of Canada and any additional letter of credit issuers. The amount of Yield Operating LLC's outstanding letters of credit reduces availability under the Amended and Restated Credit Agreement.

              Borrowings under the Amended and Restated Credit Agreement are guaranteed by Yield LLC and certain subsidiaries of Yield Operating LLC, other than subsidiaries that are excluded project companies, and are secured by substantially all of the assets of Yield Operating LLC and the guarantors, subject to certain customary exceptions. The Amended and Restated Credit Agreement contains covenants that limit certain of Yield Operating LLC's and the guarantors activities, including those relating to: mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; providing new guarantees; investments; and granting additional security interests. The Amended and Restated Credit Agreement also contains customary events of default and related cure provisions, including the requirement that Yield Operating LLC pay additional interest at the rate of 2.0% per year upon the occurrence of an Event of Default. Additionally, Yield Operating LLC is required to comply with a maximum leverage ratio covenant and a minimum interest coverage ratio covenant on a quarterly basis, and its ability to pay cash dividends is subject to certain restrictions.

3.50% Convertible Notes

              We have $345 million aggregate principal amount of our 3.50% Convertible Notes outstanding. The Indenture governing the 3.50% Convertible Notes provides, among other things, that the 3.50% Convertible Notes are our unsecured and unsubordinated obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 3.50% Convertible Notes; rank equal in right of payment to our unsecured indebtedness that is not so subordinated; be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and liabilities of our non-guarantor subsidiaries. Interest is payable on the 3.50% Convertible Notes on February 1 and August 1 of each year beginning on August 1, 2014 until their maturity date of February 1, 2019.

              Prior to the close of business on the business day immediately preceding August 1, 2018, holders may convert all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, only under the following circumstances: (1) during any calendar quarter commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter, the last reported sale price of our Class A common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period immediately following any five consecutive trading day period (that five consecutive trading day period, the "measurement period") in which, for each trading day of that measurement period, the trading price (as defined in the Indenture) per $1,000 in principal amount of 3.50% Convertible Notes for such trading day was less than 98% of the product of the last reported sale price of Class A common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions described in the Indenture. On and after August 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, at any time, regardless of the foregoing circumstances.

              The conversion rate initially equals 21.4822 shares of common stock per $1,000 in principal amount of 3.50% Convertible Notes (which is equivalent to an initial conversion price of approximately $46.55 per share of common stock). The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), we will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its 3.50% Convertible Notes in connection with such make-whole fundamental change. Upon conversion of a 3.50% Convertible Notes, we will settle the conversion through payment or delivery, as the case may be, of cash, shares of common stock or a combination thereof, at Yield Inc.'s election, as described in the Indenture. We may not redeem the 3.50% Convertible Notes prior to their maturity. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require us to purchase all or a portion of their 3.50% Convertible Notes, in principal amounts equal to $1,000 or an integral multiple thereof, for cash at a price equal to 100% of the principal amount of the 3.50% Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

              The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of other agreements in the indenture; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against us and our subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the Trustee or the holders of at least 25% in principal amount of the 3.50% Convertible Notes may declare all the notes of such series to be due and payable immediately.

Project-Level Financing Arrangements

              We have outstanding project-specific non-recourse financing that is backed by certain of our assets. These financing arrangements generally include customary covenants, including restrictive covenants that limit the ability of the project-level entities to make cash distributions to their parent companies and ultimately to us including if certain financial ratios are not met. For more information about the debt of project-level entities other than project financing in connection with the projects to be acquired in the Pending Acquisitions, see Note 9, Long-term Debt, in our audited consolidated financial statements included in our 2013 Annual Report which is incorporated by reference herein.

              The following is a description of project financing arrangements entered into or or assumed in connection with the Pending Acquisitions:

              Alta Portfolio.    The Alta Portfolio is financed with finance lease obligations, term loans, and secured notes. All of the assets of the Alta Portfolio have been pledged as collateral to the financing parties under their respective non-recourse financing agreements. Alta Wind I, LLC ("Alta I") and subsidiaries of Alta Wind Holdings, LLC ("Alta Holdings") are party to sale-leaseback transactions whereby Alta I and subsidiaries of Alta Holdings sold and leased back undivided interests in specific assets of the projects. The Alta I transaction was structured as a single investor lease and the carrying value of its finance lease obligation was $269 million as of March 31, 2014. The Alta Holdings subsidiaries transactions were structured as leveraged leases which included the issuance of fixed rate bonds. The carrying value of the finance lease obligations for Alta Holdings was $797 million as of March 31, 2014. The lease transactions are subject to certain restrictive covenants that, among other things, limit the lessees' ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into mergers or consolidation. Alta I and Alta Holdings must achieve a 12-month historical rent coverage ratio of 1.2x on the semi-annual payment dates in order to make distributions.

              The construction of Alta Wind X, LLC ("Alta X") and Alta Wind XI, LLC ("Alta XI") were financed with construction loans that converted to term loans on March 31, 2014 with outstanding balances of $300 and $191 million, respectively. The term loans accrue interest at a rate of LIBOR plus 200 basis points, which will increase to LIBOR plus 225 basis points on March 31, 2018, and mature in March 2021. Interest rate swap agreements are in place for a portion of the outstanding debt. Principal payments on the term loans are due semi-annually commencing June 30, 2016. The term loans are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into mergers or consolidation. Alta X and Alta XI must achieve a 12-month historical debt service coverage ratio of 1.2x on the quarterly payment dates in order to make distributions.

              As of March 31, 2014, Alta Realty Investments, LLC ("Alta Realty") had $34 million in outstanding secured notes, which accrue interest at a rate of 7% per annum and which mature in January 2031. In addition, as of March 31, 2014, Alta Wind Asset Management, LLC ("AWAM") had $20.2 million in outstanding secured notes, which accrue interest at a rate of LIBOR plus 238 basis points per annum and which mature in May 2031. AWAM has interest rate swap agreements in place through May 2031. Each of these financings include a historical 1.2x debt service coverage ratio requirement on the quarterly payment dates in order to make distributions.

              RE Kansas South.    RE Kansas South's construction was financed with a $38 million construction loan that was convertible to a term loan upon completion of the project and a $21 million cash grant loan. On June 28, 2013, RE Kansas South converted the outstanding construction loan to a term loan. The term loan has an interest rate of LIBOR plus an applicable margin of 2.625%. The applicable margin increases by 0.25% every four years. The cash grant loan has an interest rate of one-month LIBOR (0.1545% at March 31, 2014) plus an applicable margin of 2.00%. The term loan also includes a letter-of-credit facility on behalf of Kansas South of up to $5 million.

              As of March 31, 2014, there was approximately $37 million outstanding under the term loan, $21 million under the cash grant loan, and $4 million of letters of credit were issued under the term loan.

              The term loan requires that RE Kansas South maintain a historical debt service coverage ratio of at least 1.2x on each quarterly payment date. As of March 31, 2014, RE Kansas South had met all of its debt service coverage ratios to date.

              TA-High Desert.    TA-High Desert's construction was financed with a note purchase and private shelf agreement. The note purchase and private shelf agreement includes $58 million of senior floating rate construction notes, $22.2 million of senior secured floating rate bridge notes, and $11.8 million of Senior Secured Floating Rate Revolving Notes. The floating rate notes and revolving facility bear interest equal to the three-month LIBOR plus 2.5%. The revolving facility can be used in cash or issuance of up to $9 million in letters or credit. All of the assets of TA-High Desert have been pledged as collateral for this agreement. On March 29, 2013, TA-High Desert converted the outstanding construction notes to fixed-rate debt with an interest rate of 5.15%. The term loan matures on March 29, 2031.

              As of March 31, 2014, $51 million was outstanding under the fixed-rate term loan, $21 million was outstanding under the senior secured floating rate bridge loans, and $6 million of floating rate notes were outstanding. Additionally, $9 million letters of credit in support of the project were issued under the revolving debt portion of the facility. The floating rate notes and revolving facility maintain a historical debt service coverage ratio of at least 1.2x on each quarterly payment date. TA-High Desert was in compliance with all debt covenants as of March 31, 2014.

              El Segundo Energy Center.    El Segundo Energy Center's construction was financed with a $540 million two-tranche construction loan facility. The loan facility consists of a $480 million tranche A facility and a $60 million tranche B facility. The tranche A and tranche B facilities converted to a term loan on January 28, 2014 and have interest rates of LIBOR plus an applicable margin, which increases by 0.125% periodically from term conversion through year eight for the tranche A facility and increases by 0.125% upon term conversion, on the third and sixth anniversary after term conversion and by 0.25% on the eighth anniversary after term conversion for the tranche B facility. The tranche A and tranche B facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity in August 2023. The facilities maintain a historical debt service coverage ratio of at least 1.2x on each quarterly payment date.

              As of March 31, 2014, $520 million had been borrowed under the term loan agreement, with $460 million outstanding under the tranche A facility and $60 million outstanding under the tranche B facility. In addition, as of March 31, 2014, $33 million had been issued in letters of credit in support of the PPA, and $49 million had been issued in letters of credit under the working capital facility. El Segundo Energy Center was in compliance with all debt covenants as of March 31, 2014.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

              The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date of this prospectus. Except where noted, this summary deals only with shares of our Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

              Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  any entity or arrangement treated as a partnership for United States federal income tax purposes;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

              This summary is based upon provisions of the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date of the prospectus. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

              We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

              If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

              If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership and disposition of the shares of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

              We intend to pay any cash distributions on shares of our Class A common stock for the foreseeable future. See "Cash Dividend Policy." Distributions on our Class A common stock will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

              The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). To obtain the exemption from withholding on effectively connected income, a non-U.S. holder must provide us, our paying agent or other applicable withholding agent with a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

              A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. A non-U.S. holder who provides us, our paying agent or other applicable withholding agent with an IRS Form W-8BEN, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

              It is possible that a distribution made to a non-U.S. holder may be subject to over-withholding because, for example, at the time of the distribution we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any over-withholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the over-withheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any over-withheld amounts.

Gain on Disposition of Shares of Our Class A Common Stock

              Any gain realized by a non-U.S. holder on the disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  our Class A common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Class A common stock.

              In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain United States source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

              We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, as to which there can be no assurance, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period described above.

Information Reporting and Backup Withholding

              We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

              In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our Class A common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our Class A common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S.-related person"), information reporting and backup withholding tax generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

              Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Class A Common Stock Held By or Through Foreign Entities

              Legislation enacted March 18, 2010 generally will impose a withholding tax of 30 percent on dividend income from our Class A common stock and the gross proceeds of a disposition of our Class A common stock paid to a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on dividend income from our Class A common stock and the gross proceeds of a disposition of our Class A common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10 percent of the entity. Under certain circumstances, a non-United States holder of our Class A common stock might be eligible for refunds or credits of such taxes, and a non-United States holder might be required to file a United States federal income tax return to claim such refunds or credits. This legislation generally is effective for dividend payments made after June 30, 2014, and for payments made in respect of gross proceeds from sales or other dispositions after December 31, 2016. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our Class A common stock.

Federal Estate Tax

              Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the sole underwriter in this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter, the underwriter has agreed to purchase the number of shares of our Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

              We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

              The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer's certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by NRG.

              We have also agreed to reimburse the underwriter for portions of their expenses in an amount up to $30,000 as set forth in the underwriting agreement.

Option to Purchase Additional Shares

              We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to                 additional shares of our Class A common stock at the public offering price, less the underwriting discount.

No Sales of Similar Securities

              We, our officers and directors and NRG have agreed, subject to certain exceptions, not to sell or transfer any shares of our Class A common stock or securities (including Yield LLC units) convertible into, exchangeable for, exercisable for, or repayable with shares of our Class A common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any shares of our Class A common stock,

  •
  sell any option or contract to purchase any shares of our Class A common stock,

  •
  purchase any option or contract to sell any shares of our Class A common stock,

  •
  grant any option, right or warrant for the sale of any shares of our Class A common stock,

  •
  make any short sale of any shares of our Class A common stock,

  •
  lend or otherwise dispose of or transfer any shares of our Class A common stock,

  •
  file, request or demand that we file a registration statement related to the shares of our Class A common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to shares of our Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock (including Yield LLC units). It also applies to shares of our Class A common stock owned now or acquired later by the person executing the lock-up agreement (including any reserved shares described above purchased by our officers and directors in this offering) or for which the person executing the agreement has or later acquires the power of disposition.

New York Stock Exchange

              The shares of our Class A common stock are listed on the NYSE under the symbol "NYLD."

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our Class A common stock. However, the underwriter may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriter may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares granted to them. "Naked" short sales are sales in excess of such option to purchase additional shares. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriter in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, the underwriter may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the documentation agent, a letter of credit lender, syndication agent and a lender under our Revolving Credit Facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as a joint lead arranger and joint book runner under our Revolving Credit Facility and a joint book-running manager in connection with the sale of the Convertible Notes. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated have provided a fairness opinion to us in connection with the Alta Acquisition.

              In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant

Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    D.
    provided that no such offer of shares shall require Yield or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

              Yield, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Yield or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Yield nor the underwriter has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Yield or the underwriter to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, Yield, nor the shares offered hereby have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

              The Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

              The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. The underwriters have been represented by Latham & Watkins, LLP, New York, New York. Kirkland & Ellis LLP has from time to time represented and may continue to represent NRG and some of its affiliates in connection with various legal matters.

EXPERTS

              The consolidated financial statements of NRG Yield, Inc. as of December 31, 2013 and 2012 and for the periods ending December 31, 2013, 2012 and 2011, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014, except as they relate to GCE Holding LLC as of December 31, 2012 and for the periods ending December 31, 2012 and 2011, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in the KPMG report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of KPMG LLP given upon their authority as experts in accounting and auditing.

              The audited financial statements of GCE Holding LLC at December 31, 2012 and for the periods ending December 31, 2012 and 2011 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report has been incorporated by reference herein. The audited financial statements of NRG Yield, Inc. as of December 31, 2012 and for the periods ending December 31, 2012 and 2011, to the extent they relate to GCE Holding LLC, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

              The consolidated financial statements of Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012 and for the periods ending December 31, 2013, 2012 and 2011 appearing in this prospectus and registration statement have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

              The consolidated financial statements of GCE Holding LLC at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

              We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 28, 2014;

  •
  Our Proxy Statement on Schedule 14A filed on March 26, 2014;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 6, 2014; and

  •
  Our Current Reports on Form 8-K (and amendments thereto) filed on February 5, 2014, February 11, 2014, April 28, 2014, May 9, 2014, May 12, 2014 and June 9, 2014.

              Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our Class A common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement. We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

              You may read and copy the reports and other information we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC's website is an inactive textual reference only and is not a hyperlink.

              Additionally, our filings with the SEC, including our 2013 Annual Report, First Quarter 10-Q, Current Reports on Form 8-K, 2014 Proxy Statement and amendments to those reports and schedules, are available free of charge on our website (http://www.nrgyield.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations Department
NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Balance Sheets

as of March 31, 2014

(Dollars in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,711	5,866
Restricted cash and cash equivalents	45,239	2,973
Accounts receivable	16,450	6,977
Prepaids and other current assets	5,949	8,430
Material and supplies	1,089	1,084
Amounts due from affiliates	7,001	1,446

Total current assets	81,439	26,776
Property, plant, and equipment, net	1,486,923	984,757
Construction-in-progress	—	520,063
Intangible assets, net	111,268	112,522
Deferred financing costs, net	48,388	49,765
Other assets	7,425	2,180
Interest rate swap agreements	7,562	18,090

Total assets	$1,743,005	1,714,153

Liabilities and Members' Capital
Current liabilities:
Accounts payable and accrued liabilities	$3,080	1,773
Accrued construction costs	1,471	68,934
Accrued interest	17,088	1,105
Amounts due to affiliates	2,707	1,766
Interest rate swap agreements	2,564	2,564
Current portion of long-term debt	1,812	1,862
Current portion of finance lease obligations	29,641	29,641

Total current liabilities	58,363	107,645
Long-term debt	544,419	53,407
Finance lease obligations	1,036,193	1,036,193
Construction loans	—	452,645
Other liabilities, net	6,440	6,506
Asset retirement obligations	7,675	7,530

Total liabilities	1,653,090	1,663,926
Commitments and contingencies (note 12)
Members' capital	89,915	50,227

Total liabilities and members' capital	$1,743,005	1,714,153

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Operations and Comprehensive Loss

for Three Months ended March 31, 2014 and 2013

(Dollars in thousands)

	Three months ended March 31,
	2014	2013
	(unaudited)
Revenues:
Energy	$42,002	34,845
Other	336	322

Total revenues	42,338	35,167
Operating expenses:
Plant operating	10,121	8,660
Royalties	682	641
General and administrative	1,054	842
Depreciation and amortization	15,883	12,337

Total operating expense	27,740	22,480

Operating income	14,598	12,687
Other expenses (income):
Interest expense	20,728	18,309
Noncash interest expense	1,312	1,085
Unrealized loss on interest rate swap agreements	10,528	—
Interest and other income	(51)	(1)

Total other expenses, net	32,517	19,393

Net loss and total comprehensive loss	$(17,919)	(6,706)

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Members' Capital

For the Three Months ended March 31, 2013

(Dollars in thousands)

	For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Balances as of December 31, 2013	$50,227	57,494
Contributions	58,200	47,197
Distributions	(593)	(1,620)
Net loss	(17,919)	(6,706)

Balance at end of the period	$89,915	96,365

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Cash Flows

for the Three Months ended March 31, 2014 and 2013

(Dollars in thousands)

	Three months ended March 31,
	2014	2013
	(unaudited)
Cash flows from operating activities:
Net loss	$(17,919)	(6,706)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,883	12,337
Accretion expense	137	102
Noncash interest expense	1,312	1,085
Unrealized loss on interest rate swap agreements	10,528	—
Noncash deferred revenue	(66)	(74)
Interest income on note receivable	(29)	—
Changes in operating assets and liabilities:
Accounts receivable	(11,289)	(4,903)
Prepaids, material and supplies and other assets	2,476	3,425
Accounts payable and other accrued liabilities	18,138	15,297
Amounts due from affiliates	(5,555)	25
Amounts due to affiliates	941	748

Net cash provided by operating activities	14,557	21,336

Cash flows from investing activities:
Capital expenditures, net of test energy proceeds	(70,078)	(12,797)
Proceeds from reimbursements for capital expenditures	1,793	—
Change in restricted cash	(42,266)	(18,213)

Net cash used in investing activities	(110,551)	(31,010)

Cash flows from financing activities:
Repayment of long-term debt instruments	(548)	(388)
Proceeds from long-term debt instruments	38,865	—
Payments for deferred financing costs	(85)	—
Distributions to members'	(593)	(1,620)
Contributions from members'	58,200	12,685

Net cash provided by financing activities	95,839	10,677

Net change in cash and cash equivalents	(155)	1,003
Cash and cash equivalents at beginning of the period	5,866	4,505

Cash and cash equivalents at end of the period	$5,711	5,508

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,387	628
Noncash contribution of assets:
Intangible assets	$—	(4,296)
Construction-in-progress	—	(30,216)
Contributions	—	34,512

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements

March 31, 2014

(Dollars in thousands)

(1) Organization and Business of the Company

              Terra-Gen Power, LLC (Power), a wholly owned subsidiary of Terra-Gen Power Holdings, LLC is engaged in the development, construction, ownership, operation, and management of renewable energy projects utilizing wind, geothermal, and solar as fuel for its generating assets. The Alta Wind Portfolio of Terra-Gen Power, LLC (collectively referred to within these combined financial statements as the Company) consists of Alta Wind I, LLC, Alta Wind Holdings, LLC (Alta Holdings), Alta Wind X, LLC, Alta Wind XI, LLC, Alta Realty Investments, LLC (Alta Realty), and Alta Wind Asset Management, LLC (AWAM). These entities are indirect, wholly-owned subsidiaries of Power. The Company is engaged in the ownership, operation, and management of wind renewable energy projects located at the Alta Wind Energy Center in Tehachapi, California. As of March 31, 2014, the Company is engaged in the following activities:

  •
  Owning and managing seven wind plants (individually, an Operating Entity and, collectively, the Operating Entities).

  •
  Own the rights to royalty income and leasehold interest (the Leasehold Rights) in leases with certain of the Operating Entities and two third-party wind plants. The Leasehold Rights are owned by Alta Realty and AWAM, (collectively known as Leasehold Entities).

              The following table provides information for each of the Operating Entities as of December 31, 2013:

Operating Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind I, LLC (Alta I)	150.0	January 6, 2011	2035
Alta Wind II, LLC (Alta II)*	150.0	January 1, 2011	2035
Alta Wind III, LLC (Alta III)*	150.0	February 14, 2011	2035
Alta Wind IV, LLC (Alta IV)*	102.0	March 15, 2011	2035
Alta Wind V, LLC (Alta V)*	168.0	April 22, 2011	2035
Alta Wind X, LLC (Alta X)	136.8	February 1, 2014	2038	**
Alta Wind XI, LLC (Alta XI)	89.7	February 1, 2014	2038	**

*
These entities make up the Alta Holdings portfolio.

**
The fixed price PPA begins January 1, 2016.

              Alta I-V sell all electricity produced to Southern California Edison (Edison) under separate fixed price power purchase agreements (PPAs), with original terms of approximately 25 years, utilizing 386 turbines on leased and owned property.

              Alta X and Alta XI sell all energy and renewable energy credits on a merchant basis under a Master Power Purchase and Sale Agreement (the Merchant PPA) with TGP Energy Management, LLC (TGEM), an affiliate. Energy sales under the Merchant PPA are sold into the California Independent System Operator market. The Merchant PPA expires on December 31, 2015. Beginning on January 1, 2016, Alta X and Alta XI will sell all energy produced to Edison under separate fixed price PPAs, which expire in 2038.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(1) Organization and Business of the Company (Continued)

              Subsequent events have been evaluated and disclosed as required through the report issuance date of June 16, 2014.

(2) Summary of Significant Accounting Policies

Principles of Combination

              The Company was not a legal entity as of March 31, 2014 as direct ownership relationships did not exist among all of the entities included in the Alta Wind Portfolio of Terra-Gen Power, LLC. The combined financial statements include the Operating Entities and Leasehold Entities and were prepared using the historical basis of these entity's assets, liabilities, revenues, and expenses. All intercompany accounts and transactions have been eliminated.

Basis of Presentation

              The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP), which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and members' capital, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, and expenses during the period. Actual results could differ from these estimates.

Unaudited Interim Financial Information

              The accompanying unaudited combined financial statements do not include all of the information and footnotes required by U.S. GAAP for complete combined financial statements. In the opinion of management, the interim financial information reflects all adjustments of a normal recurring nature, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Interim results may not be indicative of the results for any other interim period or the entire fiscal year. The unaudited combined financial statements should be read in conjunction with the audited combined financial statements of the Company for the year ending December 31, 2013.

Revenue Recognition

              Revenue from Power Generation:    The Operating Entity PPAs are treated as a variable interest (VI) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 810-10-65, Consolidation, Variable Interest Entities or operating leases in accordance with FASB ASC Topic 980-605-25, Revenue Recognition, and FASB ASC Topic 840-10-15. Leases Overall. Energy revenues for VIs and leases are recognized as income during the period in which electricity is delivered to the power purchasers.

              In the event that the PPAs are amended, the Company's accounting policies would be reassessed in accordance with the guidance established in FASB ASC Topic 605-10-25, Revenue Recognition Overall, and FASB ASC Topic 840-10-15, Leases Overall.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

              Test Energy:    Alta X and Alta XI began generating energy during the late phases of construction as the wind turbines were being tested and synchronized prior to commercial operations. The Company sold this energy produced on a merchant basis at a variable market rate under a short-term arrangement through commercial operations (Test Energy). The Test Energy was recognized upon delivery of energy to TGEM and was recorded as a reduction in basis of the construction-in-progress. Alta X and Alta XI recognized $1,093 in Test Energy for the period ended March 31, 2014 of which $28 is included in accounts receivable in the accompanying combined balance sheet as of March 31, 2014.

              Other Revenue:    Included in other revenue is royalty income from two third-party wind plants and the amortization of deferred revenue related to wake impact payments received by certain of the Operating Entities. The royalty income is recognized during the period that the third-party project produces energy based on a percent of revenue generated by the third-party project. The deferred revenue is recognized on a straight-line basis over the life of the respective PPA.

Concentration of Credit Risk

              Financial instruments that are potentially subject to the concentration of credit risk consist primarily of restricted cash and cash equivalents and accounts receivable. As of March 31, 2014, all of the Company's cash balances were deposited with major financial institutions.

              Edison accounts for approximately 89.0%, and 99.1% of the Company's revenue for the periods ended March 31, 2014, and 2013, respectively and TGEM accounts for 10.2% and 0.0% of the Company's revenues for the periods ended March 31, 2014 and 2013, respectively. Accounts receivable as of March 31, 2014, primarily consist of receivables from Edison for electricity delivered and sold under the PPAs with Edison accounting for 96.9% of the Company's accounts receivable at March 31, 2014.

Property, Plant, and Equipment, and Depreciation

              Property, plant, and equipment consist of costs incurred in connection with the development and construction of the wind plants, the substations, and collection lines. The wind plant assets are depreciated beginning on the commercial operations date using the straight-line method over 25 years, the estimated useful life of the assets. Proceeds from cash grant proceeds are accounted for as a reduction in the basis of property, plant and equipment upon receipt and the reduction in basis is depreciated over the remaining useful life of the assets. Other property and equipment are depreciated using the straight-line method between 3 and 25 years. Expenditures for maintenance, repairs, and minor parts are charged to expenses as incurred with improvements being capitalized over the remaining useful life of the project.

Construction-in-Progress

              Costs incurred related to the development, permitting, preconstruction, construction, and direct administrative costs are capitalized as construction-in-progress. Interest costs incurred on debt during the construction phase and all deferred financing costs amortized during the construction phase are

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

also capitalized in construction-in-progress. Upon achieving commercial operations, construction-in-progress will be transferred to property, plant, and equipment and be depreciated over their estimated useful lives using the straight-line method. Proceeds from Test Energy have been accounted for as reduction in the basis of construction-in-progress upon receipt. The reduction in basis will be depreciated over the remaining useful life of the assets.

Fair Value Measurements

              The Company utilizes valuation techniques that maximize the use of observable inputs. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

  •
  Level 1—Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date.

  •
  Level 2—Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date.

  •
  Level 3—Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.

Interest Rate Swap Agreements

              The Company utilizes interest rate swap agreements to lock in a specified interest rate on a portion of its long-term debt. The interest rate swap agreements are recorded at fair value on the accompanying combined balance sheets. The Company did not meet the requirements for hedge accounting in accordance with FASB ASC Topic 815, Derivatives and Hedging, and, accordingly, has recorded the change in the fair value of the interest rate swaps in unrealized loss on interest rate swap agreements in the combined statements of operations. Amounts paid on the interest rate swap agreements have been recorded as interest expense in the combined statements of operations.

              As a result of the use of derivative financial instruments, such as an interest rate swaps, the Company is exposed to the risk that counterparties will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of entering into contracts only with major financial institutions selected based upon their credit ratings and other financial factors.

Fair Value of Financial Instruments

              The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, materials and supplies, amounts due from affiliates, accounts payable, accrued liabilities, accrued construction costs, accrued interest, and amounts

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

due to affiliates approximated fair value as of December 31, 2013 and 2012 because of the relatively short maturities of these instruments.

Income Taxes

              No income taxes or tax benefits have been recorded in the Company's combined financial statements because such taxes, if any, are the responsibility of the members.

Risks and Uncertainties

              The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operation of the Company's wind portfolio and the third-party wind farms related to the Leasehold Entities involves risk, including the performance of the facilities below expected levels of efficiency and output, shut downs due to breakdown or failure of equipment or processes, violation of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by these facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company's ability to make payments of principal and interest on its debt or finance lease obligations when due.

Commitments and Contingencies

              Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(3) Restricted Cash and Cash Equivalents

              The Company is required to maintain restricted cash accounts in accordance with certain of its financing and operational agreements. Restricted cash and cash equivalents consist of the following:

	March 31, 2014	Dec 31, 2013
Construction completion accounts	$24,907	$2,112
Working capital accounts	827	827
Debt service reserve accounts	19,505	34

Total restricted cash and cash equivalents	$45,239	$2,973

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(4) Property, Plant, and Equipment

              Property, plant, and equipment consist of the following:

March 31, 2014
Balance at beginning of year, net	$984,757
Gross carrying amount of wind plant assets:
Balance at beginning of year	1,104,953
Transfer from contruction-in-progress (note 5)	515,221
Additions	1,574

Balance at end of period	1,621,748

Gross carrying amount of other property and equipment:
Balance at beginning of year	19,013

Balance at end of period	19,013

Gross carrying amount of land:
Balance at beginning of year	1,540

Balance at end of period	1,540

Accumulated depreciation:
Balance at beginning of year	(140,749)
Depreciation expense	(14,629)

Balance at end of period	(155,378)

Balance at end of period, net	$1,486,923

              The Company recorded depreciation expense of $11,174 for the three months ended March 31, 2013.

(5) Construction-in-Progress

              Construction-in-progress consists of the following:

March 31, 2014
Gross carrying amount of construction-in-progress:
Balance at beginning of year	$520,063
Additions	1,496
Transfer out	(520,466)
Reduction from Test Energy	(1,093)

Balance at end of period	$—

              Alta X and Alta XI achieved commercial operations on February 1, 2014 and the construction-in-progress balances were transferred to property, plant, and equipment and other assets.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(6) Intangible Assets

              The aggregate intangible assets consist of the following:

March 31, 2014
Balance at beginning of year, net	$112,522
Gross carrying amount of other intangibles:
Balance at beginning of year	$125,072

Balance at end of period	125,072

Accumulated amortization:
Balance at beginning of year	(12,550)
Amortization expense	(1,254)

Balance at end of period	(13,804)

Balance of intangible assets, net at end of period	$111,268

              The Company recorded amortization expense related to intangible assets of $1,163 for the three months ended March 31, 2013.

(7) Deferred Financing Costs

              Deferred financing costs consist of certain legal and bank fees related to the issuance of various debt instruments described in note 8. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. Deferred financing costs consist of the following:

March 31, 2014
Balance at beginning of year, net	$49,765

Gross carrying amount of deferred financing costs:
Balance at beginning of year	$78,660
Additions	85

Balance at end of period	78,745

Accumulated amortization:
Balance at beginning of year	(28,895)
Amortization capitalized in construction-in-progress	(150)
Amortization expensed	(1,312)

Balance at end of period	(30,357)

Balance at end of period, net	$48,388

              The Company recorded amortization expense related to deferred financing costs of $1,085 for the three months ended March 31, 2013, all of which was expensed.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(8) Long-Term Debt

              The Company's long-term debt is categorized as secured notes, finance lease obligations and construction loans. Details regarding these debt instruments are provided below:

(a)    Secured Notes

              Secured notes at March 31, 2014 and December 31, 2013 consist of the following:

						Fair market value as of
	March 31, 2014	December 31, 2013	Maturity Date	Rate	Payments	March 31, 2014	Dec. 31, 2013
Alta Realty	$34,481	34,880	Jan 31, 2031	7.00%	Quarterly (Jan. 31, Apr. 30, Jul. 31, Oct. 31)	$42,913	40,515
AWAM	20,240	20,389	May 15, 2031	LIBOR + 2.38%*	Quarterly (Feb 15, May. 15, Aug 15, Nov 15)	20,240	20,389
Alta X (note 8(c))	300,200	—	Mar 31, 2021	LIBOR + 2.00%	Semiannual** (Jun 30, Dec 31)	300,200	—
Alta XI (note 8(c))	191,310	—	Mar 31, 2021	LIBOR + 2.00%	Semiannual** (Jun 30, Dec 31)	191,310	—

Subtotal	546,231	55,269				554,663	60,904

Less current portion	(1,812)	(1,862)

	$544,419	53,407

*
increasing every four years to a maximum rate of 2.88%

**
no principal payments until June 30, 2016; interest payments due each calendar quarter end

              Substantially, all of the Leasehold Entities, Alta X and Alta XI assets are pledged as collateral under their respective loan agreements. The secured notes all contain certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, maintain reserve accounts, release funds from reserve accounts, make distributions, and create liens. As of March 31, 2014, the Leasehold Entities, Alta X and Alta XI were in compliance with the term, covenants, and provisions of their respective loan agreements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(8) Long-Term Debt (Continued)

(b)    Finance Lease Obligations

              The Company's finance lease obligations at March 31, 2014 and December 31, 2013 consist of the following:

						Fair market value as of
	March 31, 2014	December 31, 2013	Maturity Date	Implicit Interest Rate	Payments	March 31, 2014	Dec. 31, 2013
Finance lease obligations:
Alta I	269,071	269,071	December 30, 2034	7.01	Semiannual (June 30, Dec. 30)	$333,569	309,524
Alta Holdings	796,763	796,763	December 30, 2034 - June 30, 2035	5.70% - 6.07%	Semiannual (June 30, Dec. 30)	905,357	848,405

Subtotal	1,065,834	1,065,834
Less current portion	(29,641)	(29,641)				$1,238,926	1,157,929

	$1,036,193	1,036,193

              The finance lease obligations are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, maintain reserve accounts, make distributions, create liens, and enter into mergers or consolidation. As of March 31, 2014, Alta I and Alta Wind Holdings were in compliance with the terms, covenants, and provisions of their respective loan agreements.

              The finance lease obligations were issued under separate leveraged lease transactions whereby the respective Operating Entities sold and leased back undivided interests in specific assets of the project. As part of the leveraged lease, separate Delaware statutory trusts (collectively, the Owner Lessors) are each owners of an undivided interest in the assets sold and leased back. The leveraged lease transactions are accounted for as a financing due to Operating Entities continued involvement with the property sold and leased back. Each Owner Lessor is beneficially owned by an equity investor (each, an Owner Participant).

              After the Owner Lessors acquire their respective undivided interests, the Owner Lessors leased these undivided interests to the applicable Operating Entities under separate facility lease agreements (each, a Facility Lease). The terms and conditions of each Facility Lease are substantially similar. The Operating Entities make rental payments as stipulated in each facility lease agreement on a recurring basis sufficient for the Owner Lessors to make the required payments of principal and interest on debt that was issued under each transaction and to provide a return on the Owner Participant's investment.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(8) Long-Term Debt (Continued)

(c)    Construction Loans

	March 31, 2014	December 31, 2013	Total Commitment	Rate
Alta X at fair value	$—	261,335	300,200	LIBOR + 2.00%
Alta XI at fair value	—	191,310	191,310	LIBOR + 2.00%

Subtotal	—	452,645	491,510
Less current portion	—	—

	$—	452,645

              During the first quarter of 2014, Alta X utilized the remaining commitment available under its construction loan and contributions from its member to substantially complete construction of its wind facility.

              On March 31, 2014, under the terms of its credit agreements, Alta X and XI converted the construction loans to term loans. See note 8(a) for additional information regarding the term loans.

(9) Fair Value Measurements

              The following tables provide a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis:

	March 31, 2014
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	7,562	—	—	7,562

Total	$—	7,562	—	—	7,562

	March 31, 2014
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564

Total	$—	2,564	—	—	2,564

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(9) Fair Value Measurements (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	18,090	—	—	18,090

Total	$—	18,090	—	—	18,090

	December 31, 2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564

Total	$—	2,564	—	—	2,564

              The derivative assets and liabilities arise from interest rate swap agreements at Alta X, Alta XI, and AWAM. The Company utilizes interest rate swap agreements to lock in specified interest rates on its floating rate debt. The Company did not elect hedge accounting and the swap agreements have been deemed ineffective in offsetting cash flows attributable to the hedged risk. The Company carries these swap agreements in its balance sheet and recognize the change in fair value through earnings. For the three months ended March 31, 2014 and 2013, the Company recognized approximately $10,528 and $0, respectively, of unrealized losses on the swap agreements, representing cash flow hedge ineffectiveness arising from differences between the terms of this interest rate swap agreements and the hedged debt obligations. These amounts were recorded as an unrealized loss on interest rate swap agreements in the accompanying statement of operations for the three months ended March 31, 2014 and 2013, respectively.

(10) Asset Retirement Obligations

              The Company has asset retirement obligations arising from lease obligations to perform certain asset retirement activities at the expiration of the lease agreements (note 12). The liabilities were initially measured at fair value when construction began on the lease property. The following table presents the activity for the asset retirement obligations:

March 31, 2014
Balance at beginning of year	$7,530
Accretion capitalized into construction-in process	8
Accretion expense	137

Balance at end of period	$7,675

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(11) Affiliate Transactions

              Amounts due from affiliates consist of the following:

	March 31, 2014	December 31, 2013
California Highwind Power, LLC	$2,670	1,428
TGP Energy Management, LLC	4,316	—
Others	15	18

Total due from affiliates	$7,001	1,446

              Amounts due to affiliates consist of the following:

	March 31, 2014	December 31, 2013
Terra Gen Power, LLC	$201	34
Terra-Gen Operating Company, LLC	211	160
Terra-Gen Finance Company, LLC	692	—
Alta Windpower Development, LLC	1,568	1,562
Others	35	10

Total due to affiliates	$2,707	1,766

              Operations, Maintenance, and Asset Management:    Terra-Gen Operating, LLC (TG Operating) provides operations, maintenance, and asset management services to the Company under Operation and Maintenance Agreements (O&M) and Asset Management Agreements (AMA), which expire between December 2018 and December 2019. The Company pays annual fees (subject to a 2.5% annual increase) and the reimbursement of direct costs incurred by TG Operating in performance of its services. The Company incurred O&M fees of $446 and $317 for the three months ended March 31, 2014 and 2013, respectively, which were included in plant operating expenses in the accompanying combined statements of operations. The Company incurred AMA fees of $359 and $255 for the three months ended March 31, 2014 and 2013, respectively, which were included in general and administrative expenses in the accompanying combined statements of operations. See note 13 for additional discussion.

              Shared Facilities and LGIA:    The Company also pays TG Operating for its role as manager under the shared facility agreements (SFA) and long-term interconnection co-tenancy agreements. For the three months ended March 31, 2014 and 2013, the Company incurred fees of $159 and $33, respectively, for services under these agreements which are included in general and administrative expenses in the accompanying combined statements of operations. See note 13 for additional discussion

              Merchant PPA:    Included in amounts due from affiliates are receivables from TGEM for energy sold by Alta X and Alta XI under the Merchant PPA that have not been paid. Payments by TGEM to Alta X and Alta XI are due the second month following the month of production.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Unaudited Combined Financial Statements (Continued)

March 31, 2014

(Dollars in thousands)

(11) Affiliate Transactions (Continued)

              Construction Activity:    The amounts due to Alta Wind Development represent construction funds paid on behalf of Alta X and Alta XI that will be reimbursed with construction completion funds.

(12) Commitments and Contingencies

              Leases and Royalties:    The Company provides for lease payments to the landowners for the right to use the land upon which the wind plants are located and expire at dates ranging from 2030 to 2048. These leases require payments based or a percentage of gross revenue ranging between 3.0% and 10.0%.

              Turbine Supply Agreements:    Alta X and Alta XI have turbine supply agreements with General Electric Company, acting through its GE Energy business, to supply turbines for the wind plants. The unpaid balance of the contracts, which Alta X and Alta XI are committed to pay, is $7,623, none of which is included in accrued construction costs in the combined balance sheet as of March 31, 2013.

              Balance of Plant Agreements:    Alta X and Alta XI have balance of plant agreements with Blattner Energy, Inc. related to the construction of the balance of the wind plants. The unpaid balance of the contracts, which the Alta X and XI are committed to pay, is $1,468, of which $1,444 is included in accrued construction costs in the accompanying combined balance sheet as of March 31, 2014.

              Other Construction Commitments:    In addition to the turbine supply and balance of plant agreements, the Alta X and Alta XI have remaining commitments of up to $14,378 of which $27 is included in accrued construction costs in the accompanying combined balance sheet as of March 31, 2014.

(13) Subsequent Events

              Purchase and Sale Agreement:    On June 3, 2014, certain holding company subsidiaries of Power entered into a Purchase and Sale Agreement (the PSA) with NRG Yield Operating LLC to sell the Company. In conjunction with the sale the O&M, AMA, and SFA agreements will be amended whereby TG Operating will continue in its current role at a modified fee and term. The closing of the PSA and amendments to the O&M, AMA, and SFA agreements are subject to various consents and approvals.

INDEPENDENT AUDITORS' REPORT

The Members'
Terra-Gen Power, LLC

Report on the Financial Statements

              We have audited the accompanying combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), members' capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

              Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

              In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

June 16, 2014

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Balance Sheets

December 31, 2013 and 2012

(Dollars in thousands)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,866	4,505
Restricted cash and cash equivalents	2,973	736
Accounts receivable	6,977	11,304
Prepaids and other current assets	8,430	8,022
Material and supplies	1,084	946
Amounts due from affiliates	1,446	44

Total current assets	26,776	25,557
Property, plant, and equipment, net	984,757	1,031,090
Construction-in-progress	520,063	12
Intangible assets, net	112,522	103,996
Deferred financing costs, net	49,765	40,430
Other assets	2,180	174
Interest rate swap agreements	18,090	—

Total assets	$1,714,153	1,201,259

Liabilities and Members' Capital
Current liabilities:
Accounts payable and accrued liabilities	$1,773	2,178
Accrued construction costs	68,934	—
Accrued interest	1,105	416
Amounts due to affiliates	1,766	620
Interest rate swap agreements	2,564	—
Current portion of long-term debt	1,862	1,015
Current portion of finance lease obligations	29,641	26,944

Total current liabilities	107,645	31,173
Long-term debt	53,407	34,880
Finance lease obligations	1,036,193	1,065,832
Construction loans	452,645	—
Other liabilities, net	6,506	6,780
Asset retirement obligations	7,530	5,100

Total liabilities	1,663,926	1,143,765
Commitments and contingencies (note 13)
Members' capital	50,227	57,494

Total liabilities and members' capital	$1,714,153	1,201,259

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Revenues:
Energy	$182,378	158,347	171,211
Other	1,331	1,338	1,058

Total revenues	183,709	159,685	172,269
Operating expenses:
Plant operating	37,313	22,526	39,485
Royalties	2,253	2,828	3,660
General and administrative	3,877	3,308	5,182
Depreciation and amortization	49,504	48,919	54,802

Total operating expense	92,947	77,581	103,129

Operating income	90,762	82,104	69,140
Other expenses (income):
Interest expense	73,499	75,761	89,483
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Interest and other income	(125)	(19)	(47)

Total other expenses, net	62,198	80,349	95,723

Net income (loss) and total comprehensive income (loss)	$28,564	1,755	(26,583)

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Members' Capital

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Balance at beginning of the year	$57,494	15,341	7,689
Contributions	79,709	81,432	343,713
Distributions	(115,540)	(41,034)	(309,478)
Net income (loss)	28,564	1,755	(26,583)

Balance at end of the year	$50,227	57,494	15,341

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$28,564	1,755	(26,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,504	48,919	54,802
Accretion expense	484	376	345
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Proceeds from wake impact agreements	—	5,294	1,762
Noncash deferred revenue	(292)	(276)	—
Interest income on note receivable	(115)	—	—
Changes in operating assets and liabilities:
Accounts receivable	6,200	(5,412)	(5,892)
Prepaids, material and supplies, and other assets	(337)	(1,331)	(7,310)
Accounts payable and other accrued liabilities	(546)	(14,540)	16,874
Amounts due from affiliates	(1,136)	1,989	(1,955)
Amounts due to affiliates	1,146	282	3,265

Net cash provided by operating activities	72,296	41,663	41,595

Cash flows from investing activities:
Capital expenditures, net of test energy proceeds	(417,325)	(355)	(300,709)
Proceeds from reimbursements for capital expenditures	—	7,532	—
Cash grant proceeds	—	—	467,971
Payment for intangibles	—	(10,577)	(8,765)
Increase in other assets	(2,100)	—	—
Change in restricted cash	(2,237)	(14)	67,154

Net cash (used in) provided by investing activities	(421,662)	(3,414)	225,651

Cash flows from financing activities:
Repayment of long-term debt instruments	(30,468)	(99,008)	(911,357)
Proceeds from long-term debt instruments	475,545	—	638,692
Payments for deferred financing costs	(14,707)	—	(13,944)
Distributions to members'	(115,540)	(41,034)	(309,478)
Contributions from members'	35,897	81,384	352,559

Net cash provided by (used in) financing activities	350,727	(58,658)	(243,528)

Net change in cash and cash equivalents	1,361	(20,409)	23,718
Cash and cash equivalents at beginning of the year	4,505	24,914	1,196

Cash and cash equivalents at end of the year	$5,866	4,505	24,914

Supplemental disclosure of cash flow information:
Cash paid for interest	$78,449	75,779	99,016
Noncash activities:
Noncash operating and investing activities:
Accounts receivable	$(1,873)	—	2,198
Prepaids and other current assets	—	(331)	—
Property, plant and equipment, construction-in-progress	(101,093)	283	113,552
Intangible assets	(4,296)	—	—
Deferred financing costs	1,022	—	3,034
Accrued construction costs	68,934	—	(115,783)
Other accrued liabilities	848	—	—
Amounts due to affiliates	—	—	(3,001)
Asset retirement obligations	1,946	—	—
Contributions from member	34,512	48	—
Acquisition of intangibles:
Amounts due from affiliates	(266)	—	—
Intangible assets	(9,034)	—	—
Contributions from member	9,300	—	—
Conversion of bonds and cash grant loans to finance lease obligations	—	—	754,337

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(1) Organization and Business of the Company

              Terra-Gen Power, LLC (Power), a wholly owned subsidiary of Terra-Gen Power Holdings, LLC, is engaged in the development, construction, ownership, operation, and management of renewable energy projects utilizing wind, geothermal, and solar as fuel for its generating assets. The Alta Wind Portfolio of Terra-Gen Power, LLC (collectively referred to within these combined financial statements as the Company) consists of Alta Wind I, LLC, Alta Wind Holdings, LLC (Alta Holdings), Alta Wind X, LLC, Alta Wind XI, LLC, Alta Realty Investments, LLC (Alta Realty), and Alta Wind Asset Management, LLC (AWAM). These entities are indirect, wholly-owned subsidiaries of Power. The Company is engaged in the ownership, operation, management, and construction of wind renewable energy projects located at the Alta Wind Energy Center (AWEC) in Tehachapi, California. As of December 31, 2013, the Company is engaged in the following activities:

  •
  Owning and managing five wind plants (individually, an Operating Entity and, collectively, the Operating Entities).

  •
  Construction of two wind plants (individually, a Construction Entity and, collectively, the Construction Entities).

  •
  Own the rights to royalty income and leasehold interest (the Leasehold Rights) in leases with certain of the Operating Entities and two third-party wind plants. The Leasehold Rights are owned by Alta Realty and AWAM (collectively known as Leasehold Entities).

              The Operating Entities sell all electricity produced to Southern California Edison (Edison) under separate fixed price power purchase agreements (PPAs), with original terms of approximately 25 years, utilizing 290 turbines on leased and owned property.

              The following table provides information for each of the Operating Entities as of December 31, 2013:

Operating Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind I, LLC (Alta I)	150.0	January 6, 2011	2035
Alta Wind II, LLC (Alta II)*	150.0	January 1, 2011	2035
Alta Wind III, LLC (Alta III)*	150.0	February 14, 2011	2035
Alta Wind IV, LLC (Alta IV)*	102.0	March 15, 2011	2035
Alta Wind V, LLC (Alta V)*	168.0	April 22, 2011	2035

*
collectively referred to as Alta Holdings

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(1) Organization and Business of the Company (Continued)

              The following table provides information for each of the Construction Entities as of December 31, 2013:

Construction Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind X, LLC (Alta X)	136.8	February 1, 2014	2038	**
Alta Wind XI, LLC (Alta XI)	89.7	February 1, 2014	2038	**

**
The fixed price PPA begins January 1, 2016.

              Construction of Alta X and XI began during 2013. As of December 31, 2013, construction was substantially complete and the Construction Entities achieved commercial operations on February 1, 2014. Through December 31, 2015, the Construction Entities are selling energy and renewable energy credits on a merchant basis under a Master Power Purchase and Sale Agreement (the Merchant PPA) with TGP Energy Management, LLC (TGEM), an affiliate. Energy sales under the Merchant PPA are sold into the California Independent System Operator market. The Merchant PPA is effective on the first date of delivery of energy from the Construction Entities and shall continue through December 31, 2015. Beginning on January 1, 2016, the Construction Entities will sell all energy produced to Edison under separate fixed price PPAs, which expire in 2038.

              The Operating and Construction Entities represent a portion of AWEC, a 3,000 MW wind development project in the Tehachapi region, which was built in multiple phases by subsidiaries of Power and is located in the largest wind resource area of California approximately 100 miles from Los Angeles. In conjunction with the development of the Operating Entities during 2009 and 2010 and the Construction Entities during 2012, a subsidiary of Power contributed certain assets to the Company at historical cost. The historical cost approximated fair value as the assets and liabilities were recorded at fair value in connection with the affiliate's acquisition of the AWEC assets in July 2008. The fair value as of the acquisition date was based in part on the work of third-party appraisers engaged to perform valuations of certain of the tangible and intangible assets acquired. The affiliate's contribution of assets consisted of:

	Operating Entities	Construction Entities
Land	$1,540	—
Transmission queue right intangible assets	61,400	4,296
Development assets	278,844	30,216

Total	$341,784	34,512

              Subsequent events have been evaluated and disclosed as required through the report issuance date of June 16, 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies

Principles of Combination

              The Company was not a legal entity as of December 31, 2013 as direct ownership relationships did not exist among all of the entities included in the Alta Wind Portfolio of Terra-Gen Power, LLC. The combined financial statements include the Operating Entities, Construction Entities, and Leasehold Entities and were prepared using the historical basis of these entity's assets, liabilities, revenues, and expenses. All intercompany accounts and transactions have been eliminated.

Basis of Presentation

              The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and members' capital, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

              For purposes of the combined statements of cash flows, the Company considers all money market instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Cash Equivalents

              The Company is required to maintain cash balances that are restricted by provisions of their financing and operational agreements. The Company's financing and operational agreements specify restrictions primarily based on debt service requirements, construction costs, working capital requirements and operating costs.

Revenue Recognition

              Revenue from Power Generation:    The Operating Entity PPAs are treated as a variable interest  (VI) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 810-10-65, Consolidation, Variable Interest Entities. Income from power purchase agreements for VIs is recognized as income during the period in which electricity is delivered to Edison.

              In the event that the PPAs are amended, the Company's accounting policies would be reassessed in accordance with the guidance established in FASB ASC Topic 605-10-25, Revenue Recognition Overall, and FASB ASC Topic 840-10-15, Leases Overall.

              Test Energy:    The Construction Entities began generating energy during the late phases of construction as the wind turbines were being tested and synchronized prior to commercial operations. The Company sold this energy produced on a merchant basis at a variable market rate under a short-term arrangement through commercial operations (Test Energy). The Test Energy was recognized upon delivery of energy to TGEM and was recorded as a reduction in basis of the construction-in-progress. The Construction Entities recognized $80 in Test Energy for the year ended

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

December 31, 2013. The construction of the Operating Entities was completed during 2011 and the Operating Entities recognized $2,487 in Test Energy for the year ended December 31, 2011.

              Other Revenue:    Included in other revenue is royalty income from two third-party wind plants and the amortization of deferred revenue related to wake impact payments received by certain of the Operating Entities. The royalty income is recognized during the period that the third party project produces energy based on a percent of revenue generated by the third party project. The deferred revenue is recognized on a straight-line basis over the life of the respective PPA.

Concentration of Credit Risk

              Financial instruments that are potentially subject to the concentration of credit risk consist primarily of restricted cash and cash equivalents and accounts receivable. As of December 31, 2013 and 2012, all of the Company's cash balances were deposited with major financial institutions.

              Edison accounts for approximately 99.3%, 99.8%, and 99.4% of the Company's revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Edison also accounts for 93.4% and 97.6% of the Company's accounts receivable at December 31, 2013 and 2012, respectively. Accounts receivable as of December 31, 2013 and 2012 consist of receivables from Edison for electricity delivered and sold under the PPAs and as of December 31, 2013, for Edison's reimbursement of costs incurred by the Company during the Operating Entities construction phase (note 4).

Property, Plant, and Equipment, and Depreciation

              Property, plant, and equipment consist of costs incurred in connection with the development and construction of the wind plants, the substations, and collection lines. The wind plant assets are depreciated beginning on the commercial operations date using the straight-line method over 25 years, the estimated useful life of the assets. Other property and equipment are depreciated using the straight-line method between 3 and 25 years. Expenditures for maintenance, repairs, and minor parts are charged to expenses as incurred with improvements being capitalized over the remaining useful life of the project. Proceeds from the cash grants and other construction reimbursements (note 4) are accounted for as a reduction in the basis of the property, plant, and equipment upon receipt and the reduction in basis will be depreciated over the remaining useful life of the assets.

Construction-in-Progress

              Costs incurred related to the development, permitting, preconstruction, construction, and direct administrative costs are capitalized as construction-in-progress. Interest costs incurred on debt during the construction phase and all deferred financing costs amortized during the construction phase are also capitalized in construction-in-progress. Upon achieving commercial operations, construction-in-progress will be transferred to property, plant, and equipment and be depreciated over their estimated useful lives using the straight-line method. Proceeds from Test Energy have been and will be accounted for as reduction in the basis of construction-in-progress upon receipt. The reduction in basis will be depreciated over the remaining useful life of the assets.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

Interest Capitalization

              The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. A reconciliation of total interest cost to interest expense as reported in the combined statements of operations is as follows:

	2013	2012	2011
Interest cost capitalized	$5,711	—	9,020
Interest expense charged to income	73,499	75,761	89,483

Total interest cost	$79,210	75,761	98,503

Intangible Assets

              Intangible assets consist of transmission queue rights and the Leasehold Rights. The Company amortizes the transmission queue rights using the straight-line method over their respective useful lives of approximately 25 years and the Leasehold Rights over the Operating Entity or third-party wind plant's power purchase agreement lives through 2035.

Long-Lived Assets and Intangible Assets

              In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Deferred Financing Costs

              Deferred financing costs consist of certain bank fees and legal costs related to the issuance of various debt instruments. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. Amortization of deferred financing costs during construction is capitalized in construction-in-progress.

Asset Retirement Obligations

              The Company has asset retirement obligations to perform certain asset retirement activities. The liabilities are initially measured at fair value and subsequently will be adjusted for accretion

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and will be depreciated over the asset's useful life.

Fair Value Measurements

              The Company utilizes valuation techniques that maximize the use of observable inputs. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

  •
  Level 1—Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date.

  •
  Level 2—Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date.

  •
  Level 3—Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.

Interest Rate Swap Agreements

              The Company utilizes interest rate swap agreements to lock in a specified interest rate on a portion of its long-term debt. The interest rate swap agreements are recorded at fair value on the accompanying combined balance sheets. The Company did not meet the requirements for hedge accounting in accordance with FASB ASC Topic 815, Derivatives and Hedging, and, accordingly, has recorded the change in the fair value of the interest rate swaps in unrealized gain on interest rate swap agreements in the combined statements of operations. Amounts paid on the interest rate swap agreements have been recorded as interest expense in the combined statements of operations.

              As a result of the use of derivative financial instruments, such as an interest rate swaps, the Company is exposed to the risk that counterparties will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of entering into contracts only with major financial institutions selected based upon their credit ratings and other financial factors.

Fair Value of Financial Instruments

              The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, materials and supplies, amounts due from affiliates, accounts payable, accrued liabilities, accrued construction costs, accrued interest, and amounts due to affiliates approximated fair value as of December 31, 2013 and 2012 because of the relatively short maturities of these instruments.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies (Continued)

Income Taxes

              No income taxes or tax benefits have been recorded in the Company's combined financial statements because such taxes, if any, are the responsibility of the members.

Risks and Uncertainties

              The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operation of the Company's wind portfolio and the third-party wind plants related to the Leasehold Entities involves risk, including the performance of the facilities below expected levels of efficiency and output, shut downs due to breakdown or failure of equipment or processes, violation of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by these facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company's ability to make payments of principal and interest on its debt or finance lease obligations when due.

Commitments and Contingencies

              Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(3) Restricted Cash and Cash Equivalents

              The Company is required to maintain restricted cash accounts in accordance with certain of its financing and operational agreements. Restricted cash and cash equivalents at December 31, 2013 and 2012 consist of the following:

	2013	2012
Construction completion accounts	$2,112	679
Working capital accounts	827	—
Other accounts	34	57

Total restricted cash and cash equivalents	$2,973	736

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(4) Property, Plant, and Equipment

              Property, plant, and equipment at December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount of wind plant assets:
Balance at beginning of year	$1,106,697	1,114,210
Reimbursements	(1,793)	(7,532)
Transfer out	—	(283)
Additions	49	302

Balance at end of year	1,104,953	1,106,697

Gross carrying amount of other property and equipment:
Balance at beginning of year	18,902	18,861
Additions	111	41

Balance at end of year	19,013	18,902

Gross carrying amount of land:
Balance at beginning of year	1,540	1,540

Balance at end of year	1,540	1,540
Accumulated depreciation:
Balance at beginning of year	(96,049)	(51,338)
Depreciation expense	(44,700)	(44,711)

Balance at end of year	(140,749)	(96,049)

Balance of property, plant, and equipment, net, at end of year	$984,757	1,031,090

              Depreciation expense for the year ended December 31, 2011 was $51,264.

              Cash Grant Program:    Construction and financing of the Operating Entities' wind plants was arranged with the expectation of applying for and receiving cash grants under the American Recovery and Reinvestment Act of 2009 (ARRA). Under ARRA, owners of these wind plants are eligible to receive a cash grant from the U.S. Department of Treasury (U.S. Treasury) representing 30% of the eligible costs, as defined (the Cash Grant). At the request of the Operating Entities, the Owner Lessors (note 9) filed cash grant applications with the U.S. Treasury aggregating $654,881, which represents 30% of the Owner Lessors' eligible cost to acquire these wind plants. During 2011, the Owner Lessors received from the U.S. Treasury and paid to the Operating Entities partial payments aggregating $467,971 under the grant program, which were classified as a reduction in the carrying value of the property, plant, and equipment and as rental payments under the finance lease obligations (note 9). At the request of the Operating Entities, certain Owner Lessors filed claims against the U.S. Treasury to recover what the Operating Entities believe to be shortfalls in the grant proceeds. Any additional proceeds received by the Operating Entities will be treated as reduction of the wind plant asset when received.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(4) Property, Plant, and Equipment (Continued)

              Reimbursements:    Included in the 2013 reimbursement is a settlement executed during December 2013 between Edison and the Operating Entities related to certain costs incurred by the Operating Entities during the construction phase of its wind plants. The settlement requires Edison to reimburse the Operating Entities for $1,793 of these costs. This amount was included in accounts receivable as of December 31, 2013 and was received during January 2014.

              The 2012 reimbursements consist of refunds of $3,531 primarily from Edison and $4,001 from affiliates. The Edison payments were related to the final costs to construct the interconnect wind plants pursuant to a letter agreement between the Company, Edison, and the California Independent System Operator. The affiliate payments related to a Shared Facilities Agreement (SFA) between the Operating Entities, certain affiliates, and Terra-Gen Operating Company, LLC (TG Operating) and a Long-Term Interconnection Co-tenancy Agreement between the Company and certain affiliates (the LGIA—note 12). Under the terms of these agreements, the affiliates are required to reimburse the Company for capital expenditures previously incurred by the Company for the construction of shared assets including substations, operations and maintenance facilities, and interconnect facilities. The Company may receive additional funds as other AWEC phases are successfully developed. All reimbursements are treated as a reduction in the basis in the wind plant and depreciated over the remaining useful life of the wind plant.

(5) Construction-in-Progress

              Construction-in-progress at December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount of construction-in-progress:
Balance at beginning of year	$12	—
Additions	487,969	12
Contribution from affiliate (note 1)	30,216	—
Asset retirement cost additions (note 11)	1,946	—
Reduction from Test Energy	(80)	—

Balance at end of year	$520,063	12

              Additions:    The 2013 additions include the construction of the Alta X and XI wind plants. These entities will utilize a federal government program supporting renewable energy, which enhance the economic feasibility of developing the project. The key federal programs expected to benefit Alta X and XI are production tax credits under the American Tax Relief Act of 2012 (Tax Relief Act) and accelerated tax depreciation for renewable energy property. Under the Tax Relief Act, the owners of Alta X and XI are eligible for a federal tax credit equal to 2.3 cents per kilowatt-hour of energy produced for the first ten years of operation.

              Included in additions for the year ended December 31, 2013 is $68,934 in accrued costs, which were paid during 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(6) Intangible Assets

              Interconnection Queue Rights:    In an effort to meet its future renewable energy goals, Edison commenced construction on the $1,800,000 Tehachapi Renewable Transmission Project, a series of transmission upgrades that are designed to deliver approximately 4,500 MW of generation from the Tehachapi region to the Los Angeles basin. The value of the interconnection queue rights is derived from the Company's rights in certain large generator interconnection agreements and their positions in the California System Independent Operator Corporation interconnection queue (note 1).

              Leasehold Rights:    Alta Realty and AWAM, through a series of transactions, acquired Leasehold Rights in certain parcels of real property located in Kern County, California, and owned by third parties (collectively, the Property Owners), which are subject to the long-term lease agreements with the Operating Entities. The acquisitions of the Leasehold Rights for the years ended December 31, 2013 and 2012 totaled $9,034 and $10,489, respectively. As part of the acquisitions, the Property Owners assigned 100% of the rights in the royalty income to Alta Realty and AWAM that the Operating Entities are required to pay the Property Owners during the term of the lease agreements.

              The aggregate intangible assets at December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount of other intangibles:
Balance at beginning of year	$111,742	101,165
Transmission queue rights contribution from an affiliate (note 1)	4,296	—
Leasehold rights additions	9,034	10,489
Other additions	—	88

Balance at end of year	125,072	111,742

Accumulated amortization:
Balance at beginning of year	(7,746)	(3,538)
Amortization expense	(4,804)	(4,208)

Balance at end of year	(12,550)	(7,746)

Balance of intangible assets, net at end of year	$112,522	103,996

              Amortization expense for the year ended December 31, 2011 was $3,538. The estimated annual amortization of the intangible assets over the next five years is approximately $5,077 per year.

(7) Deferred Financing Costs

              Deferred financing costs consist of certain legal and bank fees related to the issuance of various debt instruments described in note 9. Deferred financing costs are being amortized using the

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(7) Deferred Financing Costs (Continued)

effective-interest method over the life of the respective debt instruments. The following table presents the activity for deferred financing costs for the years ended December 31, 2013 and 2012:

	2013	2012
Gross carrying amount of deferred financing costs:
Balance at beginning of year	$63,953	63,953
Additions	14,707	—

Balance at end of year	78,660	63,953

Accumulated amortization:
Balance at beginning of year	(23,523)	(18,916)
Amortization capitalized in construction-in-progress	(1,022)	—
Amortization expensed	(4,350)	(4,607)

Balance at end of year	(28,895)	(23,523)

Balance of deferred financing costs, net, end of year	$49,765	40,430

              The amortization of deferred financing costs for the year ended December 31, 2011 was $9,321, of which $6,287 was expensed and included in the accompanying statement of operations and $3,034 was capitalized and included in construction in progress in the accompanying combined balance sheet.

              Alta X and XI:    During 2013, Alta X and XI incurred new deferred financing costs of $13,846 related to the issuance of new credit agreements. Amortization of deferred financing costs during construction of Alta X and XI totaled $1,022 for the year ended December 31, 2013.

              AWAM:    During 2013, AWAM incurred new deferred financing costs of $861 related to the issuance of a new credit agreement.

(8) Note Receivable

              In conjunction with the development of its wind plant, Alta XI entered into lease agreements for the property that the turbines will be located on (note 13). In conjunction with obtaining one of the leases, Alta XI issued a $2,100 note receivable to its landowner. The note receivable accrues interest at 8.0%, which is added to the unpaid principal of the note receivable on a monthly basis. Repayment of the note receivable is equal to 40% of the royalties due to the landowner, as defined, with a minimum payment of $30 per month beginning in June 2014. For the year ended December 31, 2013, the Company recognized $115 in interest income related to this note receivable, all of which has been capitalized into the note receivable principal. The long-term and current portion of the note receivable of $2,005 and $210, respectively, are included in other assets and prepaids and other current assets, respectively, in the accompanying combined balance sheet as of December 31, 2013.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt

              The Company's long-term debt is categorized as secured notes, finance lease obligations, and construction loans. Details regarding these debt instruments are provided below:

(a)    Secured Notes

              Secured notes at December 31, 2013 and 2012 consist of the following:

						Fair market value as of
			Maturity Date
	2013	2012		Rate	Payments	2013	2012
Alta Realty	$34,880	35,895	Jan. 31, 2031	7.00%	Quarterly (Jan. 31, Apr. 30, Jul. 31, Oct. 31)	40,515	45,442
AWAM	20,389	—	May 15, 2031	LIBOR + 2.38%*	Quarterly (Feb 15, May. 15, Aug 15, Nov 15)	20,389	—

Subtotal	55,269	35,895				$60,904	45,442

Less current portion	(1,862)	(1,015)

	$53,407	34,880

*
increasing every four years to a maximum rate of 2.88%

              The annual maturity of the secured notes for each year ending December 31 is as follows:

Amount
2014	$1,862
2015	1,974
2016	2,094
2017	2,211
2018	2,344
Thereafter	44,784

$55,269

              Substantially, all of the Leasehold Entities assets are pledged as collateral under their respective loan agreements. The secured notes all contain certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, maintain reserve accounts, release funds from reserve accounts, make distributions, and create liens. As of December 31, 2013 and 2012, the Leasehold Entities were in compliance with the term, covenants, and provisions of their respective loan agreement.

              As of December 31, 2013 and 2012, the Company's management has estimated the fair value of the secured notes based on discounted cash flows and using interest rates currently available to the Company.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

              Additional details regarding the secured notes are as follows:

              Alta Realty:    An affiliate of the Company has provided a letter of credit to meet Alta Realty's debt service reserve requirement with balances of $2,261 as of December 31, 2013 and 2012. The letter of credit was not drawn upon as of December 31, 2013. If the loan agreement were to be extinguished early, a make-whole payment would be required.

              AWAM:    An affiliate of the Company has provided a letter of credit to meet AWAM's debt service reserve requirement with a balance of $960 as of December 31, 2013. The letter of credit was not drawn upon as of December 31, 2013.

(b)    Finance Lease Obligations

              The Company's finance lease obligations at December 31, 2013 and 2012 consist of the following:

						Fair market value as of
			Maturity Date	Implicit Interest Rate
	2013	2012			Payments	2013	2012
Finance lease obligations:
Alta I	269,071	275,642	December 30, 2034	7.01	Semiannual (June 30, Dec. 30)	309,524	346,624
Alta Holdings	796,763	817,134	December 30, 2034 - June 30, 2035	5.70% - 6.07%	Semiannual (June 30, Dec. 30)	848,405	950,374

Subtotal	1,065,834	1,092,776				$1,157,929	1,296,998

Less current portion	(29,641)	(26,944)

	$1,036,193	1,065,832

              The Company's management has estimated the fair value of its finance lease obligations based on a discounted cash flow analysis using interest rates currently available for borrowings not involving a leveraged lease.

              The finance lease obligations are subject to certain restrictive covenants that, among other things, limit the borrowers' ability to incur additional indebtedness, release funds from reserve accounts, maintain reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

              The finance lease obligations were issued under separate leveraged lease transactions whereby the Operating Entities sold and leased back undivided interests in specific assets of the project. As part of the leveraged lease, separate Delaware statutory trusts (collectively, the Owner Lessors) are each owners of an undivided interest in the assets sold and leased back. The leveraged lease transactions are accounted for as a financing due to Operating Entities continued involvement with the property sold and leased back. Each Owner Lessor is beneficially owned by an equity investor (each, an Owner Participant).

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

              After the Owner Lessors acquire their respective undivided interests, the Owner Lessors leased these undivided interests to the applicable Operating Entities under separate facility lease agreements (each, a Facility Lease). The terms and conditions of each Facility Lease are substantially similar. The Operating Entities make rental payments as stipulated in each facility lease agreement on a recurring basis sufficient for the Owner Lessors to make the required payments of principal and interest on debt that was issued under each transaction and to provide a return on the Owner Participant's equity funding.

              The annual maturities of the finance lease obligations for each year ending December 31 are as follows:

Year ending December 31:
2014	$29,641
2015	34,511
2016	36,669
2017	38,620
2018	40,384
Thereafter	886,009

$1,065,834

              Additional details regarding the finance lease obligations are as follows:

              Alta I:    The sale-leaseback transaction closed on December 31, 2010 and raised approximately $449,485 ($560,000 net of a day one rent payment of $110,515) from the Alta I Owner Participants' investment.

              Alta I was obligated to reimburse the Owner Lessors for certain shortfalls in the Cash Grant, delays in receiving the Cash Grant and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors' aggregate payments of $1,235 and $53,024, respectively, related to the shortfalls, delays, and tax indemnities that were funded by contributions from its member. The aggregate payments were treated as a debt service payment under the finance lease obligation. For the years ended December 31, 2012 and 2011, $163 and $48,077, respectively, was applied to the principal portion of the finance lease obligation and $1,072 and $5,128, respectively, was applied to the interest expense portion of the finance lease obligation. All of these payments are considered modifications to the debt in accordance with FASB ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from 6.47% to 6.87% and 6.87% to 7.01%, respectively.

              Alta I is required to maintain a rent reserve to support required rental payments. An affiliate of the Company has provided a $15,130 and $14,000 letter of credit to support this requirement as of December 31, 2013 and 2012, respectively.

              Alta Holdings:    The sale-leaseback transactions closed in 2010 and 2011 and raised approximately $373,230 ($662,881 net of day one rent payments of $289,651) from the Alta Holdings Owner

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

Participants' investments. As part of the sale-leaseback transactions, the Owner Lessors assumed the obligations for $579,863 of 7.00% pass-through trust certificates that were issued on July 21, 2010.

              Alta Holdings was obligated to reimburse the Owner Lessors for certain shortfalls in its Cash Grant, delays in receiving the Cash Grant, and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors' aggregate payments of $74,515 and $114,927, respectively, related to the shortfalls, delays, and tax indemnities. The aggregate payments were treated as a debt service payment under the finance lease obligations. For the years ended December 31, 2012 and 2011, $68,070 and $114,210, respectively, were applied to the principal portion of the finance lease obligations and $6,445 and $717, respectively, were applied to interest expense on the finance lease obligations. All of these payments are considered modifications to the debt in accordance with ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from an average of 5.44% to an average of 5.74% and from an average of 5.74% to an average of 5.95%, respectively.

              Alta Holdings is required to maintain an equity rent reserve equal to the next six months payments for the equity portion of the finance lease obligation. As of December 31, 2013 and 2012, an affiliate of the Company has provided $9,058 and $8,835, respectively, in letters of credit to support this obligation.

(c)    Construction and Term Loans

	Balance, December 31,					Fair market value as of
			Total Commitment	Borrowings Available
	2013	2012			Rate	2013	2012
Alta X	$261,335	—	300,200	38,865	LIBOR + 2.00%	$261,335	—
Alta XI	191,310	—	191,310	—	LIBOR + 2.00%	191,310	—

Subtotal	452,645	—	491,510	38,865		$452,645	—

Less current portion	—	—

	$452,645	—

              On June 3, 2013, Alta X and XI entered into separate credit agreements to provide a portion of the funds to construction the Alta X and XI wind plants. The credit agreements include provisions that require the construction loans to be converted to a term loan in conjunction with Alta X and XI meeting certain conditions as detailed in its credit agreements (the Term Loan Conversion). The construction loans matured in conjunction with Term Loan Conversion on March 31, 2014. The term loans mature on the seventh anniversary of the Term Loan Conversion date (Term Loan Maturity Date). See note 14 for additional discussion.

              The applicable margins for the construction and term loans were initially set at 2.00% increasing to 2.25% on the fourth anniversary of Term Loan Conversion. Alta X and XI pay commitment fees on the unused portion of all instruments of 0.75%. Interest for LIBOR—based borrowings are due at the expiration of the applicable LIBOR term not to exceed 90 days.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

              Substantially all of the Construction Entities assets and operating contracts have been provided as security under the respective credit agreements. In addition, the debt obligations are subject to certain restrictive covenants that, among other things, limit Alta X and XI's ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

              The lenders to these credit agreements also provided a $27,600 commitment to provide debt service loans in the event the wind plants are unable to meet its debt service requirements. The debt service loan commitments expire on the term loan maturity date. As of December 31, 2013, no borrowings were outstanding under the debt service loan commitments and $27,600 was available to be drawn.

              In conjunction with the issuance of the credit agreements, the Company and the lenders executed agreements whereby the Construction Entities members' would contribute equity to the Construction Entities up to a maximum of $93,408 (the Equity Commitments). The Equity Commitments will be utilized to finalize the construction of the wind plants after the construction loan commitments are fully utilized. The commitment to fund the equity contributions were secured by a letter of credit from an affiliate of Power. For the year ended December 31, 2013, the parent made $17,568 in contributions related to these Equity Commitments and $75,841 is available to be drawn by the Company to complete construction of the wind plants.

              The annual maturities of the loans assuming a fully drawn construction loan and term loan conversion on or before April 1, 2014 for each year ending December 31 are as follows:

Term Loan
Year ending December 31:
2014	$—
2015	—
2016	20,835
2017	21,962
2018	20,912
Thereafter	427,801

$491,510

(d)    Project Level Letter-of-Credit Facilities

              Certain of the Operating Entities have the following letter-of-credit facilities:

              Alta I:    Alta I has two letter-of-credit facilities, which provide for the issuance of letters of credit up to $16,489 to support its obligation under its PPA. The letters of credit are extended annually with a final maturity of January 5, 2016. Alta I is required to pay a commitment fee equal to 1.00% per annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.25%. As of December 31, 2013 and 2012, there were $16,489 in letters of credit outstanding, no amounts are available nor have the letters of credit been drawn on.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(9) Long-Term Debt (Continued)

              Alta Wind Holdings:    Alta Holdings has four separate letter-of-credit facilities, which provide for the issuance of letters of credit up to $106,204 to support obligations under its PPAs, for certain crossing agreements, to provide debt service reserve requirements and for operations and maintenance support. These facilities expire at dates between May and October 2018. Alta Holdings is required to pay a commitment fee equal to 0.75% per annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.50%. As of December 31, 2013 and 2012, there are $95,471 and $95,809, respectively, in outstanding letters of credit and $10,733 and $10,395, respectively, in amounts available. These letters of credit have not been drawn on.

              Alta X and XI:    Under the terms of its credit agreement, Alta X and Alta XI have letter-of-credit facilities, which provide for the issuance of letters of credit up to $29,451 to support obligations under the Edison PPAs, for certain crossing agreements and right-of-way agreements. These facilities expire on the Alta X and Alta XI term loan maturity date. Alta X and Alta XI are required to pay commitment fees equal to 0.75% per annum on the unused portion of all instruments. The fees on issued letters of credit are equal to the applicable margins for the term loan and construction loans. As of December 31, 2013, $4,558 in letters of credit were issued and $24,893 were available to be issued. These letters of credit have not been drawn on.

(10) Fair Value Measurements

              The following tables provide a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis:

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	18,090	—	—	18,090

Total	$—	18,090	—	—	18,090

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564

Total	$—	2,564	—	—	2,564

              The derivative assets and liabilities arise from interest rate swap agreements at certain of the Leasehold and Construction Entities as described below. The Company utilizes interest rate swap agreements to lock in specified interest rates on its floating rate debt. The Company did not elect hedge accounting and the swap agreements have been deemed ineffective in offsetting cash flows attributable to the hedged risk. The Company carries these swap agreements in its balance sheet and

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(10) Fair Value Measurements (Continued)

recognize the change in fair value through earnings. For the year ending December 31, 2013, the Company recognized approximately $15,526 of unrealized gains on the swap agreements, representing cash flow hedge ineffectiveness arising from differences between the terms of this interest rate swap agreements and the hedged debt obligations. These amounts were recorded as an unrealized gain on interest rate swap agreements in the accompanying statement of operations for the year ended December 31, 2013.

              AWAM:    The AWAM credit agreement requires interest rate protection for 100% of the outstanding term loan through its expiration on May 15, 2031. Under this interest rate swap agreement, AWAM pays interest at a fixed rate of 2.47% and receives a variable rate equal to the three-month LIBOR. The notional amount of the interest rate swaps reduces over time consistent with the amortization of their secured notes.

              Alta X and XI:    The Alta X and Alta XI credit agreements require interest rate protection for 100% of the outstanding term loans through December 31, 2015 (A Period), 75% of the outstanding term loan from January 1, 2016 through December 31, 2020 (B Period) and 60% of the estimated outstanding term loan for five years thereafter (C Period). In order to meet this requirement, Alta X and Alta XI have the following interest rate hedges in place as of December 31, 2013:

Period	Number of Swap Agreements	Aggregate Beginning Notional Balance	Trade Date	Beginning Date	Ending Date	Average Fixed Rate Payment by Construction Entities	Variable Rate Payment to Construction Entities	Payment Dates
A Period Swaps	14	$491,510	June 6, 2013 (Alta XI)	Dec. 31, 2013	Dec. 31, 2015	0.656%	Three Month	Mar. 31, Jun. 30,
			June 5, 2013 (Alta X)				LIBOR	Sep. 30, Dec. 31
B Period Swaps(a)	14	368,993	June 6, 2013 (Alta XI)	Dec. 31, 2015	Dec. 31, 2020	2.528%	Three Month	Mar. 31, Jun. 30,
			May 26, 2013 (Alta X)				LIBOR	Sep. 30, Dec. 31
C Period Swaps(a)	10	233,134	June 6, 2013 (Alta XI)	Dec. 31, 2020	Dec. 31, 2025	4.007%	Three Month	Mar. 31, Jun. 30,
			May 26, 2013 (Alta X)				LIBOR	Sep. 30, Dec. 31

(a)
The notional amounts for the B and C Period Swaps amortize at a rate consistent with the amortization of the term loans. The aggregate notional balance at the end of the B and C periods is $292,147 and $174,823, respectively.

(11) Asset Retirement Obligations

              The Company has asset retirement obligations arising from lease obligations to perform certain asset retirement activities at the expiration of the lease agreements (note 13). The liabilities were initially measured at fair value when construction began on the lease property. The 2013 activity includes the fair value of the Construction Entities asset retirement obligations. The following table

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(11) Asset Retirement Obligations (Continued)

presents the activity for the asset retirement obligations for the years ended December 31, 2013 and 2012:

	2013	2012
Balance at beginning of year	$5,100	4,724
Obligations incurred	1,946	—
Accretion expense	484	376

Balance at end of year	$7,530	5,100

(12) Affiliate Transactions

              Amounts due from affiliates consist of the following:

	2013	2012
California Highwind Power, LLC	$1,428	—
Others	18	44

Total due from affiliates	$1,446	44

              Amounts due to affiliates consist of the following:

	2013	2012
Terra Gen Power, LLC	$34	243
Terra-Gen Operating Company, LLC	160	230
Alta Windpower Development, LLC	1,562	—
Others	10	147

Total due to affiliates	$1,766	620

              Operations, Maintenance, and Asset Management:    TG Operating provides operations, maintenance, and asset management services to the Company under Operation and Maintenance Agreements (O&M) and Asset Management Agreements (AMA), which expire between December 2018 and 2019. The Company pays annual fees (subject to a 2.5% annual increase) and the reimbursement of direct costs incurred by TG Operating in performance of its services. For the years ended December 31, 2013, 2012, and 2011, the Company incurred O&M fees of $1,501, $1,262, and $1,118, respectively, which were included in plant operating expenses in the accompanying combined statements of operations. For the years ending December 31, 2013, 2012, and 2011, the Company incurred AMA fees of $1,271, $1,011, and $894, respectively, which were included in general and administrative expenses in the accompanying combined statements of operations.

              Shared Facilities and LGIA:    The Company also pays TG Operating for its role as manager under the SFA and the LGIA. For the years ended December 31, 2013, 2012, and 2011, the Company incurred fees of $188, $153, and $212, respectively, for services under these agreements, which are

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(12) Affiliate Transactions (Continued)

included in general and administrative expenses in the accompanying combined statements of operations.

              Construction Management:    TG Operating provided oversight for the construction of the Construction Entities and Operating Entities. For the years ending December 31, 2013, 2012, and 2011, the Company incurred construction management fees of $762, $0, and $844, respectively, which were included in property, plant and equipment or construction-in-progress in the accompanying combined balance sheets.

              The Company also has a management support agreement with Terra-Gen Finance Company, LLC, an affiliate, related to administrative support during the construction phase. For the year ended December 31, 2011, the Company incurred $750 under this agreement, which is included in general and administrative expense in the accompanying combined statement of operations.

              Construction Activity:    The amounts due to Alta Windpower Development primarily represent construction funds paid on behalf of Alta X and Alta XI that will be reimbursed with construction completion funds.

              Development Services:    The Company incurred development fees from an affiliate during the years ended December 31, 2013, 2012, and 2011 of $17,325, $0, and $32,901, respectively, which are included in property, plant, and equipment or construction-in-progress in the accompanying combined balance sheets.

              Wake Payments:    Alta III and Alta V entered into a Wake Impact Agreement (WIA) with Alta Wind VI,  LLC and Alta VIII Wind, LLC, (collectively known as the Wake Entities). The Wake Entities were affiliates of the Company prior to their sale by subsidiaries of Power in 2012. The Company acknowledged and consented to the Wake Entities construction of two separate 150 MW wind plants in close proximity to Alta III and Alta V. The Wake Entities compensated Alta III and Alta V for estimated wind losses from the construction of their respective facility. The Company received $5,294 and $1,762 during the years ended December 31, 2012 and 2011, respectively, from the Wake Entities, which was recorded as deferred revenue and included in other long-term liabilities, net on the accompanying combined balance sheets. The deferred revenue will be amortized over the remaining life of the Alta III and Alta V PPAs and the estimated annual amortization over the next five years is approximately $292 per year. The proceeds from the WIA received at Alta III and Alta V were used to pay down the finance lease obligation.

              Other:    All other amounts due to and from affiliates are for purchases made by the affiliates on behalf of the Company or by the Company on behalf of the affiliate. The amounts due to and from affiliates, unless otherwise disclosed above, are noninterest bearing, do not have any stated terms, and are generally payable within 30 days.

(13) Commitments and Contingencies

              Leases and Royalties:    The Company provides for lease payments to the landowners for the right to use the land upon which the wind plants are located and expire at dates ranging from 2030 to

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2013, and 2011

(Dollars in thousands)

(13) Commitments and Contingencies (Continued)

2048. These leases require payments based or a percentage of gross revenue ranging between 3.0% and 10.0%.

              Operations and Maintenance and Major Maintenance Reserve Requirements:    Alta I is required to maintain an operations and maintenance and a major maintenance reserve equal to approximately six months of these estimated costs. An affiliate of the Company has provided a $3,286 and $2,500 letter of credit to support this obligation as of December 31, 2013 and 2012, respectively.

              Turbine Supply Agreements:    The Construction Entities have entered into turbine supply agreements with General Electric Company, acting through its GE Energy business, to supply turbines for the wind plants. The total contract values are $307,699. The unpaid balance of the contracts, which the Construction Entities are committed to pay is $21,051, of which $14,780 is included in accrued construction costs in the combined balance sheet as of December 31, 2013.

              Balance of Plant Agreements:    The Construction Entities have entered into balance of plant agreements with Blattner Energy, Inc. related to the construction of the balance of the wind plants. The total contract values are $122,314. As of December 31, 2013, the unpaid balance of the contracts, which the Construction Entities are committed to pay, is $19,310, which is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

              Other Construction Commitments:    In addition to the turbine supply and balance of plant agreements, the Construction Entities have remaining commitments of up to $73,307, of which $34,573 is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

(14) Subsequent Events

              Construction Entities:    The Construction Entities achieved commercial operations on February 1, 2014 and converted the construction loans to term loans on March 31, 2014.

              Purchase and Sale Agreement:    On June 3, 2014, certain holding company subsidiaries of Power entered into a Purchase and Sale Agreement (the PSA) with NRG Yield Operating LLC to sell the Company. In conjunction with the sale the O&M, AMA, and SFA agreements will be amended whereby TG Operating will continue in its current role at a modified fee and term. The closing of the PSA and amendments to the O&M, AMA, and SFA agreements are subject to various consents and approvals.

                Shares

NRG Yield, Inc.

Class A Common Stock

PROSPECTUS

                            , 2014

PART II

Item 13.    Other expenses of issuance and distribution

              The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC registration fee	$
FINRA filing fee		82,250
New York Stock Exchange listing fee
Legal fees and expenses		250,000
Accounting fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees and expenses
Other expenses

Total	$

Item 14.    Indemnification of directors and officers

              Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

              Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

              Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

              Our second amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

              We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we agree to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

              The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

              We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

              The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters party thereto against certain liabilities. See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

Item 15.    Recent sales of unregistered securities

              On February 11, 2014, the Company closed on its offering of $300 million aggregate principal amount of 3.50% Convertible Notes. The initial purchasers exercised their option to purchase an additional $45 million in aggregate principal amount of the 3.50% Convertible Notes, which were issued on March 3, 2014. The aggregate underwriting discounts or commissions were $7,762,500. The 3.50% Convertible Notes were issued in transactions exempt from registration pursuant to section 4(1) of the Securities Act of 1933, as amended and Rule 144A promulgated promulgated thereunder.

Item 16.    Exhibits and Financial Statement Schedules

    (a)
    Exhibits

              The exhibit index attached hereto is incorporated herein by reference.

    (b)
    Financial Statement Schedule

              All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

              For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (1)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (2)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (3)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (4)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, NRG Yield, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 16, 2014.

NRG YIELD, INC.
By:	/s/ BRIAN E. CURCI Name: Brian E. Curci Title: Secretary

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints David R. Hill and Brian E. Curci, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 16, 2014.

Signature	Title

/s/ DAVID CRANE David Crane	President and Chief Executive Officer (principal executive officer) and Director
/s/ KIRKLAND B. ANDREWS Kirkland B. Andrews	Executive Vice President and Chief Financial Officer (principal financial officer) and Director
/s/ RONALD B. STARK Ronald B. Stark	Vice President and Chief Accounting Officer (principal accounting officer)
/s/ JOHN F. CHLEBOWSKI John F. Chlebowski	Director

Signature	Title

/s/ MAURICIO GUTIERREZ Mauricio Gutierrez	Director
/s/ FERRELL P. MCCLEAN Ferrell P. McClean	Director
/s/ CHRISTOPHER S. SOTOS Christopher S. Sotos	Director
/s/ BRIAN R. FORD Brian R. Ford	Director

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	**	Form of Underwriting Agreement.

2.1	*	Purchase and Sale Agreement, dated as of May 5, 2014, by and between NRG Gas Development Company, LLC and NRG Yield Operating LLC (incorporated herein by reference to Exhibit 2.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on May 9, 2014, SEC File No. 001-36002).

2.2	*	Purchase and Sale Agreement, dated as of May 5, 2014, by and between NRG Solar PV LLC and NRG Yield Operating LLC (incorporated herein by reference to Exhibit 2.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on May 9, 2014, SEC File No. 001-36002).

2.3	*	Purchase and Sale Agreement, dated as of May 5, 2014, by and between NRG Solar PV LLC and NRG Yield Operating LLC (incorporated herein by reference to Exhibit 2.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on May 9, 2014, SEC File No. 001-36002).

2.4	*	Purchase and Sale Agreement, dated June 3, 2014, by and among, NRG Yield, Inc., NRG Yield Operating LLC, Terra-Gen Finance Company, LLC, NTD AWAM Holdings, LLC, CHIPS Alta Wind X Holding Company, LLC and CHIPS Alta Wind XI Holding Company, LLC.

3.1		Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

3.2		Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

4.1		Form of Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on July 1, 2013, SEC File No. 333-189148).

4.2		Indenture, dated February 11, 2014, among NRG Yield, Inc., the Guarantors and the Trustee (incorporated herein by reference to Exhibit 4.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on February 11, 2014, SEC File No. 001-36002).

4.3		Form of 3.50% Convertible Senior Note due 2019 (incorporated herein by reference to Exhibit 4.2 to NRG Yield Inc.'s Current Report on Form 8-K filed on February 11, 2014, SEC File No. 001-36002).

5.1		Form of Opinion of Kirkland & Ellis LLP.

10.1		Management Services Agreement by and between NRG Yield, Inc. and NRG Energy, Inc. (incorporated herein by reference to Exhibit 10.4 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

10.2		Right of First Offer Agreement by and between NRG Yield, Inc. and NRG Energy, Inc. (incorporated herein by reference to Exhibit 10.3 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

10.3		Exchange Agreement by and among NRG Yield, Inc., NRG Yield LLC and NRG Energy, Inc. (incorporated herein by reference to Exhibit 10.2 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

Exhibit Number	Exhibit Description
10.4	Registration Rights Agreement by and between NRG Yield, Inc. and NRG Energy, Inc. (incorporated by reference to Exhibit 10.1 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on July 1, 2013, SEC File No. 333-189148).

10.5	Trademark Licensing Agreement by and between NRG Yield, Inc. and NRG Energy, Inc. (incorporated herein by reference to Exhibit 10.5 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

10.6	Amended and Restated Credit Agreement, dated April 25, 2014, by and among NRG Yield Operating LLC, NRG Yield LLC, Royal Bank of Canada, as Administrative Agent, the lenders party thereto, Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers and RBC Capital Markets as Sole Left Lead Arranger and Sole Left Lead Book Runner (incorporated herein by reference to Exhibit 10.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on April 28, 2014, SEC File No. 001-36002).

10.7	Credit Agreement, dated as of October 8, 2010, by and among NRG Marsh Landing LLC (formerly Mirant Marsh Landing, LLC), the Royal Bank of Scotland PLC, as administrative agent and Deutsche Bank Trust Company Americas, as Collateral Agent and Depository Bank (incorporated by reference from Exhibit 10.1.48 to GenOn Energy, Inc.'s Annual Report on Form 10-K filed on March 1, 2011, SEC File No. 001-16455).

10.8	Loan Guarantee Agreement, dated as of September 30, 2011, by and among High Plains Ranch II, LLC, as borrower, the U.S. Department of Energy, as guarantor, and the U.S. Department of Energy, as loan servicer (incorporated by reference to Exhibit 10.8 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.9	Operation and Maintenance Agreement, dated as of January 31, 2011, by and among Avenal Solar Holdings LLC and NRG Energy Services LLC (incorporated by reference to Exhibit 10.16 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.10	Asset Management Agreement, dated as of August 30, 2012, by and among NRG Solar Avra Valley LLC and NRG Solar Asset Management LLC (incorporated by reference to Exhibit 10.12 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.11	Operation and Maintenance Agreement, dated as of August 1, 2012, by and among NRG Energy Services LLC and NRG Solar Borrego I LLC (incorporated by reference to Exhibit 10.13 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.12	Asset Management Agreement, dated as of March 15, 2012, by and among NRG Solar Alpine LLC and NRG Solar Asset Management LLC (incorporated by reference to Exhibit 10.14 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.13	Operation and Maintenance Agreement, dated as of September 30, 2011, by and among NRG Energy Services LLC and High Plains Ranch II, LLC (incorporated by reference to Exhibit 10.15 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

Exhibit Number		Exhibit Description
10.14		Project Administration Agreement, dated as of August 16, 2010, by and among South Trent Wind LLC and NRG Texas Power LLC (incorporated by reference to Exhibit 10.16 to NRG Yield, Inc.'s draft registration statement on Form S-1 submitted with the SEC on February 13, 2013, SEC File No. 377-00111).

10.15		Operation and Maintenance Agreement, dated as of April 24, 2009, by and among GenConn Devon LLC and Devon Power LLC (incorporated by reference to Exhibit 10.15 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on June 7, 2013, SEC File No. 333-189148).

10.16		Operation and Maintenance Agreement, dated as of April 24, 2009, by and among GenConn Middletown LLC and Middletown Power LLC (incorporated by reference to Exhibit 10.16 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on June 7, 2013, SEC File No. 333-189148).

10.17		Administrative Services Agreement, dated as of April 2, 2009, by and among GenOn Energy Services, LLC (formerly Mirant Services, LLC) and NRG Marsh Landing, LLC (formerly Mirant Marsh Landing, LLC) (incorporated by reference to Exhibit 10.17 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on June 7, 2013, SEC File No. 333-189148).

10.18		Second Amended and Restated Limited Liability Company Agreement of NRG Yield LLC (incorporated herein by reference to Exhibit 4.1 to the NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

10.19	†	Form of NRG Yield, Inc. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

10.19	†	Form of Indemnification Agreement (between NRG Yield, Inc. and its directors and executive officers) (incorporated by reference to Exhibit 10.20 to NRG Yield, Inc.'s Form S-1/A filed with the SEC on June 21, 2013, SEC File No. 333-189148).

21.1		List of subsidiaries of NRG Yield, Inc.

23.1		Consent of KPMG LLP, independent public registered accounting firm with respect to the audited financials of NRG Yield, Inc.

23.2		Consent of PricewaterhouseCoopers LLP, independent auditors with respect to the audited financials of GCE Holding LLC.

23.3		Consent of KPMG LLP, independent public registered accounting firm with respect to the audited financials of the Alta Wind Portfolio of Terra-Gen Power, LLC.

23.4		Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

†
Indicates exhibits that constitute compensatory plans or arrangements.

*
The registrant agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.

**
To be filed by amendment.